                                                           PROSPECTUS SUPPLEMENT
                                                          FILED FEBRUARY 9, 1998
                                                      PURSUANT TO RULE 424(b)(2)
                                                             (FILE NO. 333-1290)

                                 CELLCALL, INC.
                          1720 Fortune Court, Suite 106
                            Lexington, Kentucky 40509
                                                                February 9, 1998

Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders (the "Meeting") of CellCall, Inc. ("CellCall") to be held at the offices of Hill & Barlow, a Professional Corporation, 20th Floor, One International Place, Boston, Massachusetts 02110 at 10:00 a.m., local time, on March 17, 1998.

         At the Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement of Merger and Plan of Reorganization dated April 22, 1997 (the "Merger Agreement") among CellCall, Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Finance Company, a Delaware corporation and wholly-owned subsidiary of Nextel ("NFC"), and Bluegrass Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NFC ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will merge with and into CellCall (the "Merger") and (b) outstanding shares of capital stock of CellCall (the "CellCall Stock") and rights to acquire shares of CellCall Stock will be converted into rights to receive shares of Class A Common Stock of Nextel.

         Details of the foregoing matter are set forth in the accompanying Prospectus Supplement which you are urged to review carefully. A copy of the Merger Agreement is attached to the Prospectus Supplement as Appendix A.

         Your Board of Directors has carefully considered and approved the Merger proposal by unanimous vote and has determined that the Merger is fair to, and in the best interests of, CellCall and its stockholders. Accordingly, the Board of Directors unanimously recommends that stockholders vote FOR approval of the Merger Agreement.

         It is important that you vote your shares whether or not you plan to attend the Meeting. To be sure your vote is counted, we urge you to carefully review the Prospectus Supplement and to vote your shares as you choose. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. You may revoke and change your proxy vote at any time prior to the Meeting, and any such signed, dated and submitted proxy will supersede any earlier proxy submitted by you. If you attend the Meeting and wish to vote in person, the ballot that you submit at the Meeting will supersede your proxy.

         Thank you for your cooperation.
                          Very truly yours,


                          J. P. Harris
                          Chairman, President and Chief Executive Officer

                                 CELLCALL, INC.
                          1720 Fortune Court, Suite 106
                            Lexington, Kentucky 40509
                                -----------------

                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS
                                -----------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of CellCall, Inc., a Delaware corporation ("CellCall"), will be held on March 17, 1998 at 10:00 a.m., local time, at the offices of Hill & Barlow, a Professional Corporation, 20th Floor, One International Place, Boston, Massachusetts 02110 for the following purpose:

                  To consider and vote upon a proposal to approve an Agreement of Merger and Plan of Reorganization dated April 22, 1997 (the "Merger Agreement") among CellCall, Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Finance Company, a Delaware corporation and wholly-owned subsidiary of Nextel ("NFC"), and Bluegrass Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NFC ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will merge with and into CellCall (the "Merger") and (b) outstanding shares of CellCall capital stock (the "CellCall Stock") and rights to acquire shares of CellCall Stock will be converted into rights to receive shares of Class A Common Stock of Nextel.

         The Board of Directors of CellCall (the "CellCall Board") has approved the Merger proposal by unanimous vote and has determined that the Merger is fair to, and in the best interests of, CellCall and its stockholders. Accordingly, the CellCall Board unanimously recommends that you vote FOR approval of the Merger Agreement.

         The CellCall Board has fixed the close of business on February 3, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Accordingly, only stockholders of record of CellCall Stock at the close of business on that date will be entitled to notice of, and to the extent any class of CellCall Stock is entitled to vote, to vote at, the meeting or any adjournment or postponement thereof.

         Details of the proposed Merger and other important information concerning CellCall and Nextel are more fully described in the accompanying Prospectus Supplement. Whether or not you plan to attend the Meeting, you are urged to review the Prospectus Supplement carefully and then to complete, sign and date the enclosed proxy. To avoid unnecessary expense, please mail your proxy promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

         Stockholders of CellCall have the right to dissent from the Merger and demand payment of the fair value of their shares of CellCall Stock if the Merger is consummated. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of the applicable provisions of Delaware law, which are attached as Appendix B to the accompanying Prospectus Supplement. Nextel is not obligated to consummate the Merger if, among other things, any holder of CellCall Stock is entitled to exercise dissenter's rights under Delaware law.

                                    By order of the Board of Directors,


                                    Luticia C. Shupe
                                    Secretary
Lexington, Kentucky
February 9, 1998

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLCALL. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                                           PROSPECTUS SUPPLEMENT
                                                          FILED FEBRUARY 9, 1998
                                                      PURSUANT TO RULE 424(b)(2)
                                                             (FILE NO. 333-1290)

                              PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED JANUARY 12, 1998) OF
                           NEXTEL COMMUNICATIONS, INC.

                               PROXY STATEMENT OF
                                 CELLCALL, INC.
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 17, 1998


         This Prospectus Supplement is being furnished to holders of common stock, par value $.01 per share (the "CellCall Common Stock"), Series A Preferred Stock, par value $.10 per share (the "Series A Preferred Stock"), Series B Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"), and Series C Preferred Stock, par value $.10 per share (the "Series C Preferred Stock") (collectively the "CellCall Stock"), of CellCall, Inc., a Delaware corporation ("CellCall"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of CellCall (the "CellCall Board") for use at a Special Meeting of Stockholders (the "Meeting") of CellCall to be held on March 17, 1998, at the offices of Hill and Barlow, a Professional Corporation ("Hill & Barlow"), 20th Floor, One International Place, Boston, Massachusetts 02110, commencing at 10:00 a.m., local time, and at any postponements or adjournments thereof, for the purpose set forth herein and in the accompanying Notice of Special Meeting of Stockholders of CellCall. This Prospectus Supplement together with the Prospectus dated January 12, 1998 delivered herewith (the "Prospectus") constitutes the prospectus of Nextel Communications, Inc., a Delaware corporation ("Nextel"), with respect to shares of Class A Common Stock, $.001 par value per share, of Nextel ("Nextel Common Stock") to be issued in connection with the Merger (as defined below), in exchange for all of the outstanding shares and rights to acquire shares of CellCall Stock.

         Pursuant to the terms of the Agreement of Merger and Plan of Reorganization, dated as of April 22, 1997 (the "Merger Agreement"), among CellCall, Nextel, Nextel Finance Company, a Delaware corporation and a wholly-owned subsidiary of Nextel ("NFC"), and Bluegrass Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NFC ("Merger Sub"), among other things, (a) Merger Sub will merge with and into CellCall, with CellCall being the surviving corporation (the "Merger") and (b) outstanding shares and rights to acquire shares of CellCall Stock will be converted into up to an aggregate of 1,750,000 shares of Nextel Common Stock, subject to adjustment as provided in the Merger Agreement. Assuming the market value of the Nextel Common Stock issuable in the Merger exceeds the amounts payable as preferences to holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (collectively, the "Preferred Stock"), the shares of Nextel Common Stock issuable in the Merger will be allocated first to payment of such preferences and the remainder will be ratably distributed to holders of the Series A Preferred Stock, Series B Preferred Stock and CellCall Common Stock and rights to acquire CellCall Common Stock. If the market value of the Nextel Common Stock issuable in the Merger is less than the amount of the preferences of the Preferred Stock, the amounts payable in respect of each class of CellCall Stock will be reduced as provided in the

              _________________                         (continued on next page)

         SEE "RISK FACTORS,"ON PAGE 18 OF THIS PROSPECTUS SUPPLEMENT, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY CELLCALL STOCKHOLDERS IN EVALUATING THE MERGER.
                               -----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 9, 1998.

Merger Agreement. If the Merger had been consummated on December 31, 1997, the aggregate market value of the Nextel Common Stock that would have been issuable in the Merger would have exceeded the preferences of the Preferred Stock. For an illustration of the number of shares of Nextel Common Stock issuable pursuant to the Merger Agreement based upon various assumptions, see "Summary -
C. The Merger - Terms of the Merger - Conversion of CellCall Stock in the Merger." Because the actual market value of the Nextel Common Stock and number of such shares to be issued in the Merger will be determined at the time of the closing of the Merger, holders of CellCall Stock will not know at the time of the Meeting the exact number of shares of Nextel Common Stock they will receive in the Merger. The number of shares of Nextel Common Stock issuable in the Merger will also be reduced by the amount of any fractional shares, which will be paid in cash, unless Nextel, in its sole discretion, determines to round up such fractional share interests to the nearest whole share.

         Outstanding and unexercised options and warrants to purchase shares of CellCall Stock will be assumed by Nextel upon consummation of the Merger such that the holder will have the right to purchase the number of shares of Nextel Common Stock into which the shares of CellCall Common Stock subject to such options and warrants would have been converted in the Merger and the exercise price shall be ratably adjusted.

         Based upon the number of shares of Nextel Common Stock outstanding on December 31, 1997, and assuming the consummation of the Merger on such date and the issuance of 1,750,000 shares of Nextel Common Stock in the Merger, such shares would have represented less than 1% of the Nextel Common Stock that would have been outstanding on such date.

         Nextel Common Stock is currently approved for quotation on the Nasdaq Stock Market National Market (the "Nasdaq NM") under the symbol "NXTL." On February 6, 1998, the reported closing sale price of a share of Nextel Common Stock on the Nasdaq NM was $27.00.

         The Prospectus, this Prospectus Supplement and the related Notice of Special Meeting and form of proxy are first being mailed on or about February 11, 1998, to CellCall stockholders of record at the close of business on February 3, 1998 (the "Record Date"). There were 925.1 shares of CellCall Common Stock, 1,668.92 shares of Series A Preferred Stock, 20,677.79 shares of Series B Preferred Stock and 52,500 shares of Series C Preferred Stock outstanding at the close of business on the Record Date. Only CellCall stockholders of record on the Record Date will be entitled to notice of, and to the extent any class of CellCall Stock is entitled to vote, to vote at, the Meeting.

         Under the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation, as amended, of CellCall (the "CellCall Charter"), the Merger Agreement must be approved by both: (i) holders of a majority of the issued and outstanding shares of CellCall Common Stock, Series A Preferred Stock and Series B Preferred Stock (with such preferred stock being entitled to the number of votes represented by the number of shares of CellCall Common Stock into which it is convertible (an "as converted basis")), voting as a class, and
(ii) holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, voting as a class.

                               TABLE OF CONTENTS

                                                                                                  Page
SUMMARY  ............................................................................................6

A.  THE PARTIES TO THE MERGER........................................................................6
         Nextel   ...................................................................................6
         CellCall ...................................................................................7

B.  THE MEETING......................................................................................7

C.  THE MERGER.......................................................................................8
         Recommendation of the CellCall Board........................................................8
         Interests of Certain CellCall Persons in Matters to be Acted Upon...........................8
         Terms of the Merger.........................................................................8
         Stock Purchase Option Agreement............................................................13
         Loan and Option Agreement..................................................................13
         Accounting Treatment.......................................................................14
         Federal Income Tax Consequences............................................................14
         Dissenters' Right of Appraisal.............................................................14

D.  SUMMARY FINANCIAL DATA..........................................................................14

E.  COMPARATIVE PER SHARE DATA......................................................................15

RISK FACTORS RELATED TO MERGER......................................................................18
                  Risk to Common Stockholders.......................................................18
                  Potential Control of CellCall by Nextel if Merger Not Approved....................18
                  Repayment of Loan to Nextel if Merger Not Approved................................18

THE MEETING.........................................................................................18

THE MERGER..........................................................................................19
         Background of Merger.......................................................................19
         Reasons of CellCall Board for Approving the Merger; Recommendation of the CellCall Board...21
         Reasons of Nextel for Engaging in the Merger...............................................22
         Terms of the Merger........................................................................22
         Effective Time.............................................................................22
         General Effects of the Merger..............................................................22
         General....................................................................................22
         Conversion of CellCall Stock in the Merger.................................................22
         Adjustments to Merger Consideration........................................................24
         Fractional Shares..........................................................................26
         Assumption of Stock Options................................................................26
         Warrants...................................................................................26
         Exchange of Certificates...................................................................26
         Payment of Dividends  .....................................................................26
         Limitations on Transferability of Nextel Common Stock......................................27
         Hart-Scott-Rodino..........................................................................27
         Federal Communications Commission..........................................................27
         Representations and Warranties of CellCall.................................................27
         Representations and Warranties of Nextel...................................................27
         Conditions; Waiver.........................................................................27
         No Solicitation............................................................................28
         Indemnification Agreements.................................................................28
         Participation in FCC Auction...............................................................29
         Termination................................................................................29
         Agreements with Third Parties..............................................................29
         Stock Purchase Option Agreement............................................................30
         Loan and Option Agreement..................................................................30
         Accounting Treatment.......................................................................31

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                                                                                                  Page


         Federal Income Tax Consequences............................................................31
         Dissenters' Right of Appraisal.............................................................32

INTERESTS OF CERTAIN PERSONS IN CELLCALL............................................................34
         Interest in Matters to be Acted Upon.......................................................34
         Security Ownership of Certain Beneficial Owners and Management.............................34

COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
         NEXTEL COMMON STOCK AND CELLCALL STOCK.....................................................37
         Introduction...............................................................................37
         Authorized Capital Stock...................................................................38
         Board or Stockholder Approved Preferred Stock..............................................38
         Terms of Nextel Preferred Stock............................................................38
         Class A Preferred Stock....................................................................39
         Class B Preferred Stock....................................................................39
         Class C Preferred Stock....................................................................39
         Nextel Series D Preferred Stock............................................................40
         Terms of CellCall Preferred Stock..........................................................40
         Series A and Series B Convertible Preferred Stock..........................................40
         Series C Convertible Preferred Stock.......................................................40
         Series D Convertible Preferred Stock.......................................................41
         Voting Rights..............................................................................41
         Number of Directors........................................................................42
         Election of Board of Directors.............................................................42
         Vote on Merger, Consolidation or Sale of Substantially All Assets..........................43
         Special Meetings of Stockholders...........................................................44
         Stockholder Action By Written Consent......................................................44
         Amendment of Certificate of Incorporation..................................................44
         Amendment of By-Laws.......................................................................45
         Certain Limitations Related to the McCaw Transaction.......................................45
         Liability and Indemnification of Officers and Directors....................................45
         Dissenters' Rights.........................................................................45
         Payment of Dividends.......................................................................46
         Distributions Upon Liquidation.............................................................46
         Compromise and Reorganization..............................................................47

ADDITIONAL INFORMATION CONCERNING CELLCALL..........................................................47
         History and Development of Business........................................................47
         Competition................................................................................48
         Organization...............................................................................48
         Employees..................................................................................48
         Market and Stockholder Information.........................................................48
         Dividends..................................................................................48

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS OF CELLCALL............................................48
         Historical Overview........................................................................48
         Results of Operations......................................................................48
         Nine Months Ended September 30, 1997 vs. Nine Months Ended September 30, 1996..............48
         Year Ended December 31, 1996 vs. Year Ended December 31, 1995..............................49
         Year Ended December 31, 1995 vs. Year Ended December 31, 1994..............................50
         Liquidity and Capital Resources............................................................50

OTHER MATTERS.......................................................................................51

CERTAIN LEGAL MATTERS...............................................................................51


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

EXPERTS  ............................................................................................51

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CELLCALL, INC. .......................................F-1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION......................................................A-1

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.................................................B-1


                                    SUMMARY

         The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, included or incorporated by reference into this Prospectus Supplement. CellCall stockholders are urged to read this Prospectus Supplement, including the Merger Agreement, which is attached hereto as Appendix A, and the Prospectus, in their entirety.

         On July 28, 1995, NEXTEL Communications, Inc., a corporation organized under the laws of the State of Delaware in 1987 ("Old Nextel"), was merged with ESMR, Inc. ("ESMR"), until then a wholly-owned subsidiary of Motorola, Inc. ("Motorola"). ESMR was the surviving corporation in the merger (the "Motorola Transaction") and succeeded to Old Nextel's assets and liabilities. ESMR changed its name to Nextel Communications, Inc., effective upon consummation of the Motorola Transaction. References herein to Nextel for periods prior to July 28, 1995 refer to Old Nextel as the predecessor to the business and operations of Nextel. Unless the context requires otherwise, references to Nextel are intended to include Nextel Communications, Inc. and its consolidated subsidiaries.

         Information contained herein gives effect to the acquisition of approximately 1,220,000 shares of Nextel Common Stock by Digital Radio L.L.C. (the "McCaw Investor") on April 5, 1995, an additional acquisition of 8,163,265 shares of Nextel's Class A Convertible Redeemable Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), and 82 shares of Nextel's Class B Convertible Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), by the McCaw Investor and the consummation of related transactions on July 28, 1995 (the "McCaw Transaction"), the merger of OneComm Corporation ("OneComm") with and into Nextel on July 28, 1995 (the "OneComm Transaction"), the consummation of the Motorola Transaction on July 28, 1995, the merger of a subsidiary of Nextel with American Mobile Systems Incorporated ("AMS") on July 31, 1995 (the "AMS Transaction") and the merger of Dial Page, Inc. ("Dial Page") with and into Nextel on January 30, 1996 (the "Dial Page Transaction").


                          A. THE PARTIES TO THE MERGER

NEXTEL

         Nextel's business consists principally of providing a wide array of digital and analog wireless communications services to its customers in the United States, in each case utilizing frequencies licensed to its subsidiaries by the Federal Communications Commission ("FCC"). Nextel provides a differentiated package of integrated digital wireless communications services under the Nextel brand name to customers of the various networks constructed and operated by Nextel's subsidiaries in and around major metropolitan population centers throughout the country. Collectively, Nextel's operations constitute one of the largest integrated wireless communications networks utilizing a single digital transmission technology currently offering commercial service in the United States. Through its digital and analog wireless communications networks, Nextel is the leading provider of specialized mobile radio ("SMR") wireless communications services in nearly all 48 states in the continental United States and in Hawaii. Nextel has significant SMR spectrum holdings in and around every major business and population center in the country, including all of the top 50 metropolitan market areas in the United States.

         Nextel's operating revenues primarily arise from its digital and analog wireless communications businesses in the United States, particularly the mobile telephone service and two-way radio service and, to a lesser extent, from sales and maintenance of related equipment. Nextel's business plans and efforts are to a large extent directed toward replacing the remaining traditional analog SMR systems that it currently operates with advanced mobile communications systems employing digital technology with a multi-site configuration permitting frequency reuse ("Digital Mobile networks"). A customer using Nextel's Digital Mobile network is able to access mobile telephone services, two-way dispatch (marketed as Nextel's Direct Connect(sm) service), paging and alphanumeric short-messaging service, and in the future is expected to be able to access data transmission. Nextel is implementing its Digital Mobile networks utilizing digital technology developed by Motorola (such technology is referred to as the "integrated Digital Enhanced Network" or "iDEN"). As of September 30, 1997, Nextel's Digital Mobile networks were operating in major metropolitan market areas throughout the United States in which approximately 60% of the total United States population lives or works.

         Prior to the second quarter of 1996, Nextel implemented its Digital Mobile networks in its market areas using Motorola's first generation iDEN technology. During that time frame, Nextel encountered certain technology and system performance issues relating primarily to the voice transmission quality of the mobile telephone service. In response to these issues, Nextel and Motorola took action on several fronts to address system performance issues in general, and voice transmission quality concerns in particular. Additionally, Nextel, together with Motorola, in 1995 began pursuing a program directed toward the development and deployment of modifications to the first generation iDEN technology platform, which modifications were targeted specifically at improving the voice transmission quality of the mobile telephone service. Nextel commenced the full-scale commercial launch of its first Digital Mobile networks incorporating the modified iDEN technology (referred to herein as "Reconfigured iDEN") in the Chicago metropolitan market late in the third quarter of 1996 and has since deployed the Reconfigured iDEN technology throughout its Digital Mobile networks. As of September 30, 1997, the Company's Digital Mobile network was operational in markets in which approximately 60% of the United States population lives or works.

         Since December 31, 1994, the number of subscriber units in service on Nextel's Digital Mobile network has increased significantly, reflecting the commencement of Digital Mobile network service in certain markets, increased sales in markets in which Digital Mobile network services are provided and, to a limited extent, acquisitions. As a result, the number of subscriber units in service on Nextel's Digital Mobile network increased from 13,500 at December 31, 1994, to 85,000 at December 31, 1995, to 300,300 at December 31, 1996 and to
1,270,700 at December 31, 1997. Nextel's business and marketing strategy for its Digital Mobile networks continues to be based on, and reflect, a principal focus on multi-service business users in its markets with Digital Mobile networks.

         During 1996 and 1997, Nextel significantly expanded its business activities to include operations and investments involving wireless communications service providers outside of the United States that are conducted under or are coordinated by or through Nextel International, Inc. (formerly known as McCaw International, Ltd., "Nextel International"), an indirect, wholly-owned subsidiary of Nextel. With the exception of the equity interests held by Nextel and by Nextel International in Clearnet Communications, Inc. ("Clearnet"), a major provider of analog and digital SMR wireless communications services throughout Canada, and the holder of one of the two nationwide 30 MHz personal communications services ("PCS") licenses awarded in Canada, Nextel International's subsidiaries or other entities in which Nextel International holds equity or equivalent interests own and operate wireless communications systems in Latin America and Asia. Nextel International's operating companies currently provide a variety of analog or digital wireless communications services in certain metropolitan areas in Argentina, Brazil, Mexico, the Philippines and Shanghai, China.

         Nextel's principal executive and administrative facility is located at 1505 Farm Credit Drive, McLean, Virginia 22102, and its telephone number is
(703) 394-3000.

CELLCALL

         CellCall was incorporated on February 18, 1988 in Kentucky and was reincorporated in Delaware in 1994.

         CellCall provides mobile telephone, fleet dispatch and paging services using SMR frequencies licensed to CellCall by the FCC. Currently, CellCall operates a regional analog mobile communications network through approximately 1,100 SMR channels it owns in Kentucky, Ohio, Indiana, Pennsylvania, Tennessee and Alabama. CellCall derives its operating revenues primarily from its two-way radio dispatch and mobile telephone service and, to a lesser extent, from sales, leasing and servicing of related equipment.

         Through the date of this Prospectus Supplement, CellCall has completed multiple acquisitions in each of the following metropolitan areas and surrounding communities: (i) Cincinnati, Columbus and Dayton, Ohio; (ii) Indianapolis, Indiana; and (iii) Louisville and Lexington, Kentucky. By acquiring multiple stations and networks in each of these markets, CellCall has increased the capacity of its system within the constraints of current SMR technology, primarily by combining several smaller systems. The consolidation of a number of systems in each market has allowed CellCall to expand its service offerings to its customers and realize economies of scale on certain expenses. CellCall also has acquired SMR channels in Pittsburgh, Pennsylvania; Birmingham and Huntsville, Alabama; Knoxville, Chattanooga and Johnson City, Tennessee; and various smaller cities and towns in Indiana and Ohio.

         CellCall's corporate offices are located at 1720 Fortune Court, Suite 106, Lexington, Kentucky 40509. Its telephone number is (606) 299-1444.

                                 B. THE MEETING

         The Meeting will be held on March 17, 1998 at 10:00 a.m., local time, at the offices of Hill & Barlow, 20th Floor, One International Place, Boston, Massachusetts 02110. The purpose of the Meeting is to consider and vote upon a proposal to approve the Merger Agreement. The CellCall Board has fixed the close of business on February 3, 1998, as the Record Date for the determination of stockholders entitled to notice of, and to the extent any class of CellCall Stock is entitled to vote, to vote at, the Meeting. The presence at the Meeting, in person or by proxy, of the holders of (i) a majority of the issued and outstanding shares of CellCall Common Stock, Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, voting as a class, and (ii) a majority of the Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, will constitute a quorum for the transaction of business. Under the DGCL and the CellCall Charter, the Merger Agreement must be approved by both (i) holders of a majority of the issued and outstanding shares of CellCall Common Stock, Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, and (ii) holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, voting as a class. As of the Record Date, the directors and executive officers of CellCall and their affiliates beneficially owned approximately 48.6% of the outstanding shares of CellCall Common Stock and in excess of 97% of the outstanding shares of each of the Series A Preferred Stock and the Series B Preferred Stock.

         Approval of the Merger Agreement by the stockholders of Nextel is not required by Nextel's Restated Certificate of Incorporation, as amended (the "Nextel Charter"), Delaware law or the Merger Agreement. NFC, the sole stockholder of Merger Sub, has approved the Merger Agreement on behalf of Merger Sub.

                                 C. THE MERGER

RECOMMENDATION OF THE CELLCALL BOARD

         The CellCall Board has approved the Merger Agreement by unanimous vote and has determined that the Merger is fair to, and in the best interests of, CellCall and its stockholders. For a description of the factors considered by the CellCall Board in approving the Merger Agreement, see "The Merger--Reasons of CellCall Board for Approving the Merger; Recommendation of the CellCall Board." Based upon the factors considered, the CellCall Board unanimously recommends that CellCall stockholders vote for approval of the Merger Agreement.

INTERESTS OF CERTAIN CELLCALL PERSONS IN MATTERS TO BE ACTED UPON

         Certain executive officers and directors of CellCall have interests in the Merger that differ from those of CellCall stockholders generally as a result of the preferential returns on Preferred Stock. As a result, such executive officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in CellCall--Interests in Matters to be Acted Upon."

TERMS OF THE MERGER

         The following is a summary of certain of the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A.

         Effective Time. The Merger shall become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of CellCall in accordance with the applicable provisions of the DGCL and (ii) a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time of the Merger" or the "Closing").

         General Effects of the Merger. At the Effective Time of the Merger, Merger Sub will merge with and into CellCall, which will be the surviving corporation (the "Surviving Corporation") and a wholly-owned indirect subsidiary of Nextel. After the Effective Time of the Merger, the Certificate of Incorporation and By-laws of Merger Sub as in effect immediately prior thereto shall constitute the Certificate of Incorporation and By-laws of the Surviving Corporation.

         General. At the Effective Time of the Merger, shares (and rights to acquire shares) of CellCall Stock outstanding immediately prior to the Effective Time of the Merger will be canceled and extinguished and be converted automatically into the right to receive shares of Nextel Common Stock, in accordance with the Merger Agreement. The Merger Agreement provides that the number of shares of Nextel Common Stock issuable in respect of CellCall Stock or rights to acquire CellCall Stock shall be 1,750,000 (the "Nextel Share Base"), subject to increase only as described under "The Merger - Terms of the Merger Conversion of CellCall Stock in the Merger - (c) Conversion of CellCall Common Stock in the event the Residual Amount is Zero" or in the event of changes to the capitalization of Nextel, and subject to decrease only as described below (as so adjusted at the Effective Time of the Merger, the "Acquisition Shares").

         The Nextel Share Base is subject to reduction to reflect (i) shortfalls in channels delivered pursuant to the Merger Agreement, (ii) negative cash flow of CellCall, (iii) negative working capital of CellCall, including a reduction to reflect a loan made by Nextel to CellCall as described under "The Merger - Loan and Option Agreement," (iv) transaction costs and severance costs that exceed certain limits, (v) changes in the terms of the authorized capital stock of Nextel, dividends paid or share distributions by Nextel and (vi) if at the Effective Time of the Merger, CellCall does not have cash in an amount equal to the aggregate exercise price due upon the exercise of derivative securities exercised prior to the Effective Time of the Merger or has issued any shares of CellCall Stock in respect of any such derivative securities in a cashless exercise, the amount of cash that would have been received in respect thereof. See "The Merger -- Terms of the Merger -- Adjustments to Merger Consideration."

         If at the Effective Time of the Merger the Market Value (as defined below) of the Acquisition Shares is sufficient to pay the liquidation preference of all then outstanding shares of Preferred Stock, then at the Effective Time of the Merger: (i) each share of Series A Preferred Stock shall be converted into the right to receive that number of Acquisition Shares having a Market Value of $1,000 (the "Series A Preference"); (ii) each share of Series B Preferred Stock shall be converted into the right to receive that number of Acquisition Shares having a Market Value of $1,150 (the "Series B Preference"); (iii) each share of Series C Preferred Stock shall be converted into the right to receive a fraction of an Acquisition Share the numerator of which is 35,000 plus the number of shares of Series C Preferred Stock (not to exceed 17,500) designated as Incentive Shares by the CellCall Board in accordance with the CellCall Charter ("Incentive Shares") determined as of the Closing (see "The Merger - Terms of the Merger Conversion of CellCall Stock in the Merger") and the denominator of which is 52,500 (the "Series C Preference," and collectively with the Series A Preference and the Series B Preference, the "Preferences"); and (iv) each share of Series A Preferred Stock, Series B Preferred Stock and CellCall Common Stock and rights to acquire shares of CellCall Common Stock shall also be converted into the right to receive the number of Acquisition Shares equal to a fraction the numerator of which is the number of Acquisition Shares remaining after payment of the Preferences and the denominator of which is the number of outstanding shares of Series A Preferred Stock (on an as converted basis), Series B Preferred Stock (on an as converted basis) and CellCall Common Stock and rights to acquire shares of CellCall Common Stock. The term "Market Price" means the closing price of one share of Nextel Common Stock as reported on the Nasdaq NM on the last trading day preceding the Effective Time of the Merger. The term "Market Value" means the aggregate Market Price of any given number of shares of Nextel Common Stock. While the CellCall Charter sets forth designations for the Series D Convertible Preferred Stock, par value $.10 per share (the "CellCall Series D Preferred Stock"), it is a condition to Nextel's obligation to consummate the Merger that none of such stock has been issued. Accordingly, it has been assumed throughout this Prospectus Supplement that no shares of CellCall Series D Preferred Stock will be issued.

         If at the Effective Time of the Merger the Market Value of the Acquisition Shares is not sufficient to pay the Preferences, then at the Effective Time of the Merger: (i) Acquisition Shares having a Market Value of $15,000,000 (or if less than $15,000,000, all of the Acquisition Shares) shall be allocated among the outstanding shares of Series A Preferred Stock and Series B Preferred Stock on a pro rata basis in accordance with the respective liquidation preference thereof; (ii) the remaining Acquisition Shares, if any, shall be distributed to the holder of the Series C Preferred Stock such that each share of Series C Preferred Stock shall be converted into a fraction of an Acquisition Share, the numerator of which is 35,000 plus the number of shares of Series C Shares (not to exceed 17,500) designated as Incentive Shares (see "The Merger - Terms of the Merger - Conversion of CellCall Stock in the Merger") and the denominator of which is 52,500; (iii) the remaining Acquisition Shares, if any, shall be allocated among the outstanding shares of Series A Preferred Stock and Series B Preferred Stock on a pro rata basis in accordance with the respective liquidation preference thereof; and (iv) each share of CellCall Common Stock shall be converted into the right to receive .01 of a share of Nextel Common Stock, rounded up to the nearest whole share. See "The Merger --Terms of the Merger -- Conversion of CellCall Stock in the Merger."

                  Conversion of CellCall Stock in the Merger. The following tables illustrate the number of Acquisition Shares issuable in the Merger, the Market Value of such shares and the number of shares of Nextel Common Stock issuable for each share of CellCall Stock based on various assumptions, including the indicated Market Price. The number of Acquisition Shares issuable in respect of each class of CellCall capital stock will vary based on the number of outstanding shares or rights to acquire shares of CellCall Stock at the Effective Time of the Merger, the Market Price and any adjustments to the Nextel Share Base. The actual number of shares of Nextel Common Stock that will be issued in the Merger will be determined at the Effective Time of the Merger. See "The Merger - Terms of the Merger - Conversion of CellCall Stock in the Merger."

         The following table indicates, (i) assuming that the only reductions to the Nextel Share Base (the "Share Base Reduction") based upon an assigned value of $16.00 per share of Nextel Common Stock are (A) a reduction of $2,100,000 or 131,250.00 shares due to shortfalls in the channels delivered (which assumes that CellCall cannot deliver any of the channels subject to finder's preference claims) and (B) a reduction of $3,160,919 or 197,557.44 shares due to CellCall's long term liabilities and negative working capital at September 30, 1997, resulting in an aggregate Share Base Reduction of $5,260,919 or 328,807.44 shares, and (ii) assuming that there are 1,668.92 shares of Series A Preferred Stock outstanding, 20,677.79 shares of Series B Preferred Stock outstanding, 2,639.33 shares of CellCall Common Stock outstanding or issuable pursuant to options or warrants and 43,653 shares of Series C Preferred Stock outstanding and convertible in the Merger (based upon the assumed designation of 8,653 shares of Series C Preferred as Incentive Shares reflecting the channel reduction assumed in (i)(A) above), and (iii) based on the assumed Market Prices indicated, the number of shares of Nextel Common Stock which would be issuable for each share of CellCall Stock:




                          ASSUMED NEXTEL MARKET PRICE

                                        $30.00           $27.50            $25.00            $22.50
                                   --------------   --------------    --------------    --------------
Nextel Share Base                    1,750,000.00     1,750,000.00      1,750,000.00      1,750,000.00
Less Share Base Reduction          (   328,807.44)  (   328,807.44)   (   328,807.44    (   328,807.44)

                                                                      --------------    --------------
Number of Acquisition
  Shares                             1,421,192.56     1,421,192.56      1,421,192.56      1,421,192.56

Cash Value of
  Acquisition Shares               $   42,635,777   $   39,082,795    $   35,529,814    $   31,976,833
Residual Amount per                         21.18            18.10             14.39              9.87
   share(1)
NUMBER OF SHARES OF NEXTEL
COMMON STOCK FOR EACH SHARE OF:
Series A Preferred Stock:
  Preference                                33.33            36.36             40.00             44.44
  Residual Amount                           21.18            18.10             14.39              9.87
                                   --------------   --------------    --------------    --------------
     Total                                  54.51            54.46             54.39             54.31
                                   ==============   ==============    ==============    ==============
Series B Preferred Stock:
  Preference                                38.33            41.82             46.00             51.11
  Residual Amount                           21.18            18.10             14.39              9.87
                                   --------------   --------------    --------------    --------------
     Total                                  59.51            59.92             60.39             60.98
                                   ==============   ==============    ==============    ==============
Series C Preferred Stock                     1.00             1.00              1.00              1.00
CellCall Common Stock(2)                    21.18            18.10             14.39              9.87



                                        $20.00            $17.50               $15.00
                                    --------------    --------------       --------------
Nextel Share Base                     1,750,000.00      1,750,000.00         1,750,000.00
Less Share Base Reduction           (   328,807.44)   (   328,807.44)      (   328,807.44)

                                    --------------    --------------       --------------
Number of Acquisition
  Shares                              1,421,192.56      1,421,192.56         1,421,192.56

Cash Value of
  Acquisition Shares                $   28,423,851    $   24,870,870       $   21,317,888
Residual Amount per                           4.21              0.00                 0.00
   share(1)
NUMBER OF SHARES OF NEXTEL
COMMON STOCK FOR EACH SHARE OF:
Series A Preferred Stock:
  Preference                                 50.00             54.13                54.13
  Residual Amount                             4.21              0.00                 0.00
                                    --------------    --------------       --------------
     Total                                   54.21             54.13                54.13
                                    ==============    ==============       ==============
Series B Preferred Stock:
  Preference                                 57.50             62.25                62.25
  Residual Amount                             4.21              0.00                 0.00
                                    --------------    --------------       --------------
     Total                                   61.71             62.25                62.25
                                    ==============    ==============       ==============
Series C Preferred Stock                      1.00              1.00                 1.00
CellCall Common Stock(2)                      4.21               .01(3)               .01(3)



(1) Number of shares of Nextel Common Stock remaining after payment of Preferences divided by the number of CellCall common equivalents (shares of CellCall Common Stock outstanding or issuable pursuant to options and warrants and assuming conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into CellCall Common Stock).

(2)      Includes rights to acquire CellCall Common Stock.

(3) In the event the Residual Amount is zero, holders of CellCall Common Stock or rights to acquire such shares will receive .01 of a share of Nextel Common Stock in respect of such shares.

         The following table indicates, (i) giving effect to the assumptions set forth with respect to the preceding table and (ii) assuming an additional reduction in the Nextel Share Base of $3,000,000 or 187,500 shares (which has been assumed for illustrative purposes only to reflect adverse events of which CellCall's management is currently unaware that would further reduce the Nextel Share Base), resulting in an aggregate Share Base Reduction of $8,260,919 or 516,307.44 shares (at an assigned value of $16.00 per share), and (iii) based on the assumed Market Prices indicated, the number of shares of Nextel Common Stock which would be issuable for each share of CellCall Stock:

                          ASSUMED NEXTEL MARKET PRICE

                                      $30.00           $27.50           $25.00           $22.50           $20.00
                                 --------------   --------------   --------------   --------------   --------------
Nextel Share Base                  1,750,000.00     1,750,000.00     1,750,000.00     1,750,000.00     1,750,000.00
Less Share Base Reduction           (516,307.44)     (516,307.44)     (516,307.44)     (516,307.44)     (516,307.44)
                                 --------------   --------------   --------------   --------------   --------------
Number of Acquisition
  Shares                           1,233,692.56     1,233,692.56     1,233,692.56     1,233,692.56     1,233,692.56

Cash Value of Acquisition
  Shares                         $   37,010,777   $   33,926,545   $   30,842,314   $   27,758,083   $   24,673,851
Residual Amount per                       13.68            10.60             6.89             2.36             0.00
share(1)

NUMBER OF SHARES OF NEXTEL
COMMON STOCK FOR EACH SHARE OF:
Series A Preferred Stock:
  Preference                              33.33            36.36            40.00            44.44            46.76
  Residual Amount                         13.68            10.60             6.89             2.36             0.00
                                 --------------   --------------   --------------   --------------   --------------
  Total                                   47.01            46.96            46.89            46.80            46.76
                                 ==============   ==============   --------------   ==============   ==============
Series B Preferred Stock:
  Preference                              38.33            41.82            46.00            51.11            53.78
  Residual Amount                         13.68            10.60             6.89             2.36             0.00
                                 --------------   --------------   --------------   --------------   --------------
  Total                                   52.01            52.42            52.89            53.47            53.78
                                 ==============   ==============   ==============   ==============   ==============

Series C Preferred Stock                   1.00             1.00             1.00             1.00             1.00
CellCall Common                           13.68            10.60             6.89             2.36              .01(3)
Stock(2)



                                      $17.50             $15.00
                                 --------------      --------------
Nextel Share Base                  1,750,000.00        1,750,000.00
Less Share Base Reduction           (516,307.44)        (516,307.44)
                                 --------------      --------------
Number of Acquisition
  Shares                           1,233,692.56        1,233,692.56

Cash Value of Acquisition
  Shares                         $   21,589,620      $   18,505,388
Residual Amount per                        0.00                0.00
share(1)

NUMBER OF SHARES OF NEXTEL
COMMON STOCK FOR EACH SHARE OF:
Series A Preferred Stock:
  Preference                              46.76               46.76
  Residual Amount                          0.00                0.00
                                 --------------      --------------
  Total                                   46.76               46.76
                                 ==============      ==============
Series B Preferred Stock:
  Preference                              53.78               53.78
  Residual Amount                          0.00                0.00
                                 --------------      --------------
  Total                                   53.78               53.78
                                 ==============      ==============

Series C Preferred Stock                   1.00                1.00
CellCall Common                             .01(3)              .01(3)
Stock(2)


(1) Number of shares of Nextel Common Stock remaining after payment of Preferences divided by the number of CellCall common equivalents (shares of CellCall Common Stock outstanding or issuable pursuant to options and warrants and assuming conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into CellCall Common Stock).

(2)      Includes rights to acquire CellCall  Common Stock.

(3) In the event the Residual Amount is zero, holders of CellCall Common Stock or rights to acquire such shares will receive .01 of a share of Nextel Common Stock in respect of such shares.


         The foregoing tables are presented based on the indicated assumptions concerning certain reductions to the number of Acquisition Shares and the Market Price. There can be no assurance as to the aggregate amount of reductions that will be made to the Acquisition Shares at the Closing nor as to the Market Price at such time.

         Fractional Shares. No fractional share of Nextel Common Stock or certificates or scrip therefor will be issued as a result of the conversion of issued and outstanding CellCall Stock into Nextel Common Stock, but in lieu of each fractional share interest there shall be made a payment in cash therefor, without interest, at a pro rata price based on the Market Price. Nextel may (in its sole and absolute discretion) deliver to persons otherwise entitled to receive fractional share interests a number of whole shares determined by rounding up to the nearest whole share.

         Assumption of Stock Options. Each option to purchase shares of CellCall Stock outstanding on April 22, 1997 (a "CellCall Stock Option") which remains outstanding immediately prior to the Effective Time of the Merger will be converted at the Effective Time of the Merger into an option that may be exercised only for the number of shares of Nextel Common Stock into which the shares of CellCall Stock issuable pursuant thereto would have been converted in the Merger. See "The Merger -- Terms of the Merger -- Assumption of Stock Options."

         Warrants. At the Effective Time of the Merger, outstanding warrants (the "Warrants") to purchase shares of CellCall Stock shall be assumed by Nextel. Each Warrant shall thereafter evidence a warrant to purchase the number of shares of Nextel Common Stock into which the number of shares of CellCall Stock issuable pursuant to such Warrant would have been converted in the Merger, at an exercise price equal to the amount per share (rounded up to the next whole cent) arrived at by dividing the aggregate exercise price under such Warrant by the number of shares of Nextel Common Stock purchasable thereunder.

         Exchange of Certificates. Prior to the Effective Time of the Merger, Nextel shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time of the Merger, Nextel shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of CellCall Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Nextel Common Stock and any cash payable in lieu of fractional share interests at a pro rata price based on the Market Price; provided, however, that Nextel may deliver to persons otherwise entitled to receive fractional share interests a number of whole shares, determined by rounding up to the nearest whole share. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a letter of transmittal duly executed, and such other documents as the Surviving Corporation or the Exchange Agent may reasonably request, a holder of a Certificate shall be entitled to receive in exchange therefor a portion of Nextel Common Stock as set forth in the Merger Agreement and any cash payable in lieu of any fractional share interest (together, the "Merger Consideration"). Subsequent to the Effective Time of the Merger and until surrendered, a holder's Certificates shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the number of whole shares of Nextel Common Stock into which the shares of CellCall Stock formerly evidenced thereby have been converted by the Merger and the right to receive any cash payable in lieu of any fractional share interests resulting therefrom.

         Payment of Dividends. Unless and until any outstanding Certificates for shares of CellCall Stock are surrendered, no dividend payable to holders of record of Nextel Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of any such Certificates, but upon such surrender of such Certificates there shall be paid to the record holder of the certificate for Nextel Common Stock issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time of the Merger with respect to the number of whole shares of Nextel Common Stock represented by the certificate issued upon such surrender and exchange.

         Limitations on Transferability of Nextel Common Stock. Shares of Nextel Common Stock received by certain persons deemed to be "affiliates" of CellCall for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of CellCall receiving Nextel Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. See "The Merger -- Terms of the Merger -- Limitations on Transferability of Nextel Common Stock."

         Hart-Scott-Rodino. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Nextel and CellCall filed the required information and were notified of the early termination of the waiting period on June 27, 1997. Satisfaction of the waiting period requirement will not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time of the Merger from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge, if made, would not be successful.

         Federal Communications Commission. The transfer of control of the licenses granted by the FCC and held by CellCall and certain pending applications of CellCall, which will occur as a result of the Merger, is subject to prior FCC approval pursuant to the requirements of the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC. Although the relevant applications have been filed with the FCC, there can be no assurance that the FCC will grant such approval prior to the date of the Meeting, if at all.

         Representations and Warranties. In addition to customary representations and warranties with regard to corporate organization and authority and capitalization, the Merger Agreement contains certain representations and warranties by each of CellCall and Nextel. See "The Merger -- Terms of the Merger -- Representations and Warranties of CellCall" and " --Representations and Warranties of Nextel."

         Conditions; Waiver. The obligations of Nextel and CellCall to consummate, or cause to be consummated, the Merger are subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by holders of the requisite shares of CellCall Stock. See "The Merger -- Terms of the Merger -- Conditions; Waiver."

         No Solicitation. CellCall has agreed, subject to certain exceptions, that prior to the Effective Time of the Merger, CellCall and its representatives shall not, directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any corporation, partnership, person or other entity or group concerning any transaction involving the sale of the business or assets of CellCall, the merger or consolidation of CellCall or any other similar transaction involving CellCall or its businesses. Promptly upon receiving any, or any information about any, inquiry, request or proposal from or contact by any person with respect to any sale, merger, consolidation or other similar transaction, CellCall shall advise Nextel of such inquiry, request, proposal or contact and provide Nextel all relevant information with respect thereto.

         Indemnification Agreements. It is a condition to Nextel's obligation to consummate the Merger that Nextel shall have received executed agreements from CellCall stockholders holding at least 90% of the CellCall Stock, indemnifying Nextel and its subsidiaries and affiliates from certain claims, damages, losses or liabilities. See "The Merger -- Terms of the Merger -- Indemnification Agreements."

         Participation in FCC Auction. CellCall and Nextel agreed to form a consortium to participate in the recently concluded 800 MHz SMR block license auction established by the FCC in the First Report and Order, PR Docket No. 93-144, released December 15, 1995 (the "Auction") for block licenses in certain Bureau of Economic Analysis Economic Areas (each, an "EA") identified in the Merger Agreement ("Overlap EAs"). Rather than creating a separate entity to administer auction participation solely in the Overlap EAs, a subsidiary of Nextel was formed to participate in the Auction in EAs throughout the United States, including the Overlap EAs. Bidding in the Auction closed on December 8, 1997, and the Nextel subsidiary was awarded the rights to block licenses in each of the Overlap EAs. Nextel is entitled to the right to all channels included in these block licenses, subject to the option of CellCall, under certain circumstances in the event the Merger is not consummated, to purchase certain channels in any Overlap EA for the price paid by Nextel. See "The Merger -- Terms of the Merger -- Participation in FCC Auction."

         Termination. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by mutual written consent of CellCall and Nextel authorized by their respective Boards of Directors at any time prior to the Closing, by written notice by either party to the other upon the occurrence of certain events, including the failure of the Merger to occur by April 22, 1998, provided other conditions set forth in the Merger Agreement are met. See "The Merger -- Terms of the Merger -- Termination."

         Agreements With Third Parties. Nextel's obligation to consummate the Merger is conditioned upon receipt of agreements from certain third parties. See "The Merger -- Terms of the Merger -- Agreements with Third Parties."

STOCK PURCHASE OPTION AGREEMENT

         Concurrently with the execution of the Merger Agreement, holders at that date of a majority of the issued and outstanding CellCall Common Stock and all of the Preferred Stock entered into agreements pursuant to which NFC may acquire 66% of the outstanding CellCall Stock in certain events, including the failure of the requisite holders of CellCall Stock to approve the Merger Agreement. See "The Merger -- Stock Purchase Option Agreement."

LOAN AND OPTION AGREEMENT

         On November 21, 1997, CellCall and a subsidiary of Nextel ("Nextel Sub") entered into a Loan and Option Agreement (the "Loan Agreement") pursuant to which Nextel Sub agreed to loan CellCall up to an aggregate of $2,357,250. Pursuant to the terms of the Loan Agreement, disbursements thereunder were made solely for the purpose of permitting CellCall to purchase certain SMR licenses that were subject to option agreements pursuant to which CellCall had the right to purchase certain channels (the "Option Channels") and are evidenced by a promissory note issued by CellCall and payable to Nextel Sub (the "Note"). Through the date hereof, CellCall has borrowed $2,086,750 of the amount available pursuant to the Loan Agreement to purchase Option Channels. Assuming consummation of the Merger, the Nextel Share Base will be reduced to reflect amounts disbursed under the Loan Agreement together with interest. In the event the Merger is not consummated, principal and interest due under the Note must be repaid to Nextel Sub, and, upon any failure of CellCall to make any payments due to Nextel Sub under the Loan Agreement, Nextel Sub shall have the option to purchase any or all of the Option Channels from CellCall. See "The Merger --Loan and Option Agreement."

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for under the "purchase acquisition" method of accounting in accordance with generally accepted accounting principles ("GAAP"). Under the "purchase acquisition" method, any amount paid over the fair market value of the acquired company's assets is reflected on the buyer's balance sheet as goodwill. See "The Merger--Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

         The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code (the "Code"), in which case no gain or loss generally would be recognized by the stockholders of CellCall on the exchange of their shares of CellCall Stock in the Merger (except with respect to any cash received by such stockholders in lieu of fractional shares).

         Treatment of the Merger as a tax-free reorganization under the Code is not a condition to the obligations of Nextel or CellCall to consummate the Merger. No rulings have been (or will be) requested from the Internal Revenue Service with respect to any tax matters, and no opinions regarding tax matters are required in connection with the Merger. If the Merger is not treated as a reorganization under the Code or it is later determined that the Merger did not qualify as a reorganization under the Code, the CellCall stockholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the Nextel Common Stock they received and their tax basis in the CellCall Stock. Each CellCall stockholder should consult his own tax advisor concerning the tax consequences of the Merger in his particular individual circumstances. See "The Merger -- Federal Income Tax Consequences."

DISSENTERS' RIGHT OF APPRAISAL

         The holders of shares of CellCall Stock who vote against or abstain from voting on approval and adoption of the Merger and file a demand for appraisal prior to the Meeting have the right to obtain a cash payment from the Surviving Corporation for the "fair value" of their shares of CellCall Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a holder of shares of CellCall Stock must comply with the requirements set forth in Section 262 of the DGCL, the full text of which is set forth as Appendix B to this Prospectus Supplement. Nextel is not obligated to consummate the Merger if, among other things, any holder of CellCall Stock is entitled to exercise dissenter's rights under the DGCL. See "The Merger - Dissenters' Right of Appraisal."

                            D. SUMMARY FINANCIAL DATA

                                 CELLCALL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                  The selected consolidated financial data presented below for the periods indicated should be read in conjunction with the consolidated financial statements, related notes and other financial information concerning CellCall appearing elsewhere herein. The financial information for the years ended December 31, 1994, 1995 and 1996 has been derived from the audited consolidated financial statements of CellCall. The report (which contains an explanatory paragraph indicating conditions exist that raise substantial doubt about CellCall's ability to continue as a going concern, as discussed in Note 12 to the consolidated financial statements) of Potter & Company LLP, independent certified public accountants, with respect to the years ended December 31, 1994, 1995 and 1996 is presented elsewhere herein. See "Experts." The financial information for the nine months ended September 30, 1996 and 1997 is derived from the unaudited financial statements of CellCall and, in the opinion of CellCall, includes all adjustments, consisting of normal accruals, considered necessary for a fair presentation of such information. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. See "Index to Financial Statements."

                                           YEAR ENDED DECEMBER 31,

                              1992         1993          1994          1995             1996
                           ---------   -----------   -----------   -----------      -----------

INCOME STATEMENT DATA(1):
Revenues:
Radio Service              $ 507,513   $ 1,262,059   $ 2,311,437   $ 2,635,786       $ 2,862,625
Equipment, Sales &
  Maintenance                101,629       575,004     1,980,683     2,771,639         3,170,257
                           ---------   -----------   -----------   -----------       -----------
Total Revenues               609,142     1,837,063     4,292,120     5,407,425         6,032,882

Expenses:
Cost of Sales                175,700       657,645     1,845,777     2,439,976         2,659,264
Selling                      102,206       416,201       502,414       416,731           499,588
General and
  Administrative             588,604     1,419,673     2,588,729     2,217,534         2,604,362
Depreciation and
Amortization                 285,926       892,372     2,198,195     2,333,704         2,337,643
Loss on Expired Purchase
  Option                           0       250,000       410,837             0                 0
                           ---------   -----------   -----------   -----------       -----------
Loss from Operations        (543,294)   (1,798,828)   (3,253,832)   (2,000,520)       (2,067,975)
Interest Income               14,775        64,506        76,067        21,576            19,542
Interest Expense            (262,473)     (304,654)   (1,090,657)   (1,242,229)       (1,012,170)
Other Income                       0             0             0        71,592(2)              0
                           ---------   -----------   -----------   -----------       -----------
Net Loss                    (790,992)   (2,038,976)   (4,268,422)   (3,149,581)       (3,060,603)
                           =========   ===========   ===========   ===========       ===========

Net Loss per Share                (3)           (3)           (3)           (3)               (3)
Number of Shares Used             (3)           (3)           (3)           (3)               (3)
 in Computation




                                 Nine Months Ended
                                   September 30,
                             -------------------------
                                 1996          1997
                             -----------   -----------
INCOME STATEMENT DATA(1):
Revenues:
Radio Service                $ 2,130,336   $ 2,124,874
Equipment, Sales &
  Maintenance                  2,243,857     1,802,079
                             -----------   -----------
Total Revenues                 4,374,193     3,926,953

Expenses:
Cost of Sales                  1,814,389     1,636,963
Selling                          358,141       332,410
General and
  Administrative               2,029,130     1,857,993
Depreciation and
Amortization                   1,623,215     1,576,235
Loss on Expired Purchase
  Option                               0             0
                             -----------   -----------
Loss from Operations          (1,450,682)   (1,476,648)
Interest Income                   15,675         9,961
Interest Expense                (952,871)     (168,740)
Other Income                         511         7,822
                             -----------   -----------
Net Loss                      (2,387,367)   (1,627,605)
                             ===========   ===========

Net Loss per Share                    (3)           (3)
Number of Shares Used                 (3)           (3)
 in Computation


                                                 AS OF DECEMBER 31,                          AS OF SEPTEMBER
                                                 ------------------                                 30,
                            1992         1993           1994             1995        1996          1997
                         ---------   ----------  ------------------  ----------  ----------  ---------------
BALANCE SHEET DATA:
Cash and Cash
Equivalents                581,682    6,741,402      1,360,736          697,217     373,427        442,925
Current Assets             701,915    7,080,604      1,944,754        1,507,707   1,373,905      1,151,155
Intangible Assets, Net     338,323    7,274,070     12,271,018       11,431,362  10,945,506     10,452,377
Total Assets             2,380,270   19,135,903     19,364,054       16,838,958  14,903,423     13,220,023

Long-Term Obligations    2,360,680      921,313      1,311,706        1,426,035      41,056          8,461
Stockholders' Equity      (247,783)   9,494,599      5,226,177        2,077,696  10,535,555      8,907,950
(Deficit)


(1) See Note 2 to the Notes to CellCall's consolidated financial statements for the year ended December 31, 1996 for a description of acquisitions.

(2) Other income in 1995 reflects debt forgiveness on negotiated legal fees associated with previous acquisitions and refunds of over billed telephone interconnect expenses.

(3) Net loss per common share is not meaningful due to the limited number of shares of common stock, adjusted to reflect a 100-for-1 reverse stock split in 1995, outstanding during the period and therefore is not presented. The weighted average number of common shares outstanding during the period does not include common equivalent shares since their effect would be anti-dilutive.

                         E. COMPARATIVE PER SHARE DATA

         The following tables set forth certain per share data for Nextel and CellCall on a historical and pro forma combined basis, giving effect to the Merger using the purchase method of accounting, as well as equivalent pro forma per share data for CellCall. The unaudited pro forma combined per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the indicated dates or which may be attained in the future and should be read in conjunction with the historical consolidated financial statements of Nextel, which are incorporated by reference in the Prospectus, and the historical consolidated financial statements of CellCall appearing elsewhere herein. The unaudited pro forma combined per share data below is shown for illustrative purposes only and assumes a Market Price of $25.00 and an exchange ratio of 14.39 resulting in the anticipated issuance of 1,421,193 shares of Nextel Common Stock to CellCall stockholders based on the assumptions set forth in the second paragraph under "Summary - C. The Merger - Conversion of CellCall Stock in the Merger." The actual number of shares of Nextel Common Stock to be issued to CellCall stockholders, and the related exchange ratio, will be determined as of the Closing Date. See "The Merger - Terms of the Merger - Conversion of CellCall Stock in the Merger."

                    NEXTEL COMMUNICATIONS, INC. - HISTORICAL


                                                                        AT AND FOR THE            AT AND FOR THE
                                                                          YEAR ENDED             NINE MONTHS ENDED
                                                                       DECEMBER 31, 1996         SEPTEMBER 30, 1997
Per Share Data:
     Book Value..................................................        $     11.02               $     8.85
     Cash Dividends Declared.....................................        $      --                 $     --
     Net Loss Attributable to Common Stockholders................        $      2.50               $     3.28


                          CELLCALL, INC. - HISTORICAL


                                                                        AT AND FOR THE            AT AND FOR THE
                                                                          YEAR ENDED             NINE MONTHS ENDED
                                                                       DECEMBER 31, 1996        SEPTEMBER 30, 1997
Per Share Data:
     Book Value..................................................        $(16,387.30)              $(35,957.44)
     Cash Dividends Declared.....................................        $      --                 $      --
     Net Loss Attributable to Common Stockholders................        $   3,363.30              $   2,616.73


                         NEXTEL COMMUNICATIONS, INC. AND
                       CELLCALL, INC. - PRO FORMA COMBINED


                                                                        AT AND FOR THE            AT AND FOR THE
                                                                          YEAR ENDED             NINE MONTHS ENDED
                                                                       DECEMBER 31, 1996        SEPTEMBER 30, 1997
Per Share Data:
     Book Value..................................................        $   11.11                 $    8.94
     Cash Dividends Declared.....................................        $    --                   $    --
     Net Loss Attributable to Common Stockholders................        $    2.50                 $    3.27


                     CELLCALL, INC. - EQUIVALENT PRO FORMA


                                                       AT AND FOR THE      AT AND FOR THE
                                                         YEAR ENDED       NINE MONTHS ENDED
                                                      DECEMBER 31, 1996  SEPTEMBER 30, 1997
Per Share Data:
     Book Value.....................................    $159.84                $128.59
     Cash Dividends Declared........................    $  --                  $  --
     Net Loss Attributable to Common Stockholders...    $ 35.94                $47.10

                         RISK FACTORS RELATED TO MERGER

RISK TO COMMON STOCKHOLDERS

         In the event the Market Value of the Acquisition Shares is not in excess of the Preferences, each share of CellCall Common Stock shall be converted into a right to receive shares of Nextel Common Stock at an exchange ratio of 100 shares of CellCall Common Stock for 1 share of Nextel Common Stock. In such event, there can be no assurance that the value of the Nextel Common Stock issuable to holders of CellCall Common Stock would equal or exceed the value of the CellCall Common Stock.

POTENTIAL CONTROL OF CELLCALL BY NEXTEL IF MERGER NOT APPROVED

         In the event the Merger is not approved by the stockholders of CellCall, Nextel may exercise its option to purchase 66% of the shares of CellCall Stock. In such event, Nextel would have the ability to exert significant influence over, or control, most of the aspects of CellCall's business. See "The Merger -- Stock Purchase Option Agreement."

REPAYMENT OF LOAN TO NEXTEL IF MERGER NOT APPROVED

         Pursuant to the Loan Agreement, Nextel Sub has agreed to loan CellCall up to an aggregate of $2,357,250 to fund the purchase of the Option Channels. In the event the Merger Agreement is terminated, such amount must be repaid within a period not to exceed 90 days. In the event CellCall fails to timely repay the indebtedness when due, Nextel may elect to acquire from CellCall the Option Channels purchased therewith. If Nextel does not elect to acquire such channels, CellCall would be required to repay the loan. See "The Merger -- Loan and Option Agreement." There can be no assurance that CellCall could obtain the necessary financing to repay the loan on acceptable terms, if at all.

         FOR A DISCUSSION OF ADDITIONAL RISK FACTORS THAT MAY AFFECT THE VALUE OF THE NEXTEL COMMON STOCK AND THEREFORE SHOULD BE CONSIDERED BY CELLCALL STOCKHOLDERS BEFORE VOTING ON THE MERGER, SEE "RISK FACTORS" IN THE PROSPECTUS DELIVERED HEREWITH.

                                   THE MEETING

         This Prospectus Supplement is being furnished in connection with the solicitation of proxies by the CellCall Board for the Meeting to be held on March 17, 1998 at 10:00 a.m., local time, at the offices of Hill & Barlow, 20th Floor, One International Place, Boston, Massachusetts 02110. The purpose of the Meeting is to consider and vote upon a proposal to approve the Merger Agreement. Any CellCall stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of CellCall prior to the Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Meeting and voting in person, regardless of whether a proxy has previously been given. All valid, unrevoked proxies will be voted as directed. In the absence of contrary directions, proxies will be voted in favor of the proposal set forth in the Notice of Special Meeting. The CellCall Board has fixed the close of business on February 3, 1998, as the Record Date for the determination of stockholders entitled to notice of, and to the extent any class of CellCall Stock is entitled to vote, to vote at, the Meeting. The presence at the Meeting, in person or proxy, of the holders of (i) a majority of the issued and outstanding shares of CellCall Common Stock, Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, and
(ii) a majority of the Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, will constitute a quorum for the transaction of business. Abstentions will be counted in determining whether a quorum is present, will be considered present and entitled to vote, and will thus have the effect of a negative vote. The Merger Agreement must be approved by both (i) holders of a majority of the issued and outstanding shares of CellCall Common Stock, Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, voting as a class, and (ii) holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, on an as converted basis, voting as a class. As of the Record Date, there were (i) 925.1 shares of CellCall Common Stock outstanding, each share of which is entitled to one vote on all matters on which stockholders may vote, (ii) 1,668.92 shares of Series A Preferred Stock outstanding entitled to one vote per share on an as converted basis and (iii) 20,677.79 shares of Series B Preferred Stock outstanding entitled to one vote per share on an as converted basis. As of the Record Date, the directors and executive officers of CellCall and their affiliates beneficially owned approximately 48.6% of the outstanding shares of CellCall Common Stock and in excess of 97% of the outstanding shares of each series of the Series A Preferred Stock and the Series B Preferred Stock.

         Approval of the Merger Agreement by the stockholders of Nextel is not required by the Nextel Charter, Delaware law or the Merger Agreement. NFC, the sole stockholder of Merger Sub, has approved the Merger Agreement on behalf of Merger Sub.

                                   THE MERGER

BACKGROUND OF MERGER

         CellCall was formed in 1988 and grew through grants of licenses from the FCC and business acquisitions. In 1993, after CellCall had established its operations and customer base, CellCall's management began exploring alternatives for enhancing stockholder value, including an initial public offering of CellCall's capital stock and/or locating a strategic business partner, with the objectives of accelerating CellCall's growth, expanding the geographic footprint of its networks and obtaining access to greater capital resources.

         In 1993, CellCall engaged Merrill Lynch & Company to conduct a private placement of CellCall debt securities and warrants for CellCall Common Stock, and anticipated that it might engage in an initial public offering of the CellCall Common Stock the following year. Due to market considerations, CellCall abandoned this plan prior to the proposed private placement. Later that year, CellCall engaged Salomon Brothers to investigate opportunities for the sale of CellCall or an interest in CellCall, whether through a merger, a sale of assets or a sale of equity interests.

         Throughout late 1993 and 1994, CellCall engaged in substantive discussions with five companies in the telecommunications industry regarding a potential business combination. These companies included three larger public companies, including Nextel, and two privately-held companies of comparable size to CellCall. CellCall's negotiations with these companies reached various stages of commitment but all eventually terminated, either because of disagreement on valuation or because the company with which CellCall was negotiating was acquired by Nextel.

         Nextel and CellCall have been engaged in similar, and at times competitive, business activities and have been aware of one another since CellCall's formation. At various times over the past several years, representatives of Nextel and CellCall have met in the course of their business activities and have had general discussions concerning their respective businesses and prospects. As the industry began to consolidate, these conversations turned toward possible business combinations between the two companies.

         In May 1994, the discussions became more specific when representatives of Nextel and CellCall met and exchanged draft documents regarding a possible merger between a Nextel subsidiary and CellCall. Nextel conducted some preliminary due diligence on CellCall's business at that time. The parties ceased negotiations in late June 1994, however, primarily because the parties were unable to reach agreement on valuation.

         In late 1995, the FCC announced that an auction of channels in the 800 MHz frequency range would be held. The auction would require CellCall to bid against larger companies like Nextel for channels in the markets in which it operated. CellCall's management was concerned that CellCall might not be able to compete effectively in the auction because it had fewer cash resources than many larger companies, and therefore began to reconsider the advisability of a merger with a larger company.

         In September 1996, J.P. Harris, the Chairman and Chief Executive Officer of CellCall, approached John Willmoth, Vice President of Strategy for Nextel, about the possibility of a business combination between the two companies. Because the companies were familiar with one another and had previously engaged in merger discussions, they were soon able to reach an agreement in principle as to the basic terms of the transaction, which were set forth in a letter dated November 14, 1996 from Mr. Willmoth to Mr. Harris. This agreement in principle, among other things, provided for a tax-free merger of CellCall with a Nextel subsidiary; the issuance to CellCall stockholders of a maximum of 1,750,000 shares of Nextel Common Stock; delivery of 95% of the channels held by CellCall in identified metropolitan statistical areas (each, an "MSA"), with a reduction in the purchase price for each channel by which CellCall was below such target in any particular MSA; a reduction in the purchase price for CellCall liabilities in excess of its assets; and the assumption by Nextel of CellCall's contingent obligations related to licenses and assets not owned by CellCall at the time of consummation of a transaction. Nextel enclosed a due diligence checklist with the letter, requesting copies of or access to various CellCall records and documents and other information about CellCall's financial condition and operations.

         On November 27, 1996, the first draft of the merger agreement was distributed by Jones, Day, Reavis & Pogue, counsel to Nextel ("Jones, Day"), to CellCall and its representatives, including Hill & Barlow.

         Thereafter, the parties engaged periodically in discussions with respect to whether CellCall's stockholders would be required to be parties to the agreement, as Nextel was interested in obtaining assurance that the transaction would occur, and the scope of any indemnification obligation of the stockholders.

         On February 11, 1997, CellCall sent its comments to the draft merger agreement to Nextel. The main outstanding business issues identified were determining: (i) channel value, (ii) adjustments to the merger consideration to reflect cash flow and working capital deficiencies; (iii) the channel delivery test; (iv) escrow provisions; (v) stockholder liability; (vi) CellCall's representations, including financial statement representations; (vii) registration requirements; and (viii) indemnification.

         Thereafter, the parties agreed that the merger agreement would be executed by CellCall and would be subject to stockholder approval by CellCall stockholders, but Nextel and CellCall would negotiate a mechanism to protect Nextel in the event CellCall failed to obtain stockholder approval of the transaction. To obtain such protection, Nextel proposed that it would be granted an option pursuant to which (i) Nextel or a direct or indirect subsidiary would have the right to purchase from CellCall licenses and associated repeater equipment for 25 discrete channels (selected by Nextel) in each of the Cincinnati, Columbus, Indianapolis, Louisville and Lexington markets for an aggregate purchase price of $2 million in cash and (ii) CellCall would agree to exchange all remaining "upper 200" SMR channels in all markets for the same number of "other" SMR channels from Nextel.

         The CellCall Board met via teleconference on March 21, 1997, at which time the progress of the merger negotiations was discussed, as well as outstanding business issues regarding indemnification of Nextel by CellCall stockholders under the agreement and the proposal by Nextel regarding an option to acquire certain channels.

         On April 1, 1997, Thomas J. Sidman, General Counsel of Nextel, Frank Ciavarella, Special Counsel -- Mergers and Acquisitions of Nextel, Messrs. Willmoth and Harris and a representative of Hill & Barlow met via telephone conference to discuss Nextel's proposed option to acquire certain channels from CellCall in the event the merger were not consummated. The parties agreed that in lieu of such proposal, stockholders of CellCall would commit to sell to Nextel up to 66% of the CellCall Stock (the "stock purchase option") if the merger agreement were not approved by the requisite vote of CellCall stockholders.

         On April 4, 1997, the members of the CellCall Board held a teleconference to discuss the progress of the merger negotiations, particularly the stock purchase option proposal. In addition, on that date the CellCall Board approved by unanimous written consent the authorization and issuance of Series C Preferred Stock to Mr. Harris in exchange for 450 shares of CellCall Common Stock. The CellCall Board determined that the exchange transaction was in the best interests of CellCall and its stockholders because Mr. Harris would be instrumental in completing the transaction and the structure of the Incentive Shares would provide additional incentive to Mr. Harris to assure the minimum adjustment to the merger consideration with respect to the channel delivery and working capital requirements, thus protecting the value to the stockholders.

         On April 9, 1997, during a conference call among Messrs. Willmoth and Ciavarella, Max Fainberg, Manager of Corporate Strategy for Nextel, a representative of Jones, Day, Mr. Harris and representatives of Hill & Barlow, the parties discussed certain third-party releases; the type of consideration to be paid to CellCall option holders; payment of certain of CellCall's outstanding debts after consummation of the merger; termination at closing of all outstanding registration rights agreements pertaining to CellCall Stock; and the advisability of the proposed stock purchase option to enable Nextel to buy 66% of the CellCall Stock in the event that CellCall's stockholders failed to approve the merger agreement.

         During a subsequent conference call on April 14, 1997 among the same individuals, the parties further discussed the form of consideration to be received by holders of CellCall Stock and optionees; the nature of the events that would trigger Nextel's option pursuant to the stock purchase option agreement; and CellCall's intention to circulate the stock purchase option agreement and the merger agreement to the CellCall Board the following day.

         On April 16, 1997, the draft merger agreement and a memorandum summarizing the major features of the proposed merger agreement and stock purchase option agreement were distributed to the CellCall Board by Hill & Barlow.

         On April 17, 1997, the CellCall Board unanimously approved the terms of the merger agreement between Nextel and CellCall, and holders of a majority of the issued and outstanding shares of CellCall Common Stock and all of the shares of Preferred Stock entered into the stock purchase option agreement. The CellCall Board authorized the execution of the merger agreement by the officers of CellCall upon correction of certain factual issues pertinent to the schedules thereto.

         On April 17 and April 18, 1997, the parties reviewed the schedules to the merger agreement.

         The Merger Agreement was executed by the parties on April 22, 1997.

REASONS OF CELLCALL BOARD FOR APPROVING THE MERGER; RECOMMENDATION OF THE CELLCALL BOARD

         The CellCall Board has determined that the Merger is fair to, and in the best interests of, CellCall and its stockholders. The CellCall Board considered the following material factors in approving the terms of the Merger
Agreement:

                  (1) As a result of the Merger, CellCall will benefit by becoming part of Nextel, which has the largest geographic footprint of any SMR wireless communications provider in the United States.

                  (2) The CellCall Board reviewed the historical and current financial condition, results of operations, prospects and businesses of CellCall and Nextel before and after giving effect to the Merger.

                  (3) The Merger will benefit CellCall's business and operations by providing greater economies of scale as part of Nextel.

                  (4) The Merger will provide CellCall's stockholders with an equity interest in a larger, higher growth wireless communications provider with stronger capitalization and with depth of management and technical personnel.

                  (5) It is expected that the Merger will afford CellCall's stockholders the opportunity to receive Nextel Common Stock in a tax-free transaction.

                  (6) The Merger is expected to benefit CellCall's subscribers because of greater channel capacity, expanded features with digital build-out and extended roaming capabilities.

                  (7) CellCall will have greater ability to access capital as part of Nextel in order to accomplish a digital build-out in markets within CellCall's geographic footprint.

                  (8) CellCall is limited in its ability to compete effectively with other wireless communications providers, including Nextel, cellular providers and PCS providers with greater access to capital.

                  (9) The CellCall Board believes the consideration to be received by CellCall's stockholders pursuant to the Merger Agreement is fair from a financial point of view to CellCall's stockholders.

         The CellCall Board also took into account the following negative aspects of the Merger Agreement:

                  (1) The Nextel Share Base limits the number of shares of Nextel Common Stock that CellCall's stockholders will receive in the Merger.

                  (2) Possible decreases in the Nextel Share Base resulting from various possible adjustments may decrease the number of shares of Nextel Common Stock that CellCall's stockholders will receive in the Merger.

                  (3) CellCall's ability to expand its business is limited by the terms of the Merger Agreement and in the event that the Merger is not consummated, CellCall's business could be adversely affected.

                  (4) The Merger Agreement requires that stockholders holding at least 90% in interest in CellCall Stock provide indemnification for breaches of CellCall's representations and warranties set forth in the Merger Agreement.

         After taking into consideration the factors described above, the CellCall Board on April 17, 1997 unanimously approved the Merger Agreement. In view of the wide variety of factors considered in its evaluation of the Merger Agreement and the Merger, the CellCall Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination.

made          BASED UPON THE FACTORS CONSIDERED, THE CELLCALL BOARD UNANIMOUSLY
RECOMMENDS THAT CELLCALL STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

REASONS OF NEXTEL FOR ENGAGING IN THE MERGER

         The Board of Directors of Nextel (the "Nextel Board") believes that the acquisition of CellCall will expand its overall spectrum position in the markets in which CellCall operates and will add spectrum in certain additional markets and, accordingly, will be beneficial to obtaining key objectives of Nextel's business plan.

TERMS OF THE MERGER

         The following is a summary of certain of the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A, which is hereby incorporated by reference herein.

         Effective Time. The Merger shall become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of CellCall in accordance with the applicable provisions of the DGCL and (ii) the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time of the Merger" or the "Closing").

         General Effects of the Merger. At the Effective Time of the Merger, Merger Sub will merge with and into CellCall, which will be the Surviving Corporation and a wholly-owned indirect subsidiary of Nextel. After the Effective Time of the Merger, the Certificate of Incorporation and By-laws of Merger Sub as in effect immediately prior thereto shall constitute the Certificate of Incorporation and By-laws of the Surviving Corporation.

         General. At the Effective Time of the Merger, shares (and rights to acquire shares) of CellCall Stock shall be converted into shares (and rights to acquire shares) of Nextel Common Stock in the following manner: each share of CellCall Common Stock and Preferred Stock outstanding immediately prior to the Effective Time of the Merger will be canceled and extinguished and be converted automatically into the right to receive shares of Nextel Common Stock, in accordance with the Merger Agreement. The Merger Agreement sets forth (i) the total number of outstanding shares of CellCall Stock on the date of the Merger Agreement (the "Benchmark Shares") and (ii) the total number of shares of CellCall Stock issuable upon exercise of warrants or options or upon exchange or conversion of convertible instruments (the "Benchmark Derivatives" and collectively with the Benchmark Shares, the "CellCall Share Base") on such date. The maximum number of shares of Nextel Common Stock to be issued at the Effective Time of the Merger, with respect to the CellCall Share Base, together with any CellCall Stock, or options, warrants, convertible or exchangeable instruments or other commitments to issue CellCall Stock outstanding at the Effective Time of the Merger that are not Benchmark Shares or Benchmark Derivatives (such additional CellCall Stock or issuance commitments, the "Dilutive CellCall Common Equivalents" and together with the CellCall Share Base, the "Actual CellCall Common Equivalents") shall be 1,750,000 (the "Nextel Share Base") subject to increase only as described under "-Conversion of CellCall Stock in the Merger -- (c) Conversion of CellCall Common Stock in the event the Residual Amount is Zero" or in the event of certain changes to the capitalization of Nextel, and to decrease only as described below (as so adjusted at the Effective Time of the Merger, the "Acquisition Shares").

         The Nextel Share Base is subject to reduction to reflect (i) shortfalls in channels delivered pursuant to the Merger Agreement, (ii) negative cash flow of CellCall, (iii) negative working capital of CellCall, (iv) transaction costs and severance costs that exceed certain limits, (v) changes in the terms of the authorized capital stock of Nextel, dividends paid or share distributions by Nextel and (vi) if at the Effective Time of the Merger, CellCall does not have cash in an amount equal to the aggregate exercise price due upon the exercise of Benchmark Derivatives exercised prior to the Effective Time of the Merger or has issued any shares of CellCall Stock in respect of any Benchmark Derivatives in a cashless exercise, the amount of cash that would have been received in respect thereof. In addition, the Nextel Share Base will be reduced to reflect a loan made by Nextel to CellCall as described under "- Loan and Option Agreement."

         Conversion of CellCall Stock in the Merger. The following summarizes the terms of the Merger Agreement related to the conversion of CellCall Stock into Nextel Common Stock.

         (a) Conversion of CellCall Stock in the event the Market Value of the Acquisition Shares is sufficient to satisfy all Preferences. If the Acquisition Shares have a Market Value that is at least equal to the sum of the Preferences, then, at the Effective Time of the Merger:

                  (i) each share of Series A Preferred Stock shall be converted into (x) that number of shares of Nextel Common Stock having a Market Value equal to the Series A Preference, plus (y) the Residual Amount (as such term is defined below), if any;

                  (ii) each share of Series B Preferred Stock shall be converted into (x) that number of shares of Nextel Common Stock having a Market Value equal to the Series B Preference, plus (y) the Residual Amount, if any;

                  (iii) each share of Series C Preferred Stock shall be converted into that number of shares of Nextel Common Stock equal to a fraction, the numerator of which is 35,000 plus the number of shares of Series C Preferred Stock (not to exceed 17,500) designated as Incentive Shares as described below and the denominator of which is 52,500; and

                  (iv) each share of CellCall Common Stock shall be converted into the Residual Amount, if any, subject to the limitations described under " (c) -- Conversion of CellCall Common Stock in the event the Residual Amount is Zero."

         As used herein, the following terms have the following meanings:

         "Aggregate Series A Preference" means the product obtained by multiplying the Series A Preference by the number of shares of Series A Preferred Stock.

         "Aggregate Series B Preference" means the product obtained by multiplying the Series B Preference by the number of shares of Series B Preferred Stock.

         "Aggregate Series C Preference" means the product obtained by multiplying the Series C Preference by the number of shares of Series C Preferred Stock.

         "Residual Amount" means the number of shares of Nextel Common Stock obtained by dividing (i) the number of Acquisition Shares, less both (x) the number of shares of Nextel Common Stock having a Market Value equal to the sum of the Aggregate Series A Preference and the Aggregate Series B Preference, and
(y) the number of shares of Nextel Common Stock used to satisfy the Series C Preference, by (ii) the Actual CellCall Common Equivalents, less 35,000 plus the number of Incentive Shares.

         "Incentive Shares" means up to 17,500 shares of the Series C Preferred Stock designated as such as of the Closing by the CellCall Board pursuant to the terms of the CellCall Charter. The number of shares of Series C Preferred Stock to be designated Incentive Shares shall be determined by subtracting the sum of
(a) $2,700,000 less the adjustments due to shortfalls in channels delivered divided by $237.36 and (b) $400,000 less the adjustment for negative working capital, if any, divided by $65.31, from 17,500.

         (b) Conversion of CellCall Preferred Stock in the event the Market Value of the Acquisition Shares is not sufficient to satisfy all Preferences. If the Acquisition Shares have a Market Value that is not at least equal to the Preferences, then, at the Effective Time of the Merger:

                  (i) (x) each share of Series A Preferred Stock shall be converted into that number of shares of Nextel Common Stock having a Market Value determined by multiplying the Series A Preference by a fraction, the numerator of which is the lesser of $15,000,000 and the Market Value of the Acquisition Shares and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference, and (y) each share of Series B Preferred Stock shall be converted into that number of shares of Nextel Common Stock having a Market Value determined by multiplying the Series B Preference by a fraction, the numerator of which is the lesser of $15,000,000 and the Market Value of the Acquisition Shares and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference (collectively, the "Senior Preference").

                  (ii) if the Market Value of the Acquisition Shares exceeds $15,000,000 (i.e., fewer than all of the Acquisition Shares are needed to be issued in satisfaction of the Senior Preference), then each share of Series C Preferred Stock shall be converted into that number of shares of Nextel Common Stock equal to the Series C Preference multiplied by a fraction, the numerator of which is the lesser of 52,500 and that number of Acquisition Shares remaining after payment of the Senior Preference and the denominator of which is 52,500.

                  (iii) if the Acquisition Shares both have a Market Value which exceeds $15,000,000 and includes an additional number of shares of Nextel Common Stock sufficient to satisfy the full amount of the Aggregate Series C Preference, then, in addition to the Senior Preference, (x) each share of Series A Preferred Stock shall be converted into that number of additional shares of Nextel Common Stock having a Market Value determined by multiplying the Series A Preference by a fraction, the numerator of which is the Market Value of the Acquisition Shares which remain after payment of the Senior Preference and conversion of the Series C Preferred Stock, and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference; and (y) each share of Series B Preferred Stock shall be converted into that number of additional shares of Nextel Common Stock having a Market Value determined by multiplying the Series B Preference by a fraction, the numerator of which is the Market Value of the Acquisition Shares which remain after payment of the Senior Preference and conversion of the Series C Preferred Stock, and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference.

         (c) Conversion of CellCall Common Stock in the event the Residual Amount is Zero. If the Residual Amount is zero, each share of CellCall Common Stock shall be converted into a right to receive shares of Nextel Common Stock at an exchange ratio of 100 to 1 (100 shares of CellCall Common Stock for 1 share of Nextel Common Stock) (the "Exchange Ratio"), provided that in lieu of fractional share interests to persons otherwise entitled to receive such fractional share interests, Nextel shall deliver to such persons a number of whole shares, determined by rounding up to the nearest whole share.

         Adjustments to Merger Consideration. Pursuant to the terms of the Merger Agreement, the consideration to be received by CellCall stockholders in the Merger will be adjusted under certain circumstances, as follows:

         (a) Nextel Share Base Adjusted for Channels Not Delivered. If at the time of the Closing the number of Channels Delivered (as herein defined) by CellCall is (i) less than 95% of the number of Channels identified in the Merger Agreement in any MSA identified in the Merger Agreement (each such MSA, a "Shortfall Market"), or (ii) fewer than 228 Channels in all market areas not identified in the Merger Agreement (each such Channel, a "Non-core Market Channel"), then (A) for each Shortfall Market the Channel value set forth in the Merger Agreement for that Shortfall Market shall be multiplied by the difference between 95% of the number of Channels set forth in the Merger Agreement for that Shortfall Market minus the number of Channels Delivered in that Shortfall Market and (B) for the Non-core Market Channels, the shortfall, if any, between 228 and the number of Non-core Market Channels Delivered shall be multiplied by $3,000 (the product of each calculation, a "Market Adjustment"). The number of shares of Nextel Common Stock equal to (i) the sum of all such Market Adjustments, if any, divided by (ii) $16.00, shall be subtracted from the Nextel Share Base.

         Each channel that has extended implementation authority identified in the Merger Agreement (an "Extended Implementation Channel") that has a deadline for construction on or after June 30, 1998, will be deemed constructed as required by the Merger Agreement for purposes of determining whether such Extended Implementation Channel is Delivered regardless of when the date of the Closing occurs, so long as any postponements of the date of the Closing are not caused by the action or inaction of CellCall.

         A "Channel" shall be "Delivered" by CellCall if at the Effective Time of the Merger: (i) the FCC license for such channel has been granted to CellCall or a CellCall subsidiary by a Final Order (as defined herein); (ii) except for Option Channels, there is a Final Order approving a transfer of control of that license to Nextel; (iii) for those Channels that are not Extended Implementation Channels, if unconstructed or deconstructed, there are at least 180 days remaining before the construction or reconstruction deadline applicable to that channel; (iv) in the case of a channel counted towards or applicable to an MSA market target, such channel is located within 25 miles of the core of the applicable MSA (except for those Channels identified in the Merger Agreement to which the 25-mile limit shall not apply); (v) in the case of a channel counted towards or applicable to an MSA market target, there is no co-channel license located within 55 miles of the channel, except for co-channel licenses that are CellCall, CellCall subsidiaries or licenses controlled by Nextel; (vi) the channel is a land mobile 800 MHz frequency, being one of the 430 frequencies allocated for SMR; (vii) the channel is granted pursuant to a primary license;
(viii) in the case of a channel counted towards or applicable to an MSA market target, such channel is a discrete frequency within the applicable market and not subject to any cross border frequency sharing or channel coordination or similar arrangement, taking into account all frequencies deemed Delivered pursuant to the Merger Agreement in that market; (ix) the license for or including the channel is not subject to (A) any agreement to be sold to a third party, or (B) any option or right of first refusal in favor of any third party;
(x) there is no contract right of any third party or FCC order otherwise encumbering or limiting the use of the license; (xi) except for Option Channels, no consideration is due to any person in connection with the channel; and (xii) the channel is not subject to any finders' preference action (other than the pending appeal of a favorable FCC Ruling) or otherwise included within any proceeding commenced or assessed by a third party (other than Nextel) or any regulatory agency, including, without limitation, the FCC, that could result in a take-back, termination, cancellation or nonrenewal of the relevant licenses.

         Option Channels shall be deemed Delivered provided (i) such channels meet all the conditions set forth in the preceding paragraph, and (ii) applications for transfer of any such Option Channels from the option holder to CellCall and from CellCall to Nextel are on file with the FCC at Closing. The number of shares of Nextel Common Stock equal to (i) the sum of all amounts paid or payable to any third party upon exercise of any option to acquire any Option Channel (including any management payments owed which have not previously been paid), if any, plus any amounts paid to third parties by CellCall as contemplated by the Merger Agreement to resolve any finders' preferences, short space or other conflicts relating to any SMR Channel, divided by (ii) $16.00, shall be subtracted from the Nextel Share Base. The Merger Agreement also identifies those options that CellCall will not exercise at any time and for which no adjustments for amounts payable thereunder will be effected.

         (b) Adjustment for Negative Cash Flow. If Adjusted EBITDA Earnings for the six-month period immediately preceding the Effective Time of the Merger is negative, that amount shall be annualized (i.e. doubled) to equal the loss that CellCall would have experienced in a twelve-month period at that rate of loss, and the number of shares of Nextel Common Stock equal to (i) such annualized amount, divided by (ii) $16.00, shall be subtracted from the Nextel Share Base. "Adjusted EBITDA Earnings" means CellCall's earnings from continuing operations as shown on the unaudited consolidated financial statements that are prepared by CellCall in the ordinary course of business consistent with past practice, (a) before interest expense, taxes, depreciation, amortization, other income and expense, all determined in accordance with past practices, to the extent consistent with GAAP, (b) without reduction for Severance Costs (as herein defined) and (c) without reduction for Transaction Costs (as herein defined).

         (c) Adjustment for Negative Working Capital. Based on the unaudited consolidated balance sheet of CellCall as of the month-end preceding the Effective Time of the Merger prepared by CellCall in the ordinary course of business, consistent with past practices, if the working capital (as herein defined) of CellCall is negative, the number of shares of Nextel Common Stock equal to (i) the negative amount of such working capital, divided by (ii) $16.00, shall be subtracted from the Nextel Share Base. "Working capital" means the result obtained by subtracting current liabilities from current assets, with certain adjustments set forth in the Merger Agreement.

         (d) Adjustment for Option/Warrant Exercise. If at the Effective Time of the Merger, CellCall (on a consolidated basis) does not have cash in an amount equal to the aggregate exercise price or other consideration due upon exercise, exchange or conversion under the terms of the Benchmark Derivatives (as those instruments were in effect on the date of the Merger Agreement) exercised prior to the Effective Time of the Merger, or has issued any shares of CellCall Stock in respect of any Benchmark Derivatives in any cashless exercise transaction, the Nextel Share Base shall be reduced by that number of shares of Nextel Common Stock equal to (i) the difference between the amount of cash that should have been received upon such exercise and the actual amount of cash received upon such exercise and held at the Effective Time of the Merger, divided by (ii) $16.00.

         (e) Adjustment for Transaction Costs and Severance Costs. To the extent the amount of (i) the reasonable accounting, legal, filing, printing and financial advisory fees and expenses associated with the Merger Agreement and the transactions contemplated thereby (the "Transaction Costs") incurred by CellCall exceed $300,000 or (ii) the amounts paid or to be paid to CellCall executives as severance as a result of the Merger (the "Severance Costs") exceed $265,000, then that number of shares of Nextel Common Stock equal to (A) the combined amount of such excess Transaction Costs and such excess Severance Costs divided by (B) $16.00, shall be subtracted from the Nextel Share Base.

         (f) Other Adjustments. In the event of any change in the terms of the authorized capital stock of Nextel (other than a change solely in the number of shares), or the declaration or payment of any share dividend or share distribution by Nextel to its stockholders, or any distribution of cash, property or securities by Nextel to its stockholders (other than regular quarterly cash dividends payable out of earnings), or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of Nextel, then appropriate adjustments shall be made to the number of shares of Nextel Common Stock issuable in the Merger, to place each of Nextel, NFC and Merger Sub, CellCall and the holders of CellCall Stock in the same posture as if the Effective Time of the Merger had occurred immediately prior to the occurrence of the event giving rise to such adjustment. Further, in the event of any change in the terms of the authorized capital stock of CellCall, or any distribution of securities by CellCall to its stockholders, or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of CellCall, appropriate adjustments shall be made to place each of Nextel, Merger Sub, CellCall and the holders of CellCall Stock in the same posture as if the Effective Time of the Merger had occurred immediately prior to the occurrence of the event giving rise to such adjustment. No adjustment shall be made pursuant to the preceding sentence for redemptions, repurchases or other cancellation or retirement of outstanding shares of CellCall Stock or rights to acquire shares of CellCall Stock.

         Fractional Shares. No fractional share of Nextel Common Stock or certificates or scrip therefor will be issued as a result of the conversion of issued and outstanding CellCall Stock into Nextel Common Stock, but in lieu of each fractional share interest there shall be made a payment in cash therefor, without interest, at a pro rata price based on the Market Price. Nextel may (in its sole and absolute discretion) deliver to persons otherwise entitled to receive fractional share interests a number of whole shares, determined by rounding up to the nearest whole share.

         Assumption of Stock Options. Each CellCall Stock Option outstanding immediately prior to the Effective Time of the Merger shall be converted at the Effective Time of the Merger into an option that may be exercised only for shares of Nextel Common Stock as follows: (i) if the Residual Amount is greater than zero, each CellCall Stock Option shall at the Effective Time of the Merger become an option to purchase a number of shares of Nextel Common Stock equal to the amount arrived at by multiplying the number of shares of CellCall Stock subject to such option immediately prior to the Effective Time of the Merger, by the Residual Amount, and the exercise price per share of Nextel Common Stock at which each such CellCall Stock Option is exercisable shall be the amount (rounded up to the next whole cent) arrived at by dividing the exercise price per share of CellCall Common Stock at which such CellCall Stock Option is exercisable immediately prior to the Effective Time of the Merger by the Residual Amount; or (ii) if the Residual Amount is zero, each such CellCall Stock Option shall at the Effective Time of the Merger become an option to purchase a number of shares of Nextel Common Stock equal to the amount arrived at by multiplying the number of shares of CellCall Stock subject to such option immediately prior to the Effective Time of the Merger, by the Exchange Ratio and the exercise price per share of Nextel Common Stock at which each such CellCall Stock Option is exercisable shall be the amount (rounded up to the next whole cent) arrived at by dividing the exercise price per share of CellCall Common Stock at which such CellCall Stock Option is exercisable immediately prior to the Effective Time of the Merger by the Exchange Ratio. Notwithstanding the foregoing, Nextel shall not issue or pay for any fractional share otherwise issuable upon any exercise by any holder of CellCall Stock Options that are so converted, and provided, however, that in the case of each CellCall Stock Option which is an incentive stock option, the Residual Amount shall be adjusted for such option, if necessary, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code.

         Warrants. At the Effective Time of the Merger, outstanding Warrants to purchase shares of CellCall Stock shall be assumed by Nextel. Each Warrant shall thereafter evidence a warrant to purchase the number of shares of Nextel Common Stock into which the number of shares of CellCall Stock issuable pursuant to such Warrant would have been converted in the Merger, at an exercise price equal to the amount per share (rounded up to the next whole cent) arrived at by dividing the aggregate exercise price under such Warrant by the number of shares of Nextel Common Stock purchasable thereunder.

         Exchange of Certificates. Prior to the Effective Time of the Merger, Nextel shall designate a bank or trust company to act as the Exchange Agent in the Merger. Promptly after the Effective Time of the Merger, Nextel shall cause the Exchange Agent to mail to each holder of record of Certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of CellCall Stock, a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Nextel Common Stock and any cash payable in lieu of fractional share interests at a pro rata price based on the Market Price; provided, however, that Nextel may deliver to persons otherwise entitled to receive fractional share interests a number of whole shares, determined by rounding up to the nearest whole share. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a letter of transmittal duly executed, and such other documents as the Surviving Corporation or the Exchange Agent may reasonably request, a holder of a Certificate shall be entitled to receive the Merger Consideration. Subsequent to the Effective Time of the Merger and until surrendered, a holder's Certificates for CellCall Stock shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the number of whole shares of Nextel Common Stock into which the shares of CellCall Stock formerly evidenced thereby have been converted by the Merger and the right to receive any cash payable in lieu of any fractional share interests resulting therefrom.

         Payment of Dividends Unless and until any outstanding Certificates for shares of CellCall Stock are surrendered, no dividend payable to holders of record of Nextel Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of any such Certificates, but upon such surrender of such Certificates there shall be paid to the record holder of the certificate for Nextel Common Stock issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time of the Merger with respect to the number of whole shares of Nextel Common Stock represented by the certificate issued upon such surrender and exchange.

         Limitations on Transferability of Nextel Common Stock. Shares of Nextel Common Stock received by certain persons deemed to be "affiliates" of CellCall for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of CellCall receiving Nextel Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. It is a condition to the obligation of Nextel to consummate the Merger that Nextel shall have received from each affiliate of CellCall a letter confirming that such person will not sell or otherwise dispose of the shares of Nextel Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to a registration statement or pursuant to any other available exemptions from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation.

         Hart-Scott-Rodino. The Merger is subject to the requirements of the HSR Act, which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Nextel and CellCall filed the required information and material with the Antitrust Division and the FTC and were notified of the early termination of the waiting period on June 27, 1997. Satisfaction of the waiting period requirement will not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time of the Merger from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge, if made, would not be successful.

         Federal Communications Commission. The transfer of control of the licenses granted by the FCC and held by CellCall and certain pending applications of CellCall, which will occur as a result of the Merger, is subject to prior FCC approval pursuant to the requirements of the Communications Act and the rules of the FCC. Although the relevant applications have been filed with the FCC, there can be no assurance that the FCC will grant such approval prior to the date of the Meeting, if at all.

         Representations and Warranties of CellCall. In addition to customary representations and warranties with regard to corporate organization and authority and capitalization, the Merger Agreement contains representations and warranties by CellCall regarding (i) compliance with laws; (ii) absence of conflicts with any applicable laws, rules or regulations of any tribunal, charter documents or any other agreement, indenture or other instruments; (iii) litigation matters; (iv) intellectual property matters; (v) insurance matters;
(vi) assets; (vii) financial statements; (viii) liabilities; (ix) transactions not in the ordinary course of business; (x) capital projects; (xi) tax matters;
(xii) bank accounts and employee matters; (xiii) title to real and personal property; (xiv) absence of defaults under material contracts; (xv) documents related to issuances of CellCall securities; (xvi) brokers; (xvii) special contractual liabilities and warranty matters; (xiii) title to real and personal property; (xviii) employee benefit matters; (xix) regulatory matters, including representations as to channel position; (xx) accuracy of information provided in the disclosure schedules to the Merger Agreement; (xxi) accuracy of information provided by CellCall for inclusion in the registration statement filed with the Securities and Exchange Commission (the "Commission") in connection with the Merger (the "Registration Statement"); and (xxii) customers.

         Representations and Warranties of Nextel. In addition to customary representations and warranties with regard to corporate organization and authority and capitalization, the Merger Agreement contains representations and warranties by Nextel and Merger Sub regarding (i) absence of conflicts with any applicable laws, rules or regulations of any tribunal, charter documents, or any agreement, indenture or other instruments; (ii) documents filed by Nextel with the Commission; and (iii) accuracy of information provided by Nextel for inclusion in the Registration Statement.

         Conditions; Waiver. The obligations of Nextel and CellCall to consummate, or cause to be consummated, the Merger are subject to the satisfaction or waiver of the following conditions: (i) the approval of the Merger Agreement and the transactions referred to therein by the stockholders of CellCall; (ii) the expiration or termination of all waiting periods under the HSR Act; (iii) the procurement of all necessary approvals, clearances and consents of governmental and regulatory authorities and certain approvals and consents of third parties required in connection with the Merger (including all required FCC approvals and consents, which shall be deemed to be obtained only when they have become Final Orders); (iv) the absence of certain legal or regulatory proceedings with respect to the Merger; (v) the effectiveness of the Registration Statement under the Securities Act and the absence of a stop order suspending such effectiveness or any threat with respect thereto and the registration or exemption from registration of shares of Nextel Common Stock under all applicable blue sky laws; and (vi) the listing or approval for listing upon notice of issuance of the shares of Nextel Common Stock issuable in the Merger by the Nasdaq NM.

         The obligation of Nextel to consummate, or cause to be consummated, the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of CellCall shall be true and correct and each of the covenants and agreements of CellCall to be performed as of or prior to the Closing shall have been performed; (ii) receipt of a certificate signed by CellCall's President certifying that certain conditions to the Merger have been fulfilled; (iii) receipt of certain legal opinions from counsel to CellCall; (iv) FCC action on CellCall's filing(s) for rejustification of its extended implementation authority; (v) absence of any liabilities or obligations of CellCall except Permitted Liabilities (as defined in the Merger Agreement); (vi) receipt of letters from Potter & Company LLP addressed to Nextel regarding information about CellCall included in the Registration Statement; (vii) receipt of CellCall's audited financial statements; (viii) receipt of letters from affiliates of CellCall regarding compliance with Rule 145; (ix) no stockholder of CellCall shall be entitled to exercise dissenter's or appraisal rights under the DGCL; (x) CellCall's sole ownership of certain subsidiaries; (xi) receipt of a release and termination agreement from each CellCall stockholder related to certain preemptive and registration rights; (xii) receipt of indemnification agreements from stockholders of CellCall holding at least 90% of the CellCall Stock; (xiii) receipt of a non-competition agreement from J. P. Harris; (xiv) receipt of certain agreements from third parties as described under "- Agreements With Third Parties"; and (xv) receipt of a certificate signed by CellCall's Treasurer regarding the number of shares of Series C Preferred Stock that are Incentive Shares as of the Closing.

         The obligation of CellCall to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Nextel shall be true and correct, and each of the covenants and agreements of Nextel to be performed as of or prior to the Closing shall have been duly performed; (ii) receipt of a certificate signed by an officer of Nextel certifying that certain conditions to the Merger have been fulfilled; and (iii) receipt of a legal opinion from counsel to Nextel.

         No Solicitation. CellCall has agreed, subject to certain exceptions, that prior to the Effective Time of the Merger, CellCall and its representatives shall not, directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any corporation, partnership, person or other entity or group concerning any transaction involving the sale of the business, assets or any securities of CellCall, the merger or consolidation of CellCall or any other similar transaction involving CellCall or its businesses. Promptly upon receiving any, or any information about any, inquiry, request or proposal from or contact by any person with respect to any sale, merger, consolidation or other similar transaction, CellCall shall advise Nextel of such inquiry, request, proposal or contact and provide Nextel all relevant information with respect thereto.

         Indemnification Agreements. It is a condition to Nextel's obligation to consummate the Merger that Nextel shall have received executed indemnification agreements from CellCall stockholders holding at least 90% of the CellCall Stock, on a fully diluted basis. Each CellCall stockholder that executes such an indemnification agreement (each, an "Indemnifying Stockholder") will agree to indemnify and hold Nextel and its subsidiaries and affiliates (including, without limitation, CellCall) and its and their officers, directors and employees (but excluding the historic officers and directors of CellCall prior to the Effective Time of the Merger) (each, a "Beneficiary") from and against such Indemnifying Stockholder's pro rata portion of any and all claims, damages, losses or liabilities (including reasonable attorneys' fees and expenses) (the "Losses") incurred by any Beneficiary resulting from: (a) liabilities of CellCall which are not disclosed to Nextel in writing prior to the Effective Time of the Merger (other than "Permitted Liabilities," as defined in the Merger Agreement); (b) claims arising out of the operation of CellCall's business prior to the Effective Time of the Merger; (c) breach or inaccuracy of a representation or warranty of CellCall contained in the Merger Agreement; or (d) failure of CellCall to perform any agreement or covenant required by the Merger Agreement to be performed by CellCall.

         The obligation of an Indemnifying Stockholder to make any payment in connection with such indemnity obligation shall not arise until Losses, in the aggregate, exceed $125,000, but once such Losses exceed $125,000, Nextel shall be entitled to recover from each such Indemnifying Stockholder, such Indemnifying Stockholder's pro rata portion of all Losses in excess of $125,000 up to an aggregate of $7,500,000 of Losses. Any claim for indemnity must be made by giving notice no later than 18 months after the Effective Time of the Merger.

         The Indemnifying Stockholders, in the aggregate, shall be obligated to pay all Losses (subject to the threshold and maximum amounts described in the preceding paragraph) but any individual Indemnifying Stockholder shall only be required to bear and pay his, her or its pro rata share of Losses. The pro rata share shall be determined by dividing such Indemnifying Stockholder's percentage equity interests in CellCall, on a fully-diluted basis, by the aggregate percentage equity interests in CellCall on a fully-diluted basis of all Indemnifying Stockholders.

         Participation in FCC Auction. CellCall and Nextel agreed to form a consortium to participate in the recently concluded 800 MHz SMR block license auction established by the FCC in the First Report and Order, PR Docket No. 93-144, released December 15, 1995 (the "Auction") for block licenses in certain Bureau of Economic Analysis Economic Areas (each, an "EA") identified in the Merger Agreement ("Overlap EAs"). Rather than creating a separate entity to administer auction participation solely in the Overlap EAs, a subsidiary of Nextel was formed to participate in the Auction in EAs throughout the United States, including the Overlap EAs. The Nextel subsidiary determined and controlled all aspects of the bidding strategy and participation (including without limitation determining the amount of the bids to be submitted, the EAs in which to bid and whether to top competing bids) and funded all bids. CellCall agreed not to bid for block licenses in EAs outside of the Overlap EAs; Nextel was free to bid for block licenses outside of the Overlap EAs either individually or in consortia formed with other parties, without reference to the procedures agreed to by Nextel and CellCall in the Overlap EAs. Bidding in the Auction closed on December 8, 1997, and the Nextel subsidiary was awarded the rights to block licenses in each of the Overlap EAs. Nextel is entitled to the right to all channels included in these block licenses, subject to the option of CellCall, under certain circumstances in the event the Merger is not consummated, to purchase certain channels in any Overlap EA for the price paid by Nextel.

         Termination. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned: (i) by mutual written consent of CellCall and Nextel authorized by their respective Boards of Directors, at any time prior to the Closing; (ii) prior to the Closing, by written notice to CellCall from Nextel authorized by the Nextel Board, if (A) there is a material breach of any representation, warranty, covenant or agreement on the part of CellCall or any subsidiary, or if a representation or warranty of CellCall shall be untrue in any material respect (a "Terminating CellCall Breach"), except that, if such Terminating CellCall Breach is curable by CellCall through the exercise of its reasonable best efforts, then, for up to 30 days, but only as long as CellCall continues to exercise such reasonable best efforts, Nextel may not terminate the Merger Agreement, (B) any governmental or regulatory consent or approval required for consummation of the transactions contemplated by the Merger Agreement is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body or (C) consummation of any of the transactions contemplated by the Merger Agreement is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;
(iii) prior to the Closing, by written notice to Nextel from CellCall authorized by the CellCall Board, if (A) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel set forth in the Merger Agreement, or if a representation or warranty of Nextel shall be untrue in any material respect, except that, if such Terminating Nextel Breach is curable by Nextel through the exercise of its reasonable best efforts then for up to 30 days, but only as long as Nextel continues to exercise such reasonable best efforts, CellCall may not terminate the Merger Agreement, (B) any governmental or regulatory consent or approval required for consummation of the transactions contemplated by the Merger Agreement is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, or (C) consummation of any of the transactions contemplated by the Merger Agreement is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or (iv) by either Nextel or CellCall if the Merger shall not have been consummated on or before the first anniversary of the Merger Agreement (provided the terminating party is not otherwise in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement).

         Agreements with Third Parties. Nextel's obligation to consummate the Merger is conditioned upon receipt of agreements from certain third parties as summarized below.

         (a) Agreement with Sirrom. Prior to the Merger, Nextel must receive an agreement, in form and substance reasonably satisfactory to Nextel, from Sirrom Capital L.P., a Tennessee limited partnership ("Sirrom"), providing, among other things, for (i) the release by Sirrom of all claims Sirrom may have against CellCall; (ii) Sirrom's consent to (A) the Merger and (B) the repayment of that certain Secured Promissory Note, dated as of November 4, 1994, in the aggregate amount of $1,000,000 (the "Secured Note"), immediately following consummation of the Merger; (iii) the termination of each of the Security Agreement and the Loan Agreement, dated as of November 4, 1994, each as between Sirrom and CellCall; and (iv) an acknowledgment from Sirrom that Nextel may prepay the Secured Note without restriction or penalty and that, upon such prepayment, all liens associated with the above-referenced Security Agreement and Loan Agreement shall be released.

         (b) Agreement with Magold Parties. Prior to the Merger, Nextel must receive an agreement, in form and substance reasonably satisfactory to Nextel, from Raymond J. Magold, Phyllis B. Magold and Raymond J. Magold, as custodian for Jacqueline R. Magold and Darlene M. Magold (collectively, the "Magold Parties"), providing, among other things, for (i) the release by the Magold Parties of any claims the Magold Parties may have against CellCall; (ii) the Magold Parties' consent to the repayment of that certain Convertible Subordinated Note, dated as of May 2, 1994 in the principal amount of $500,000 (the "Magold Note") immediately following consummation of the Merger and an acknowledgment from the Magold Parties that Nextel may prepay the Magold Note without restriction or penalty; and (iii) representations and covenants from the Magold Parties that the Magold Parties have not exercised and will not exercise their right to convert the Magold Note into shares of CellCall Series D Preferred Stock.

         (c) Agreements with Raymond James and Brenner Securities. Prior to the Merger, Nextel must receive agreements, in form and substance satisfactory to Nextel, that each of Raymond James and Associates, Inc. and Brenner Securities Corporation consent to the issuance of an amended warrant for shares of CellCall Common Stock replacing their respective existing Warrants.

         (d) Agreement with Vine. Prior to the Merger, Nextel must receive an agreement, in form and substance reasonably satisfactory to Nextel, from Vine Street Trust Company ("Vine"), providing, among other things, for (i) the release by Vine of all claims Vine may have against CellCall; (ii) Vine's consent to (A) the Merger and (B) the repayment of any indebtedness owed by CellCall to Vine (the "Line of Credit") immediately following consummation of the Merger; (iii) the termination of each of the Security Agreement and the Loan Agreement, dated as of March 10, 1995, between Vine and CellCall; and (iv) an acknowledgment from Vine that Nextel may prepay the Line of Credit without restriction or penalty and that, upon such prepayment, all liens associated with the above-referenced Loan Agreement and Security Agreement shall be released or CellCall shall have paid all outstanding indebtedness under the Line of Credit in full and shall have caused the termination of all agreements with, and liens in favor of, Vine.

STOCK PURCHASE OPTION AGREEMENT

         Concurrently with the execution of the Merger Agreement, holders at that date of a majority of the issued and outstanding CellCall Common Stock and all of the Preferred Stock entered into a Stock Purchase Option Agreement (the "Option Agreement") with NFC, pursuant to which NFC was granted an option (the "Option") to purchase all of each such stockholder's right, title and interest in such stockholder's shares of CellCall Stock under certain circumstances. The purchase price per share payable upon exercise of the Option is an amount in cash equal to the market price, determined on the last trading day preceding the date of the occurrence of a "Triggering Event," as defined in the Merger Agreement and described below, of the shares of Nextel Common Stock into which such shares of CellCall Stock subject to such exercise would have been converted had the Merger been consummated on such trading day in accordance with the terms of the Merger Agreement, assuming all applicable governmental approvals had been obtained as of such date.

         The Option may be exercised by NFC for a period of 90 days from any Triggering Event, for any 66% of the shares of CellCall Stock (on a fully diluted basis), provided that NFC shall first purchase all of the shares of CellCall Stock, if any, that are voted in favor of the Merger pro rata from the applicable CellCall stockholders.

         Under the Option Agreement, a "Triggering Event" is either of the following:

         (a) the Merger Agreement is not approved by the CellCall stockholders within 60 days after the post-effective amendment of which this Prospectus Supplement is a part is declared effective (for any reason other than a material breach by Nextel or its subsidiaries of any of their respective obligations under the Merger Agreement); or

         (b) CellCall shall, or shall enter any agreement to, (i) merge or consolidate with another entity or (ii) sell, dispose of, liquidate or encumber any of its assets to or for the benefit of another Person, other than in the ordinary course of business.

LOAN AND OPTION AGREEMENT

         On November 21, 1997, CellCall and Nextel Sub entered into the Loan Agreement pursuant to which Nextel Sub agreed to loan CellCall up to an aggregate of $2,357,250. Pursuant to the terms of the Loan Agreement, disbursements thereunder were made solely for the purpose of permitting CellCall to purchase the Option Channels and are evidenced by the Note issued by CellCall and payable to Nextel Sub. Through the date hereof, CellCall has borrowed $2,086,750 of the amount available pursuant to the Loan Agreement to purchase Option Channels. Simple interest on the principal balance of the Note is calculated on a 360-day year at an annual rate of 10%. At the Effective Time of the Merger, the number of shares of Nextel Common Stock equal to (a) the principal balance of the Note, plus accrued interest thereon, outstanding at the Effective Time of the Merger divided by (b) $16.00 shall be subtracted from the Nextel Share Base. Nextel Sub's obligation to lend money to CellCall pursuant to the Loan Agreement terminates on the earlier of the Effective Time of the Merger or the date of any "Event of Default" (as hereafter defined) and, upon the occurrence of an Event of Default, the Note and all interest accrued thereon shall become immediately due and payable. An "Event of Default" is defined in the Loan

Agreement as (i) termination of the Merger Agreement; (ii) the failure of CellCall to perform under the Loan Agreement; or (iii) the bankruptcy of CellCall or similar events.

         The principal balance of the Loan and all accrued interest (the "Loan Termination Balance") shall be payable by CellCall to Nextel Sub as follows: (a) in one payment to be made within ten days of any termination of the Merger Agreement arising out of any breach or nonperformance on the part of CellCall;
(b) in one payment to be made within 90 days of any termination of the Merger Agreement arising solely out of any breach or nonperformance on the part of either NFC, Merger Sub or Nextel; or (c) in one payment to be made within 30 days of any other termination of the Merger Agreement.

         Upon any failure by CellCall to make any payment due to Nextel Sub under the Loan Agreement, Nextel Sub shall have the option to purchase any or all of the Option Channels theretofore purchased by CellCall and for which a disbursement under the Loan Agreement was made, and the Loan Termination Balance will be reduced by the amount of such disbursement (and any interest attributable thereto) made with respect to such Option Channel(s) purchased by Nextel Sub (if any).

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for under the "purchase acquisition" method of accounting in accordance with GAAP. Under the "purchase acquisition" method, any amount paid over the fair market value of the acquired company's assets is reflected on the buyer's balance sheet as goodwill.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to CellCall stockholders. This discussion is based on currently existing provisions of the Code, existing and proposed regulations promulgated under the Code by the Treasury Department ("Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Merger Sub, NFC, Nextel, CellCall or the CellCall stockholders as described herein.

         The Merger has been structured with the intent that it be treated as a reorganization for federal income tax purposes so that no gain or loss will be recognized by the CellCall stockholders upon consummation of the Merger, except with respect to cash received in lieu of fractional shares. It is expected that at the Closing, CellCall will receive a written opinion (the "Tax Opinion") of Hill & Barlow, substantially to the effect that, on the basis of certain facts and representations, the following are the federal income tax consequences of the Merger:

         (1) The Merger will constitute a reorganization in accordance with
Section 368(a) of the Code and Nextel, NFC and CellCall will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

         (2) No gain or loss will be recognized by the CellCall stockholders upon their receipt in the Merger of the Nextel Common Stock solely in exchange for their CellCall Stock;

         (3) Each CellCall stockholder's aggregate tax basis in the Nextel Common Stock to be received (including fractional share interests deemed received) in the Merger will be the same as the aggregate tax basis (determined at the time of the Merger) that such stockholder had in the CellCall Stock exchanged for such Nextel Common Stock;

         (4) Each CellCall stockholder's holding period of the Nextel Common Stock to be received (including the fractional share interests deemed received) in the Merger will include the holding period of the CellCall Stock exchanged for the Nextel Common Stock, provided that the stockholder's CellCall Stock was held as a capital asset at the time of the Merger;

         (5) CellCall will not recognize income, gain or loss as a result of the Merger; and

         (6) A CellCall stockholder who receives cash in the Merger in lieu of a fractional share of Nextel Common Stock will be treated as if the fractional share were distributed in the Merger and then as having received a cash distribution in redemption of such fractional share, resulting in income, gain or loss upon receipt of such cash that will be taxed as provided in Section 302 of the Code.

         In connection with the Tax Opinion, Hill & Barlow will make such factual assumptions as are customary in similar tax opinions. The Tax Opinion cannot be relied upon if any such factual assumption is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been (or will be) requested, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated and it is later determined that the Merger did not qualify as a reorganization under the Code, the CellCall stockholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the Nextel Common Stock they received and their tax basis in the CellCall Stock.

         The foregoing summary of material federal income tax consequences is not intended to constitute advice regarding the federal income tax consequences of the Merger to any holder of CellCall Stock. This summary does not discuss tax consequences under the laws of foreign, state or local governments or of any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and traders or dealers in stocks or securities. In addition, the foregoing may not be applicable to a holder of shares of CellCall Stock who received such shares as employee compensation or pursuant to the exercise of an employee stock option. Each holder of CellCall Stock is urged to consult its own tax advisors as to the specific consequences of the Merger, including the applicable federal, state, local and foreign tax consequences to them of the Merger in light of their particular circumstances.

DISSENTERS' RIGHT OF APPRAISAL

         In accordance with Section 262 of the DGCL ("Section 262"), if the proposed Merger is approved and consummated, holders of shares of CellCall Stock who neither vote for nor consent in writing to the Merger will have the right to receive the "fair value" of their shares of CellCall Stock in cash (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as judicially determined if they fully comply with the provisions of
Section 262. It is, however, a condition to Nextel's obligation to consummate the Merger that no holder of shares of CellCall Stock is entitled to exercise dissenter's or appraisal rights under the DGCL. Accordingly, if a stockholder asserts appraisal rights, he or she may not be entitled to the benefit of the procedures described below because the Merger may not be consummated, unless Nextel decides to waive such condition to its obligation to consummate the Merger.

         The following is a brief summary of the procedures set forth in Section 262 which are required to be followed by holders of shares of CellCall Stock who wish to dissent from the Merger and demand their statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the complete text of which is attached to this Prospectus Supplement as Appendix B. Holders of shares of CellCall Stock who desire to exercise appraisal rights of dissenting stockholders with respect to the Merger are advised to seek independent counsel. This Prospectus Supplement constitutes notice to holders of shares of CellCall Stock concerning the availability of appraisal rights under
Section 262. Under Section 262, a holder of record wishing to assert appraisal rights must hold shares of CellCall Stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time of the Merger.

         Holders of record of shares of CellCall Stock who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares of CellCall Stock must be filed with CellCall before the taking of the vote on the Merger. This written demand for appraisal of shares of CellCall Stock must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the Merger.

         NEITHER VOTING AGAINST, ABSTAINING FROM VOTING, OR FAILING TO VOTE ON THE ADOPTION OF THE MERGER WILL CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

         Holders of shares of CellCall Stock electing to exercise their appraisal rights under Section 262 must NOT vote for adoption of the Merger. If a holder of shares of CellCall Stock returns a signed proxy but does not specify therein a vote AGAINST adoption of the Merger or an instruction to abstain, the proxy will be voted FOR adoption of the Merger, which will have the effect of waiving the appraisal rights of that holder of shares of CellCall Stock. Abstaining from voting or voting against the adoption of the Merger will NOT constitute a waiver of such stockholder's appraisal rights.

         A demand for appraisal must be executed by or for the holder of record of shares of CellCall Stock as to which appraisal is demanded as such stockholder's name appears on the certificate representing such shares of CellCall Stock. If such shares of CellCall Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the appropriate fiduciary. If such shares of CellCall Stock are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners of such shares. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the identified record owner.

         A record owner, such as a broker, who holds shares of CellCall Stock as a nominee for others, may exercise rights of appraisal with respect to the shares held for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand submitted by such broker as record owner must set forth the number of shares of CellCall Stock covered by such demand. If the number of shares is not expressly stated, the demand will be presumed to cover all shares of CellCall Stock outstanding and held in the name of such record owner.

         Holders of shares of CellCall Stock (or, if different, record owners acting on behalf of such stockholders) who elect to exercise appraisal rights should mail or deliver a written demand to: CellCall, Inc., 1720 Fortune Court, Suite 106, Lexington, Kentucky 40509, Attention: Secretary. The written demand for appraisal should specify the record holder's name and mailing address, the number and type of shares of CellCall Stock owned, and that such holder is thereby demanding appraisal of his or her shares. Within ten days after the Effective Time of the Merger, CellCall must provide notice of the Effective Time of the Merger to all holders of shares of CellCall Stock who have complied with
Section 262 and have not voted for approval of the Merger.

         Within 120 days after the Effective Time of the Merger, either CellCall or any holder of shares of CellCall Stock who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Chancery Court") demanding a determination of the fair value of the shares of CellCall Stock owned by the dissenting stockholders. CellCall has no present intention to file such petition if demand for appraisal is made.

         Upon the filing of any petition by a stockholder in accordance with
Section 262, service of a copy will be made upon CellCall which will, within 20 days after service, file in the office of the Register of the Chancery Court in which the petition was filed, a duly verified list containing the names and addresses of all CellCall stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by CellCall. The Register of the Chancery Court, if so ordered by the Chancery Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to CellCall and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Chancery Court deems advisable. The forms of the notices by mail and by publication must be approved by the Chancery Court, and the costs thereof shall be borne by CellCall.

         If a petition for an appraisal is timely filed, after a hearing on such petition the Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of CellCall Stock owned by such stockholders and determine the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount so determined to be the fair value.

         In determining fair value, the Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be taken into account in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company . . . ." The Delaware Supreme
Court stated that, in making a determination of fair value, the agency or court determining the value must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger and which throw any light on future prospects of the merging corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible to proof as of the date of the merger and not the product of speculation, may be considered."

         HOLDERS OF SHARES OF CELLCALL STOCK CONSIDERING SEEKING APPRAISAL SHOULD KEEP IN MIND THAT THE FAIR VALUE OF THEIR SHARES OF CELLCALL STOCK DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME, OR LESS THAN THE MERGER CONSIDERATION THEY ARE TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DO NOT SEEK APPRAISAL OF THEIR SHARES.

         The cost of the appraisal proceeding may be determined by the Chancery Court and taxed against the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting holder of shares of CellCall Stock, the Chancery Court may order that all or a portion of the expenses incurred by any such dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of CellCall Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears his own expenses.

         Any holder of shares of CellCall Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote for any purpose the shares of CellCall Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to holders of shares of CellCall Stock of record at a date prior to the Effective Time of the Merger.

         At any time within 60 days after the Effective Time of the Merger, any holder of shares of CellCall Stock who has demanded appraisal of the fair value thereof has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period, such stockholder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Chancery Court within 120 days after the Effective Time of the Merger, the rights of holders of shares of CellCall Stock to appraisal will cease and all such stockholders will be entitled to receive the consideration offered per share of CellCall Stock as provided for in the Merger Agreement.

         BECAUSE CELLCALL HAS NO OBLIGATION TO FILE SUCH A PETITION, AND HAS NO PRESENT INTENTION TO DO SO, ANY HOLDER OF SHARES OF CELLCALL STOCK WHO DESIRES SUCH A PETITION TO BE FILED IS ADVISED TO FILE IT ON A TIMELY BASIS. No petition timely filed in the Chancery Court demanding appraisal may be dismissed as to any holder of shares of CellCall Stock without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

         THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE DGCL RELATING TO THE RIGHTS OF DISSENTING HOLDERS OF SHARES OF CELLCALL STOCK AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE DGCL, WHICH ARE INCLUDED AS APPENDIX B TO THIS PROSPECTUS SUPPLEMENT. HOLDERS OF SHARES OF CELLCALL STOCK INTENDING TO EXERCISE THEIR DISSENTERS' RIGHTS ARE URGED TO REVIEW CAREFULLY APPENDIX B AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

                    INTERESTS OF CERTAIN PERSONS IN CELLCALL

INTEREST IN MATTERS TO BE ACTED UPON

         Certain executive officers and directors of CellCall have interests in the Merger that differ from those of CellCall stockholders generally. In particular, under the terms of the CellCall Charter upon consummation of the Merger, certain investment partnerships holding shares of CellCall Stock and Jack Loperena, a director of CellCall who personally holds shares of CellCall Stock, will each be entitled to the preferential payments related to their Preferred Stock. Each of Richard M. Burnes, Jr., Stephen F. Gormley, Joseph T. McCullen, Jr., J. Donald McLemore, Jr., Peter A. Schober and James F. Wade is a member of the CellCall Board and serves as general partner of at least one of such investment partnerships.

         In addition, Mr. Harris, the Chief Executive Officer of CellCall, as the holder of 100% of the issued and outstanding shares of Series C Preferred Stock of CellCall, is entitled upon consummation of the Merger to a preferential payment of one share of Nextel Common Stock for each share of Series C Preferred Stock, subject to certain reductions for downward adjustments to the Merger Consideration, pursuant to the terms of the CellCall Charter. See "Comparison of Rights of Holders of Shares of Each of Nextel Common Stock and CellCall Stock - Terms of CellCall Preferred Stock - Series C Convertible Preferred Stock."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 3, 1998, certain information with respect to all stockholders known to CellCall to beneficially own more than 5% of any class of CellCall capital stock and information with respect to any class of CellCall capital stock beneficially owned by each director of CellCall, the Chief Executive Officer of CellCall, and all directors and executive officers of CellCall as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to CellCall capital stock owned by them and beneficial ownership is determined in accordance with rules of the Commission.


                                 Name and Address of              Number of             Percent
Title of Class                    Beneficial Owner              Issued Shares           Of Class
--------------                    ----------------              -------------           --------
Common Stock              Jack Loperena                              450.00              48.64%
                          2764 West Athens
                          Fresno, CA  93711



Common Stock              Sirrom Capital L.P.                        465.10              50.28%
                          Two Embarcadero Center
                          Suite 650
                          San Francisco, CA 94111

Series A Preferred        Jack Loperena                              561.96             33.672%
Stock                     2764 West Athens
                          Fresno, CA  93711

Series A Preferred        The Southern Venture Fund                1,106.96             66.328%
Stock                     Limited Partnership
                          c/o Massey Burch Capital Corp.
                          310 25th Avenue North, Suite 103
                          Nashville, TN  37203

Series A Preferred        J. Donald McLemore, Jr.               1,106.96(1)             66.328%
Stock                     c/o Massey Burch Capital Corp.
                          310 25th Avenue North, Suite 103
                          Nashville, TN  37203

Series B Preferred        Richard M. Burnes, Jr.                3,114.98(2)             15.065%
Stock                     c/o Charles River Ventures
                          Bay Colony Corporate Center
                          1000 Winter Street, Suite 3300
                          Waltham, MA  02154

Series B Preferred        The Charles River Partnership VI         2,647.74             12.805%
Stock                     c/o Charles River Ventures
                          Bay Colony Corporate Center
                          1000 Winter Street, Suite 3300
                          Waltham, MA  02154

Series B Preferred        Stephen F. Gormley                    7,787.51(3)             37.661%
Stock                     c/o Media/Communications
                          Partners
                          75 State Street, Suite 2500
                          Boston, MA  02109

Series B Preferred        Joseph T. McCullen, Jr.               2,336.24(4)             11.298%
Stock                     c/o Morgan, Holland Ventures
                          Corporation
                          One Liberty Square
                          Boston, MA  02109

                                  Name and Address of                 Number of             Percent
Title of Class                     Beneficial Owner                 Issued Shares           Of Class
--------------                     ----------------                 -------------           --------
Series B Preferred        J. Donald McLemore, Jr.                    3,136.10(5)             15.167%
Stock                     c/o Massey Burch Capital Corp.
                          310 25th Avenue North, Suite 103
                          Nashville, TN  37203

Series B Preferred        Media/Communications Partners II              7,476.00             36.155%
Stock                     Limited Partnership
                          c/o Media/Communications
                          Partners
                          75 State Street, Suite 2500
                          Boston, MA  02109

Series B Preferred        Morgan, Holland Fund II, L.P.              2,336.24(6)             11.298%
Stock                     c/o Morgan, Holland Ventures
                          Corporation
                          One Liberty Square
                          Boston, MA  02109

Series B Preferred        Peter A. Schober                           3,021.98(7)             14.615%
Stock                     c/o MVP Ventures
                          45 Milk Street, 19th Floor
                          Boston, MA  02109

Series B Preferred        The Southern Venture Fund                     3,136.10             15.167%
Stock                     Limited Partnership
                          c/o Massey Burch Capital Corp.
                          310 25th Avenue North, Suite 103
                          Nashville, TN  37203

Series B Preferred        James F. Wade                              7,787.51(8)             37.661%
Stock                     c/o Media/Communications
                          Partners
                          75 State Street, Suite 2500
                          Boston, MA  02109

Series C Preferred        J. P. Harris                                 52,500.00                100%
Stock                     c/o CellCall, Inc.
                          1720 Fortune Court, Suite 106
                          Lexington, KY  40509

Common Stock              All directors and executive officers            450.00              48.64%
                          as a group (8 persons)

Series A Preferred        All directors and executive officers       1,668.92(1)                100%
Stock                     as a group (8 persons)

Series B Preferred        All directors and executive officers      20,197.40(2)             97.678%
Stock                     as a group (8 persons)                       (3)(4)(5)
                                                                          (7)(8)

Series C Preferred        All directors and executive officers         52,500.00                100%
Stock                     as a group (8 persons)

(1) Includes 1,106.96 shares owned by the Southern Venture Fund Limited Partnership, of which Mr. McLemore is a general partner. Mr. McLemore shares voting and investment power with respect to such shares; however, he disclaims beneficial ownership of such shares except as to his proportionate partnership interest therein.

(2) Includes 2,647.74 shares owned by The Charles River Partnership VI ("CRP VI") and 467.24 shares owned by The Charles River Partnership VI-A ("CRP VI-A"). Mr. Burnes is a general partner of Charles River VI GP, the general partner of CRP VI and CRP VI-A, and shares voting and investment power with respect to such shares; however, he disclaims beneficial ownership of such shares except as to his proportionate partnership interests therein.

(3) Includes 241.42 shares owned by Media/Communications Investors Limited Partnership ("M/C Investors"), 70.09 shares owned by Chestnut Street Partners, Inc. ("Chestnut") and 7,476.00 shares owned by Media/Communications Partners II Limited Partnership ("M/C Partners"). Mr. Gormley is the 100% shareholder of M/C Investors General Partner-S, Inc., which is a general partner of M/C Investors; is a director and vice president of Chestnut; and is the 100% shareholder of M/C II General Partner-S, Inc., which is a general partner of M/CP II, L.P., which is the general partner of M/C Partners. Mr. Gormley shares voting and investment power with respect to all such shares; however, he disclaims beneficial ownership of such shares except as to his proportionate partnership interests therein.

(4) Includes 23.36 shares held by Gilde Investment Fund, B.V. ("Gilde") as to which Mr. McCullen, in his capacity as a general partner of Morgan, Holland Fund II, L.P. ("Morgan, Holland"), holds an unlimited power of attorney with respect to voting and investment and 2,312.88 shares owned by Morgan, Holland, of which Mr. McCullen is a general partner. Mr. McCullen shares voting and investment power with respect to all such shares; however, he disclaims beneficial ownership of the shares held by Gilde and of the shares held by Morgan, Holland except as to his proportionate partnership interest therein.

(5) Includes 3,136.10 shares owned by the Southern Venture Fund Limited Partnership, of which Mr. McLemore is a general partner. Mr. McLemore shares voting and investment power with respect to such shares; however, he disclaims beneficial ownership of such shares except as to his proportionate partnership interest therein.

(6) Includes 23.36 shares held by Gilde, as to which Mr. McCullen, in his capacity as a general partner of Morgan, Holland, holds an unlimited power of attorney with respect to voting and investment.

(7) Includes 775.86 shares owned by Chestnut III Limited Partnership, as to which Mr. Schober is a general partner; 539.69 shares owned by Chestnut Capital International III Limited Partnership, as to which Mr. Schober is a general partner; 798.81 shares owned by Late Stage Fund 1990 Limited Partnership, as to which Mr. Schober is a general partner;
         896.00 shares owned by Late Stage Fund 1991 Limited Partnership, as to which Mr. Schober is a general partner; and 11.62 shares owned by MVP Investors, L.P., as to which Mr. Schober is a general partner. Mr. Schober shares voting and investment power with respect to such shares; however, he disclaims beneficial ownership of such shares except as to his proportionate partnership interests therein.

(8) Includes 241.42 shares owned by M/C Investors, 70.09 shares owned by Chestnut and 7,476.00 shares owned by M/C Partners. Mr. Wade is the 100% shareholder of M/C Investors General Partner-J, Inc., which is a general partner of M/C Investors; is a director and vice president of Chestnut; and is the 100% shareholder of M/C II General Partner-J, Inc., which is a general partner of M/CP II, L.P., which is the general partner of M/C Partners. Mr. Wade shares voting and investment power with respect to all such shares; however, he disclaims beneficial ownership of such shares except as to his proportionate partnership interests therein.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                     NEXTEL COMMON STOCK AND CELLCALL STOCK

INTRODUCTION

         CellCall and Nextel are each incorporated under the laws of the state of Delaware. The holders of shares of CellCall Stock, whose rights as stockholders are currently governed by Delaware law, the CellCall Charter and by-laws of CellCall (the "CellCall By-laws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of Nextel Common Stock, and their rights as such will be governed by Delaware law, the Nextel Charter, and the by-laws of Nextel (the "Nextel By-laws"). Summarized below are the material differences between the rights of holders of shares of CellCall

Stock and the rights of holders of shares of Nextel Common Stock resulting from differences in their governing documents and the application of Delaware law thereto.

         Nextel and holders of shares of its capital stock have entered into certain agreements that may affect the rights of holders of shares of Nextel Common Stock under its charter documents and Delaware law. Pursuant to such agreements, certain significant holders have under certain circumstances certain rights to designate nominees to be elected to the Nextel Board. See "-- Election of Board of Directors." In addition, the equity securities issued to the McCaw Investor in the McCaw Transaction, and the agreements relating to such transaction, grant to the McCaw Investor certain rights generally relating to corporate governance topics, including rights to designate a number of directors to the Nextel Board and rights of such directors to representation on the Operations Committee of the Nextel Board. See "--Terms of Nextel Preferred Stock."

         The following summary does not purport to be a complete statement of the rights of holders of shares of Nextel Common Stock under applicable Delaware law, the Nextel Charter and the Nextel By-laws or a comprehensive comparison with the rights of the holders of shares of CellCall Stock under applicable Delaware law, the CellCall Charter and the CellCall Bylaws, or a complete description of the specific provisions referred to herein. This summary is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Nextel and CellCall, to which holders of shares of CellCall Stock are referred.

AUTHORIZED CAPITAL STOCK

         The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The CellCall Charter provides that CellCall has authority to issue 150,000 shares of capital stock divided into five classes as follows: (i) 40,000 shares of CellCall Common Stock and (ii) 110,000 shares of Preferred Stock, of which 1,669 shares have been designated as Series A Preferred Stock, 25,500 shares have been designated as Series B Preferred Stock, 52,500 shares have been designated as Series C Preferred Stock and 256 shares have been designated as CellCall Series D Preferred Stock. The Nextel Charter provides that Nextel has authority to issue 613,883,948 shares of capital stock divided into six classes as follows: (i) 515,000,000 shares of Nextel Class A Common Stock, (ii) 35,000,000 shares of Nextel Class B Non-Voting Common Stock, par value $.001 per share (the "Non-Voting Common Stock"), (iii) 26,941,933 shares of Class A Preferred Stock, (iv) 82 shares of Class B Preferred Stock, (v) 26,941,933 shares of Class C Convertible Redeemable Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), (vi) 1,600,000 shares of 13% Series D Exchangeable Preferred Stock (the "Nextel Series D Preferred Stock") and (vii) 8,400,000 shares of Preferred Stock, par value $.01 per share (the "Nextel Undesignated Preferred Stock"). The rights, preferences, privileges and restrictions of Nextel's Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Nextel Series D Preferred Stock are summarized in "-- Terms of Nextel Preferred Stock." The rights, preferences, privileges and restrictions of CellCall's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and CellCall Series D Preferred Stock are summarized in " -- Terms of CellCall Preferred Stock."

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

         The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. Although the Nextel Charter grants such power to the Nextel Board with respect to the Nextel Undesignated Preferred Stock, there are at present no shares of such Nextel Undesignated Preferred Stock outstanding or subject to any issuance commitment. The CellCall Charter also grants such power to the CellCall Board; however, there are at present no shares of undesignated CellCall Preferred Stock outstanding or subject to any issuance commitment.

TERMS OF NEXTEL PREFERRED STOCK

         Pursuant to the terms of the McCaw Securities Purchase Agreement, Nextel issued to the McCaw Investor 8,163,265 shares of Class A Preferred Stock, each with a stated value of $36.75 per share, which shares are convertible into an equal number of shares of Class C Preferred Stock (such shares of Class A Preferred Stock and any shares of Class C Preferred Stock issued upon conversion being convertible into approximately 24,500,000 shares of Nextel Common Stock in the aggregate), and 82 shares of Class B Preferred Stock, convertible into an equal number of shares of Nextel Common Stock. In addition, Nextel has issued shares of the Nextel Series D Preferred Stock. Certain of the significant terms of each class of preferred stock are summarized below.

         Class A Preferred Stock. The Class A Preferred Stock is the primary mechanism for providing the McCaw Investor with the economic benefits and corporate governance rights contemplated by the McCaw Securities Purchase Agreement. Holders of Class A Preferred Stock, voting separately as a class, are entitled to elect three members of the Nextel Board or, if greater than three, that number of directors (rounded up to the nearest whole number) equal to 25% of the entire Nextel Board (the "Class A Directors"), subject to the termination of such rights if the McCaw Investor's equity interest in Nextel falls below specified levels. For so long as the Operations Committee of the Nextel Board (the "Operations Committee") is in existence, the McCaw Investor is entitled to have a majority of the members of the Operations Committee be Class A Directors or directors designated by the McCaw Investor pursuant to the terms of the Class B Preferred Stock or the McCaw Securities Purchase Agreement. With respect to matters other than the election of directors, shares of Class A Preferred Stock vote together as a class with shares of Nextel Common Stock and each such share of Class A Preferred Stock is entitled to a number of votes equal to the number of shares of Nextel Common Stock into which such share is convertible.

         Each share of Class A Preferred Stock is convertible at the election of the holder thereof into three shares of Nextel Common Stock, subject to certain adjustments. Upon the occurrence of certain events, the shares of Class A Preferred Stock are automatically converted into shares of Nextel Common Stock. In addition, shares of Class A Preferred Stock are automatically converted into shares of Class C Preferred Stock on a one-for-one basis upon the occurrence of certain events including certain reductions in the McCaw Investor's ownership interest below specified levels and foreclosure by a secured party upon shares of Class A Preferred Stock pledged to such secured party. Shares of Class A Preferred Stock are also redeemable at the option of Nextel upon the occurrence of certain events constituting a Change in Control (as defined in the terms of the Nextel Charter creating and authorizing issuance of the Class A Preferred Stock) at a redemption price equal to the stated value of the Class A Preferred Stock plus the amount of any accrued or declared but unpaid dividends thereon.

         The Operations Committee consists of five members, three of whom are entitled to be selected from among the McCaw Investor's representatives on the Nextel Board as described above. The Operations Committee has the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel (subject to existing equipment purchase agreements), acquisitions, the creation and approval of operating and capital budgets and marketing and strategic plans, approval of financing plans, endorsement of nominees to the Nextel Board and nomination and oversight of certain executive officers. The Nextel Board, by a majority vote, may override actions taken or proposed by the Operations Committee, although doing so would give rise to a $25,000,000 liquidated damages payment to the McCaw Investor, the commencement of accrual of a 12% dividend payable on the stated value of all outstanding shares of Class A Preferred Stock (an aggregate stated value of approximately $300,000,000) and the immediate vesting of the options granted pursuant to the McCaw Incentive Option Agreement. However, the Nextel Board, by a defined super-majority vote, retains the power to override actions taken or proposed by the Operations Committee without triggering the obligation to make a liquidated damages payment, or to commence dividend accruals with respect to the Class A Preferred Stock or to accelerate the vesting of the options granted pursuant to the McCaw Incentive Option Agreement. In addition, the Nextel Board also may act to terminate the Operations Committee, although such action by the Nextel Board would, in certain circumstances, result in the obligation to make such a liquidated damages payment and result in the commencement of such dividend accrual and the accelerated vesting of the related options. The McCaw Securities Purchase Agreement, the Nextel Charter and the Nextel By-laws also delineate a number of circumstances, chiefly involving or resulting from certain events with respect to the McCaw Investor or Craig O. McCaw, in which the Operations Committee could be terminated but such liquidated damages payment, dividend accrual and vesting of options would not be required. Except for the accrual of the 12% dividend in the circumstances described above, shares of Class A Preferred Stock are entitled to dividends only to the extent declared or paid with respect to Nextel Common Stock in amounts equal to the amounts that would be received had the Class A Preferred Stock been converted into Nextel Common Stock. Upon liquidation, dissolution or winding up of Nextel, the holders of Class A Preferred Stock are entitled to receive a liquidation preference equal to the stated value of the Class A Preferred Stock plus any accrued but unpaid dividends thereon.

         Class B Preferred Stock. The purpose of the Class B Preferred Stock is to provide a protection for the McCaw Investor's right to proportionate representation on the Nextel Board (to the extent not provided by the McCaw Investor's ownership of Class A Preferred Stock) and to establish a mechanism for the payment of the liquidated damages payment contemplated by the McCaw Securities Purchase Agreement in the event that the Nextel Board takes certain actions with respect to the Operations Committee that give rise to such payment. Shares of Class B Preferred Stock are automatically converted on a one-for-one basis to shares of Nextel Common Stock if the McCaw Investor's equity interest in Nextel falls below specified levels or if certain transfers of Class B Preferred Stock occur.

         Class C Preferred Stock. The purpose of the Class C Preferred Stock is to protect the economic attributes of the Class A Preferred Stock in the event that certain events resulting in the termination of the corporate governance rights associated with the Class A Preferred Stock occur. The terms of the Class C Preferred Stock are substantially the same as the terms of the Class A Preferred Stock except that holders of Class C Preferred Stock have no special voting rights in the election of directors (including the appointment of directors to the Operations Committee) and are not entitled to the 12% dividend in the circumstances in which shares of Class A Preferred Stock would be entitled to such dividend.

         Nextel Series D Preferred Stock. The Nextel Series D Preferred Stock ranks on a parity with the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock, except that Nextel Series D Preferred Stock is junior with respect to dividend accruals and payments on the Class A Preferred Stock and the $25,000,000 cash payment on the Class B Preferred Stock that are described above, which are required upon certain occurrences. Dividends on the Nextel Series D Preferred Stock are cumulative at 13% per annum and are payable quarterly in cash or, on or prior to July 15, 2002, at the sole option of Nextel, in additional shares of Nextel Series D Preferred Stock. The Nextel Series D Preferred Stock is mandatorily redeemable on July 15, 2009 and may be redeemed at the option of Nextel in whole or in part after December 15, 2005 and, in certain circumstances, after July 15, 2002 at specified redemption prices. The Nextel Series D Preferred Stock is also exchangeable, in whole but not in part, at the option of Nextel at any time after December 15, 2005 and in certain circumstances sooner, into Nextel subordinated debentures.

TERMS OF CELLCALL PREFERRED STOCK

         CellCall has issued a total of 22,346.71 shares of Series A Preferred Stock and Series B Preferred Stock in connection with certain venture capital investments in CellCall. CellCall has also issued 52,500 shares of Series C Preferred Stock to Mr. Harris, its Chairman, President and Chief Executive Officer. In addition, CellCall has designated the CellCall Series D Preferred Stock for issuance upon conversion of the Magold Note, which was issued to the Magold Parties in connection with CellCall's acquisition of Electro Comm Columbus Corp. None of the CellCall Series D Preferred Stock has been issued, and it is a condition to Nextel's obligation to consummate the Merger that the Magold Parties agree not to convert the Magold Note into such shares. Certain of the significant terms of each series of preferred stock are summarized below.

         Series A and Series B Convertible Preferred Stock. There are 1,668.92 shares of Series A Preferred Stock and 20,667.79 shares of Series B Preferred Stock issued and outstanding. The Series A Preferred Stock and Series B Preferred Stock (together, the "Series A and B Preferred Stock") vote as a class on an as converted basis with respect to certain corporate actions specified in the CellCall Charter, including the Merger Agreement. In the event of a liquidation, dissolution, distribution or sale of assets, or winding up of CellCall, the holders of Series A Preferred Stock are entitled to a preferential distribution of cash or property with a value of $1,000 per share and the holders of Series B Preferred Stock are entitled to a preferential distribution of $1,150 per share, which preferences shall be paid, up to a maximum aggregate distribution of $15,000,000 to all holders of Series A Preferred Stock and Series B Preferred Stock, before any distribution to the holders of Series C Preferred Stock or CellCall Common Stock. If there is cash or property remaining after payment of the Series C Preference, the remainder of the Aggregate Series A Preference and the Aggregate Series B Preference shall be paid before payment of any amounts to the holders of CellCall Common Stock. Upon the merger or consolidation of CellCall into or with any other corporation, such as the Merger with Nextel, whereby the holders of all of the voting power of CellCall immediately before such transaction will not hold more than 50% of the voting power of the surviving entity, the allocation of any cash, securities or other property into which shares of capital stock of CellCall are to be converted shall be made in accordance with the preferential distributions described in the preceding sentence as if such merger or consolidation were a liquidation of CellCall, unless the holders of two-thirds of the combined outstanding shares of the Series A and B Preferred Stock, as a class, expressly waive such rights in writing. If there are insufficient funds or property to pay the Aggregate Series A Preference and the Aggregate Series B Preference, then all of the assets of the corporation shall be distributed ratably among the holders of the Series A and B Preferred Stock.

         Each share of the Series A and B Preferred Stock is convertible to CellCall Common Stock on a one-for-one basis, subject to adjustment upon certain specified events. The Series A and B Preferred Stock shall be converted automatically into shares of CellCall Common Stock upon a qualified initial public offering of CellCall Common Stock. The Series A and B Preferred Stock have no preference with respect to dividends, except that the holders of such Series A and B Preferred Stock are entitled to receive dividends on a parity with CellCall Common Stock, if and when dividends are declared and paid with respect to the CellCall Common Stock, on an as converted basis.

         Series C Convertible Preferred Stock. There are 52,500 shares of Series C Preferred Stock authorized, issued and outstanding. Each share of Series C Preferred Stock is convertible into 0.04285714 share of CellCall Common Stock at the option of the holder, or automatically upon (1) the closing of a qualified initial public offering of CellCall Common Stock, (2) any event, other than the closing of a merger of CellCall into or with a company whose shares are publicly traded on a recognized stock exchange or over-the-counter or an affiliate of such a company, which entitles the holders of Series A and

Series B Preferred Stock to a preferential distribution of assets, or (3) upon the affirmative vote of a majority of the CellCall Board. Upon the merger of CellCall with a publicly traded company, after payment of all amounts due to creditors and of the Aggregate Series A Preference and the Aggregate Series B Preference (up to $15,000,000), each share of Series C Preferred Stock up to 35,000 shares shall be converted into one share of the common stock of such publicly traded company and each additional share of Series C Preferred Stock designated as an Incentive Share by the CellCall Board (up to 17,500 shares, which shall be determined by subtracting the sum of (a) $2,700,000 less the adjustments due to shortfalls in channels delivered divided by $237.36 and (b) $400,000 less the adjustment for negative working capital, if any, divided by $65.31, from 17,500) shall be converted into one share of such common stock.

         Series D Convertible Preferred Stock. The CellCall Series D Preferred Stock, upon issuance, would have identical rights, preferences, and characteristics as the Series A and Series B Preferred Stock, with a conversion formula as specified in the Magold Note. None of the CellCall Series D Preferred Stock has been issued, and it is a condition to Nextel's obligation to consummate the Merger that the Magold Parties agree not to convert the Magold
Note into such shares.

VOTING RIGHTS

         The DGCL states that, unless a corporation's certificate of incorporation or by-laws specifies otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders meeting and (iii) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the act of the stockholders. Each share of CellCall Common Stock has one vote on all matters to be voted on by the holders of the CellCall Common Stock. The Series A and B Preferred Stock have the voting rights required by the DGCL and on all matters submitted to a vote of the stockholders of CellCall, each share of Series A Preferred Stock and Series B Preferred Stock is entitled to cast the number of votes equal to the number of shares of CellCall Common Stock which would be issuable upon conversion of such share (including any fractional share) as of the record date for determining eligibility to vote. Further, CellCall may not take the following actions without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as a class: (i) increase the aggregate number of authorized shares of Series A Preferred Stock or Series B Preferred Stock; (ii) except as otherwise provided, effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock or Series B Preferred Stock; (iii) except as otherwise provided, effect an exchange or create a right of exchange of all or part of the shares of another class or series into the shares of Series A Preferred Stock or Series B Preferred Stock or all or part of the shares of any previously designated series of Series A Preferred Stock or Series B Preferred Stock into the shares of any other previously designated series; (iv) except as otherwise provided, create a class or series of shares having rights, preferences or privileges prior to or on parity with any of the shares of Series A Preferred Stock or Series B Preferred Stock; (v) amend the CellCall Charter in any way if such amendment would change, alter, cancel or impair the preferences or rights (including the conversion privilege) of the Series A Preferred Stock or Series B Preferred Stock; or (vi) consolidate or merge with or into, or transfer all or substantially all of CellCall's property, assets or business to, any other person or entity (except a merger with another entity in which CellCall is the surviving entity and which does not adversely affect the rights of the holders of Series A Preferred Stock or Series B Preferred Stock or a merger or consolidation in which holders of the Series A Preferred Stock or Series B Preferred Stock receive payment in full of their respective preference amount), liquidate, dissolve or wind up the affairs of CellCall. The Series C Preferred Stock has no voting rights, except as provided by the DGCL.

         As described in "-- Terms of Nextel Preferred Stock," holders of shares of Nextel Class A Preferred Stock and Class B Preferred Stock issued in the McCaw Transaction are entitled to elect a number of directors to the Nextel Board.

         Except as required by law with respect to shares of each of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock, and except with respect to matters as to which shares of Class A Preferred Stock and Class B Preferred Stock will vote separately as a class, the holders of shares of Nextel Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of Nextel. The holders of shares of Nextel Non-Voting Common Stock have no right to vote on any matters to be voted on by the stockholders of Nextel, except that the holders of shares of Nextel Non-Voting Common Stock have the right to vote as a separate class (with each share having one vote) on any merger, consolidation, reorganization or reclassification of Nextel or its shares of capital stock, any amendment to the Nextel Charter or any liquidation, dissolution or winding up of Nextel (each such event being a "Fundamental Change"), but only in which shares of Nextel Non-Voting Common Stock would be treated differently than shares of Nextel Common Stock. Holders of Nextel Non-Voting Common Stock are not entitled to such a class vote with regard to a Fundamental Change in which the only difference in such treatment is that the holders of shares of Nextel Common Stock would be entitled to receive equity securities with full voting rights and the holders of shares of Nextel Non-Voting Common Stock would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of shares of Nextel Non-Voting Common Stock and which are convertible upon any Voting Conversion Event (as defined below), on a share for share basis, into the voting securities to which the holders of the shares of Nextel Common Stock are entitled, but which are otherwise identical to such voting securities.

         Shares of Nextel Non-Voting Common Stock can be converted into shares of Nextel Common Stock if such shares are being or have been distributed, disposed of or sold (or are expected to be distributed, disposed of or sold) in connection with a Voting Conversion Event. A "Voting Conversion Event" is defined as (i) any public offering or public sale of securities of Nextel (including a public offering registered under the Securities Act and a public sale pursuant to Rule 144 or any similar rule then in force), (ii) any sale of securities of Nextel to a person or group of persons (as used here and subsequently in this paragraph, within the meaning of the Exchange Act) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the members of the Nextel Board if such sale had been approved by the Nextel Board or a committee thereof, (iii) any sale of securities of Nextel to a person or group of persons if, after such sale, such person or group of persons in the aggregate would own or control securities of Nextel (excluding any shares of Nextel Non-Voting Common Stock being converted and disposed of in connection with such Voting Conversion Event) that possess in the aggregate the ordinary voting power to elect a majority of the members of the Nextel Board, (iv) any sale of securities of Nextel to a person or group of persons if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of voting securities of Nextel and (v) any distribution, disposition or sale of any securities of Nextel to a person or group of persons in connection with a merger, consolidation or similar transaction if, after such transaction, such person or group of persons would own or control securities which constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors, provided the transaction had been approved by the Nextel Board or a committee thereof. If any shares of Nextel Non-Voting Common Stock are converted into shares of Nextel Common Stock in connection with a Voting Conversion Event and any such shares of Nextel Common Stock are not actually distributed, disposed of or sold pursuant to such Voting Conversion Event, such shares of Nextel Common Stock that were not so distributed, disposed of or sold shall be promptly converted back into the same number of shares of Nextel Non-Voting Common Stock.

         Holders of the Nextel Series D Preferred Stock have no voting rights except as provided by law or by the Nextel Charter; provided however, that in the event of certain defaults, such holders will have the right to elect two directors to the Nextel Board. See "-- Election of Board of Directors."

NUMBER OF DIRECTORS

         Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its by-laws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its by-laws, its board of directors may change the authorized number of directors by an amendment to the corporation's by-laws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

         The CellCall Charter provides that the number of the board of directors shall be fixed from time to time exclusively by the CellCall Board pursuant to a resolution adopted by a majority of the total number of directors. The CellCall By-laws currently provide that the number of members of the board of directors shall be not less than one. The Nextel By-laws provide that the number of members of the Nextel Board shall be established from time to time by resolution of the Nextel Board or by the stockholders. Nextel is a party to certain agreements with certain of its stockholders that entitle specified stockholders to name certain nominees to be elected to the Nextel Board and might require Nextel to increase the size of the Nextel Board. See "-- Election of Board of Directors." Pursuant to the terms of the McCaw Securities Purchase Agreement, Nextel cannot increase the size of the Nextel Board to be greater than 16 members.

         The number of directors on the CellCall Board is currently eight and on the Nextel Board is currently ten.

ELECTION OF BOARD OF DIRECTORS

         The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. Additionally, with respect to Nextel, shares of Class A Preferred Stock and Class B Preferred Stock have certain rights to vote separately as a class to elect members of the Nextel Board. See "-- Terms of Nextel Preferred Stock." Under the DGCL, stockholders of a corporation cannot elect directors by cumulative voting unless the corporation's certificate of incorporation so provides. Neither the CellCall Charter nor the Nextel Charter provides for cumulative voting. See "-- Voting Rights."

         Nextel has entered into agreements with certain stockholders that permit such stockholders to designate nominees to be elected to the Nextel Board and certain employment agreements with its key executives that contemplate the election of such executives to the Nextel Board. Pursuant to the Stock Purchase Agreement (the "Matsushita Stock Purchase Agreement"), dated as of December 9, 1991, by and between Nextel and Matsushita Communication Industrial Co., Ltd. ("Matsushita"), Nextel agreed that Matsushita would be entitled to designate one member of the Nextel Board if at the time of such appointment Matsushita or its affiliates own more than 1,500,000 shares of Nextel Common Stock. Each of the Matsushita Stock Purchase Agreement and the Stock Purchase Agreement (the "NTT Stock Purchase Agreement") dated as of January 20, 1994 between Nextel and Nippon Telephone and Telegraph Corporation, respectively, provides that Nextel will, among other things (i) include the person(s) designated to become a Nextel Board member under the terms of such agreement (the "Designees") to the slate of nominees proposed to Nextel's stockholders for election to the Nextel Board, and recommend to the stockholders the Designees' election to the Nextel Board and
(ii) during any period prior to such election, increase the size of the Nextel Board to create a vacancy for such Designees and promptly appoint such Designees to the Nextel Board. Pursuant to the Agreement and Plan of Contribution, dated August 4, 1994, as amended, relating to the Motorola Transaction (the "Motorola Agreement"), Motorola is entitled to designate two directors, although currently Motorola has only designated one such director. The terms of the Motorola Agreement contemplate that Motorola may grant to certain transferees acquiring shares of Nextel Common Stock from it the right to designate not more than one additional nominee to the Nextel Board pursuant to each such agreement. Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor is currently entitled to nominate three designees for appointment to the Nextel Board in order to bring its total representation on the Nextel Board to not less than 25%.

         In addition, pursuant to certain terms of the understanding between Nextel and an affiliate of Craig O. McCaw relating to an option to acquire 25,000,000 shares of Nextel Common Stock at any time through July 28, 1998 (the "New Option"), one direct transferee designated by the holder of the New Option, an affiliate of Craig O. McCaw, will be entitled to designate one nominee for election to the Nextel Board subject to certain conditions. In the event that dividends on the Nextel Series D Preferred Stock are not paid for four consecutive quarters or six quarters (whether or not consecutive) or upon certain other events (including failure to pay the mandatory redemption price when due), then the number of directors constituting the Nextel Board will be adjusted to permit the holders of the majority of the then outstanding Nextel Series D Preferred Stock, voting separately as a class, to elect two directors. Finally, the employment agreements between Nextel and each of Messrs. Morgan O'Brien and Brian McAuley contemplate that they will serve as members of the Nextel Board, but in the case of Mr. McAuley, his agreement was effectively amended to reflect his resignation as a director of Nextel in January 1997.

         CellCall has entered into an Amended and Restated Shareholders Agreement dated March 9, 1993, as amended, with The Southern Venture Fund Limited Partnership, The Charles River Partnership VI, Media/Communications Partners II Limited Partnership, Morgan, Holland II, L.P., business entities affiliated with such entities, J. P. Harris and Jack Loperena (the "Shareholders Agreement"). The Shareholders Agreement provides that the parties shall cooperate to elect eight directors, including a designee of each of certain parties to the agreement, an individual elected by the majority of the shareholders as a group, and Messrs. Harris and Loperena, to the CellCall Board and any executive committee thereof.

         The DGCL permits, but does not require, the adoption of a "classified" board of directors with staggered terms under which part of the board of directors is elected each year for a maximum term of three years. In general, under the DGCL, any or all of the directors of a corporation may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, except that the DGCL authorizes removal of a member of a classified board by the stockholders only for cause.

         Neither the CellCall Charter nor the CellCall By-laws provides for such a "classified" board. The Nextel Charter divides the members of the Nextel Board into three classes, as nearly equal in number as possible. Each class of directors is elected for a staggered three-year term to the Nextel Board. The McCaw Investor has the right, as holder of all outstanding shares of Class A Preferred Stock, to elect not less than 25% of the total number of members of the Nextel Board (or three directors, if greater), and thereafter to vote to remove, replace or re-elect any such director.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

         The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. The Nextel Charter does not contain such a provision. The CellCall Charter requires the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A and Series B Preferred Stock, voting as a class on an as converted basis, to approve any consolidation, merger, transfer of substantially all of its property, assets or business, liquidation, dissolution or winding up of its affairs.

SPECIAL MEETINGS OF STOCKHOLDERS

         Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or by-laws. Under the CellCall By-laws, special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the CellCall Charter, may be called at any time by the CellCall Board or by a committee of the CellCall Board which has been duly designated by the CellCall Board and whose powers and authority, as expressly provided in a resolution of the CellCall Board, include the power to call such meetings, but such special meetings may not be called by any other person or persons. The notice to stockholders of a special meeting shall state the purpose or purposes of such meeting.

         Under the Nextel By-laws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Nextel Charter, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Nextel Board or at the request in writing of stockholders owning a majority of the capital stock of Nextel issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

STOCKHOLDER ACTION BY WRITTEN CONSENT

         Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation. The CellCall By-laws follow the DGCL regarding stockholder action by written consent. If such action is taken without a meeting by less than unanimous written consent, the CellCall By-laws require that prompt notice be given to CellCall stockholders who did not consent in writing. The Nextel Charter provides that, subject to certain rights granted to any class or series of stock having a preference over shares of Nextel Common Stock (the shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock have the right, as to matters upon which they are entitled to vote separately as a class, to take such action by written consent in lieu of a meeting) and Non-Voting Common Stock, any action required or permitted to be taken by Nextel stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

         The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote cannot be altered, amended or repealed except by such greater vote.

         The Nextel Charter does not contain provisions requiring a vote greater than that specified in the DGCL to amend the Nextel Charter. The CellCall Charter requires the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A and B Preferred Stock, voting as a class, to amend the CellCall Charter in any way if such amendment would change, alter, cancel or impair the preferences or rights (including the conversion privilege) of the Series A Preferred Stock or Series B Preferred Stock.

AMENDMENT OF BY-LAWS

         Under the DGCL, the power to adopt, amend or repeal a corporation's by-laws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The Nextel Charter authorizes the Nextel Board to make, alter, amend or repeal the Nextel By-laws without any action on the part of the stockholders. The CellCall Charter authorizes the CellCall Board to make, alter or repeal the CellCall By-laws, but the CellCall stockholders may make additional CellCall By-laws and may alter or repeal any CellCall By-laws whether adopted by them or not.

CERTAIN LIMITATIONS RELATED TO THE MCCAW TRANSACTION

         With respect to certain provisions of the Nextel Charter and the Nextel By-laws amended upon consummation of the McCaw Transaction, any future actions proposed to be taken in the nature of modifications to or affecting such provisions may require the consent, approval or vote of the McCaw Investor and/or its affiliates, in addition to any other required Nextel stockholder or Nextel Board action.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Nextel Charter and the CellCall Charter and CellCall By-laws provide that, to the full extent provided by law, a director will not be personally liable for monetary damages to such corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of such corporation.

         Under the DGCL, directors and officers as well as other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The CellCall Charter and the CellCall By-laws, the Nextel Charter and the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of CellCall and Nextel the protections available to directors and officers of Delaware corporations.

         Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law.

         Section 6.2 of the CellCall By-laws provides that expenses incurred (including attorneys' fees) by any director or officer in defending a civil or criminal action, suit or proceeding in advance of its final disposition shall be paid by CellCall upon receipt of an undertaking by or on behalf of the person who is a party to such action, suit or proceeding by reason of the fact that he or she is or was a director or officer of CellCall, or was serving at the request of CellCall as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to repay such amount if it shall ultimately be determined he or she is not entitled to be indemnified by CellCall as authorized in the CellCall Charter.

DISSENTERS' RIGHTS

         Under the DGCL, a stockholder of a corporation participating in certain merger and similar transactions may, under certain circumstances, receive cash in the amount of the fair value of such holder's shares (as determined by a court) in lieu of the consideration such holder would otherwise receive in the merger or similar transaction. Unless a corporation's certificate of incorporation provides otherwise, the DGCL does not require that such dissenters' rights of appraisal be afforded with respect to a merger or consolidation (i) to stockholders of a corporation, the shares of which are either listed on a national securities exchange or the Nasdaq NM or widely held (by more than 2,000 stockholders), if the stockholders of such corporation receive only shares of the surviving corporation or of a listed or widely held corporation (plus cash in lieu of any fractional shares), or (ii) to stockholders of a corporation surviving a merger, if no vote of such stockholders is required to approve the merger because, pursuant to Section 251(f) of the DGCL, the agreement of merger does not amend the certificate of incorporation of the surviving corporation, each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be identical to outstanding or treasury shares of the surviving corporation after the effective date of the merger and the number of shares of common stock into which securities to be issued in the merger can be converted does not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger. The Nextel Charter does not provide for appraisal rights and thus holders of shares of Nextel Common Stock (in light of the fact that such shares are traded on the Nasdaq NM), may not be entitled to appraisal rights in certain circumstances. The CellCall Charter does not provide or expressly eliminate or limit appraisal rights to holders of CellCall.

PAYMENT OF DIVIDENDS

         The DGCL permits the payment of dividends and the redemption of shares out of paid-in, earned or other surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be so notified, and dividends may also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year, even if the corporation surplus accounts show a deficit.

         Holders of Preferred Stock do not have any preference with respect to dividends, except that the holders of Preferred Stock shall be entitled to receive dividends on a parity with CellCall Common Stock, if and when dividends are declared and paid with respect to the CellCall Common Stock with the holder of each share of Preferred Stock being entitled to receive the same dividend amount as is received by the holder of a number of shares of CellCall Common Stock which would be issuable upon conversion of such share of Preferred Stock. Dividends paid other than out of the earned surplus of the corporation shall be deemed to be distributions by the corporation. CellCall has not paid any dividends on CellCall Common Stock in the past and has no plan to pay any dividends on such stock for the foreseeable future.

         Shares of Nextel Preferred Stock are entitled to the dividend rights and preferences summarized above under the heading "-- Terms of Nextel Preferred Stock." In addition (but subject to such preferred stock dividend rights and preferences), the Nextel Charter provides that the Nextel Board may declare and pay dividends on shares of Nextel Common Stock and NonVoting Common Stock (collectively, the "Nextel Capital Stock"), payable in cash, or otherwise, only after payment in full of, or the setting apart for payment in full of, dividends declared upon shares of Nextel Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, for all present and past dividend periods, and after compliance with the provisions for any sinking or purchase fund or funds for any shares of any series of Nextel Preferred Stock. The holders of shares of Nextel Preferred Stock will not be entitled to share in such dividends paid to holders of shares of Nextel Capital Stock, subject to the provisions of the resolution or resolutions creating any series of Nextel Preferred Stock. If dividends are declared on the shares of Nextel Capital Stock which are payable in shares of Nextel Capital Stock, dividends will be declared which are payable at the same rate on shares of both classes of Nextel Capital Stock. However, such dividends payable in shares of Nextel Common Stock will be payable only to holders of shares of Nextel Common Stock and such dividends payable in shares of NonVoting Common Stock will be payable only to holders of shares of Non-Voting Common Stock.

DISTRIBUTIONS UPON LIQUIDATION

         The Nextel Charter provides that in the event of any liquidation, dissolution or winding up of Nextel or upon the distribution of the assets of Nextel, all assets and funds of Nextel remaining (after the payment to the holders of shares of Nextel Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the Nextel Charter and/or the resolution or resolutions creating any series thereof) shall be divided and distributed among the holders of shares of Nextel Capital Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

         In general upon the liquidation, dissolution, distribution of assets, sale of substantially all of the assets or winding up of CellCall, after payment in full of all amounts due and owing to creditors, the holders of Preferred Stock shall receive distributions in accordance with their respective liquidation preferences and any remaining assets shall be distributed ratably to the holders of the Series A Preferred Stock, Series B Preferred Stock and CellCall Common Stock. Unless waived by the holders of two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, generally upon the merger of CellCall into or with any other corporation (such as the proposed Merger), the capital stock of CellCall shall be converted as if such merger were a liquidation of CellCall.

COMPROMISE AND REORGANIZATION

         The DGCL permits a corporation to provide in its certificate of incorporation that whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of creditors and/or stockholders or any class of stockholders, a Delaware court of equitable jurisdiction may, upon appropriate application, order a meeting of such creditors or class of creditors and/or stockholders or class of stockholders. If a majority in number representing three-fourths in value of such creditors or class of creditors, and/or of such stockholders or class or stockholders, agrees to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which application was made, be binding on all such creditors or class of creditors, and/or all such stockholders or class of stockholders and the corporation. The Nextel Charter does not contain such a provision. The CellCall Charter contains such a provision.


                   ADDITIONAL INFORMATION CONCERNING CELLCALL

HISTORY AND DEVELOPMENT OF BUSINESS

         CellCall was incorporated on February 18, 1988 in Kentucky and was reincorporated in Delaware in 1994. CellCall's corporate offices are located at 1720 Fortune Court, Suite 106, Lexington, Kentucky 40509. Its telephone number is (606) 299-1444.

         CellCall provides mobile telephone, fleet dispatch and paging services using SMR frequencies licensed to CellCall by the FCC. Currently, CellCall operates regional analog mobile communications networks through approximately 1,100 SMR channels it owns in Kentucky, Ohio, Indiana, Pennsylvania, Tennessee and Alabama. CellCall derives its operating revenues primarily from its two-way radio dispatch and mobile telephone service, and, to a lesser extent, from sales, leasing and servicing of related equipment. Its customers include transportation, construction, service, delivery-related and other small businesses which need to provide their employees with the ability to communicate rapidly with one another through the operation of mobile dispatch fleets.

         CellCall's SMR systems operate in the 800 MHz frequency range, the same band used by cellular mobile telephone systems. Historically, the SMR industry has been a two-way radio dispatch service providing private communications between a base site and one or more mobile radio units. An SMR system typically consists of between five and 20 SMR channels which are "trunked" together to permit the system automatically to route calls to the first available open channel. An SMR operator has exclusive use of the channels used on its system within its transmitting area. The signal emitted by a high-power SMR repeater station transmitter generally will cover a radius of approximately 20 to 35 miles from the transmitter site, depending on the topography of the service area.

         In 1989, CellCall filed applications with the FCC for SMR channels in Lexington, Kentucky. CellCall obtained the licenses and implemented its first network, which commenced operations in January 1990, in Lexington. In November 1992 and March 1993, CellCall completed its first major acquisitions of existing SMR operations in Cincinnati, Ohio and Louisville, Kentucky, which acquisitions added over 75 channels to CellCall's network. Subsequently, in June 1993 and November 1993, CellCall acquired four additional operations, gaining further channels in Cincinnati and Louisville, and adding systems in Dayton, Ohio and Indianapolis, Indiana. In May 1994, CellCall acquired all of the issued and outstanding stock of Electro Comm Columbus Corporation, an Ohio corporation ("Electro Comm"), which it continues to operate as a wholly-owned subsidiary. Through this acquisition CellCall added 40 channels to its network, and also acquired Electro Comm's existing sales and service employees and facilities.

         By acquiring multiple stations and networks in each of these metropolitan market areas and the surrounding communities, CellCall has increased the capacity of its system within the constraints of current SMR technology, primarily by combining several smaller systems. The consolidation of a number of systems in each market has allowed CellCall to expand its service offerings to its customers and realize economies of scale on certain expenses. CellCall also has acquired over 100 single channel SMR channels in the southeastern and midwestern United States, including in Pittsburgh, Pennsylvania; Birmingham and Huntsville, Alabama; Knoxville, Chattanooga and Johnson City, Tennessee; and various smaller cities and towns in Indiana and Ohio. CellCall's acquisitions were funded primarily by raising over $20,000,000 in equity capital from 1990 through 1994.

COMPETITION

         CellCall's management believes that competition is moderate, but increasing, among wireless communications providers in the regions CellCall serves. CellCall competes against both analog and digital cellular and PCS operators, including CellularOne/GTE, BellSouth Mobility, Airtouch, Ameritech and Sprint Spectrum, in each of its markets. Because of the increase in wireless communications carriers, many of CellCall's competitors have been lowering their prices to attract new customers, making it more difficult for CellCall to compete effectively.

ORGANIZATION

         CellCall is centrally organized and conducts most administrative functions, as well as certain marketing and customer service and support functions, from its corporate headquarters in Lexington.

         CellCall has established four branch offices in strategic locations throughout its network to market CellCall's products and services and to offer customer support. These offices serve as CellCall's key contact with the end users of its network services. CellCall's direct sales and service forces are located in Lexington and Louisville, Kentucky and Cincinnati and Columbus, Ohio. Branch managers participate in an incentive-based compensation program, and salespersons are compensated by salary plus commissions.

EMPLOYEES

         As of December 31, 1997, CellCall had 31 employees. CellCall leases office space for its headquarters in Lexington and its branch offices and owns no real estate.

MARKET AND STOCKHOLDER INFORMATION

         No established public trading market exists for shares of CellCall Stock. On the Record Date, there were three holders of record of the CellCall Common Stock, two holders of record of the Series A Preferred Stock, 20 holders of record of the Series B Preferred Stock and one holder of record of the Series C Preferred Stock. No shares of CellCall's Series D Preferred Stock were outstanding on the Record Date.

DIVIDENDS

         CellCall has not paid dividends on its capital stock to date and has no plans to do so prior to consummation of the Merger.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF CELLCALL

HISTORICAL OVERVIEW

         CellCall has grown since its inception in 1988 through acquisitions and internal growth. In 1993 and 1994, CellCall completed acquisitions in Ohio, Kentucky, Indiana, Pennsylvania, Tennessee and Alabama, including the acquisition of its wholly-owned subsidiary, Electro Comm. With the exception of the acquisition of Electro Comm, these acquisitions were structured as purchases of assets, including FCC licenses, related property and equipment and customer lists. CellCall's acquisition program has been funded primarily through the private placement of equity and convertible debt securities, most of which have been converted to equity securities, and bank financing. CellCall made no acquisitions in 1996 or 1997, except that in November and December 1997, CellCall exercised options to purchase 128 SMR licenses located throughout its footprint.

RESULTS OF OPERATIONS

         Nine Months Ended September 30, 1997 vs. Nine Months Ended September 30, 1996

         Total revenues for the nine months ended September 30, 1997 decreased approximately 10.2% to $3,927,000, compared to $4,374,000 for the nine months ended September 30, 1996. This decrease was due primarily to decreased equipment sales and maintenance revenues resulting from reduced sales and service staffs.

         Cost of sales for the nine months ended September 30, 1997 decreased approximately 9.8% to $1,637,000, compared to $1,814,000 for the nine months ended September 30, 1996. This decrease was due primarily to a decrease in equipment sales but was offset partially by an increase in telephone interconnect expenses.

         Selling, general and administrative expenses for the nine months ended September 30, 1997 decreased approximately 8.2% to $2,190,000, compared to $2,387,000 for the nine months ended September 30, 1996. The decrease was due primarily to a reduction in sales and administrative personnel and related expenses. Other general and administrative expenses decreased due to cost cutting efforts by CellCall, which were offset partially by increased legal fees related to the proposed Merger with Nextel and regarding FCC licenses.

         Depreciation and amortization for the nine months ended September 30, 1997 decreased approximately 2.9% to $1,576,000, compared to $1,623,000 for the nine months ended September 30, 1996. The decrease was due primarily to fixed assets becoming fully depreciated with no large capital outlays being made in the past several years. Several intangibles (other than FCC licenses) also became fully amortized in 1997.

         Interest income for the nine months ended September 30, 1997 decreased approximately 37.5% to $10,000, compared to $16,000 for the nine months ended September 30, 1996. The decrease was due to CellCall's increased use of cash in 1997 to fund its operations.

         Interest expense for the nine months ended September 30, 1997 decreased approximately 82.3% to $169,000 compared to $953,000 for the nine months ended September 30, 1996. This decrease was related directly to the conversion of short-term subordinated promissory notes to shares of Series B Preferred Stock on September 30, 1996.

         Other net income for the nine months ended September 30, 1997 increased to $8,000, compared to $1,000 for the nine months ended September 30, 1996. The increase was due to rebates earned by CellCall that did not occur during the previous year.

         Year Ended December 31, 1996 vs. Year Ended December 31, 1995

         Total revenues for the year ended December 31, 1996 increased approximately 11.6% to $6,033,000, compared to $5,407,000 for the year ended December 31, 1995. This increase was primarily due to increases in radio service revenue and equipment sales reflecting the addition of 3,200 radio units during 1996 while the percentage of customers leaving the network stayed below 1%.

         Cost of sales for the year ended December 31, 1996 increased approximately 9.0% to $2,659,000, compared to $2,440,000 for the year ended December 31, 1995, due primarily to an increase in equipment sales and a modest increase in site-related costs, including telephone interconnect and rental expenses.

         Selling, general and administrative expenses for the year ended December 31, 1996 increased approximately 17.8% to $3,104,000, compared to $2,634,000 for the year ended December 31, 1995. This increase was due primarily to higher commission and advertising costs related to increased sales and, to a lesser extent, costs associated with additional employees and typical annual salary increases.

         Depreciation and amortization for the year ended December 31, 1996 increased by approximately 0.2% to $2,338,000, compared to $2,334,000 for the year ended December 31, 1995. The increase was minimal because CellCall made no large asset or intangible purchases during the year; however, some assets became fully depreciated during the year.

         Interest income for the year ended December 31, 1996 decreased approximately 9.4% to $20,000, compared to $22,000 for the year ended December 31, 1995 due to CellCall's increased use of cash for funding operations in 1996.

         Interest expense for the year ended December 31, 1996 decreased approximately 18.5% to $1,012,000, compared to $1,242,000 for the year ended December 31, 1995, reflecting primarily the conversion of short-term subordinated promissory notes to shares of Series B Preferred Stock on September 30, 1996.

         Year Ended December 31, 1995 vs. Year Ended December 31, 1994

         Total revenues for the year ended December 31, 1995 increased approximately 26.0% to $5,407,000, compared to $4,292,000 for the year ended December 31, 1994. This increase resulted from an increase in equipment sales and radio service revenue, which in turn was due primarily to the full-year impact of CellCall's acquisition of Electro Comm in 1994.

         Costs of sales for the year ended December 31, 1995 increased to $2,440,000, compared to $1,846,000 for the year ended December 31, 1994. The increase of approximately 32.2% was due to the growth in sales and the increase in system expenses attributed to a full year of operations from acquisitions in 1994 and 1993.

         Selling, general and administrative expenses for the year ended December 31, 1995 declined approximately 14.8% to $2,634,000, compared to $3,091,000 for the year ended December 31, 1994. The decrease was due primarily to the decrease in administrative costs associated with acquisitions made in 1994 and the decrease in selling expenses resulting from reduced personnel costs.

         Depreciation and amortization for the year ended December 31, 1995 increased approximately 6.2% to $2,334,000, compared to $2,198,000 for the year ended December 31, 1994, reflecting the acquisitions made in 1994 and capital expenditures made during the year for the build-out of CellCall's analog network.

         The loss from operations declined approximately 38.5% for the reasons indicated above and also because there were no write-offs of purchase options during 1995 compared to a $411,000 loss for the year ended December 31, 1994, relating to a potential acquisition during 1994.

         Interest income for the year ended December 31, 1995 decreased approximately 71.6% to $22,000, compared to $76,000 for the year ended December 31, 1994. The decrease was due to the utilization of cash to fund acquisitions made in 1994.

         Interest expense for the year ended December 31, 1995 increased approximately 13.9% to $1,242,000, compared to $1,091,000 for the year ended December 31, 1994, reflecting increased interest expense attributable to increased borrowings to fund capital expenditures and acquisitions.

         Other net income for the year ended December 31, 1995 was $72,000. There was no other net income for the year ended December 31, 1994. Other net income for 1995 reflects debt forgiveness on negotiated legal fees associated with previous acquisitions and the refunds of telephone interconnect expenses that were overbilled by the utility company.

LIQUIDITY AND CAPITAL RESOURCES

         CellCall had net losses of approximately $1,628,000 for the nine months ended September 30, 1997, and $3,061,000 and $3,150,000 for the years ended December 31, 1996 and December 31, 1995, respectively. During these periods CellCall produced earnings before interest, taxes, depreciation and amortization expenses.

         Working capital deficit was approximately $3,152,000, $2,953,000 and $11,828,000 at September 30, 1997 and December 31, 1996 and 1995, respectively. The improvement in 1996 was due primarily to the conversion into Series B Preferred Stock of short-term subordinated promissory notes payable to stockholders. The working capital deficits at September 30, 1997 and December 31, 1996 resulted from amounts due on purchase agreements for SMR licenses and the current portion of long term debt.

         Pursuant to the terms of the Loan Agreement entered into between CellCall and Nextel on November 21, 1997, Nextel has agreed to loan CellCall up to an aggregate of $2,357,250 for the purpose of permitting CellCall to complete the purchase of certain of these SMR licenses. In August 1997 CellCall obtained an extension of the $500,000 Magold Note originally due in May 1997. The extended due date will be the earlier of the Effective Time of the Merger or June 1, 1998. CellCall is also in the process of obtaining an extension of the $1,000,000 Secured Note payable to Sirrom originally due in November 1997. See "The Merger - Terms of the Merger - Agreements with Third Parties."

         Although CellCall believes that it can sustain cash flow sufficient to fund its operations in 1998, CellCall will have to rely on external sources of funds for acquisition costs and any other expenditures related to a proposed digital build-out of its SMR system. There can be no assurance that CellCall can obtain funds for its capital expenditures on attractive terms.

         At September 30, 1997, the Preferred Stock was entitled to a liquidation preference of $25,448,000, which exceeded the total shareholders' equity of $8,908,000. As a result, there was no shareholders' equity available to the CellCall Common Stock at September 30, 1997.

         CellCall has not consistently generated pretax income and the potential future tax benefits of the deferred tax assets, primarily net operating loss carryforwards, may not be realized. Accordingly, a valuation allowance has been provided equal to the net deferred tax assets related to these potential future tax benefits.

                                  OTHER MATTERS

         The management of CellCall knows of no other matters that may come before the Meeting. However, if matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named on the enclosed form of proxy to vote such proxy in accordance with their best judgment.

                              CERTAIN LEGAL MATTERS

         Certain tax matters in connection with the Merger have been passed upon for CellCall by Hill & Barlow.

                                     EXPERTS

         The CellCall consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus Supplement, have been included herein in reliance on the report (which contains an explanatory paragraph indicating conditions exist that raise substantial doubt about CellCall's ability to continue as a going concern, as discussed in Note 12 to the consolidated financial statements) of Potter & Company, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                                 CELLCALL, INC.



Report of Independent Auditors..................................................   F-2

Consolidated Balance Sheets as of December 31, 1996 and December 31, 1995.......   F-3

Consolidated Statements of Operations for the Years Ended December 31, 1996,
    1995 and 1994...............................................................   F-5

Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
    1996, 1995 and 1994.........................................................   F-6

Consolidated Statements of Cash Flow for the Years Ended December 31, 1996,
    1995 and 1994...............................................................   F-8

Notes to Consolidated Financial Statements......................................   F-9

Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996
    (unaudited).................................................................   F-22

Consolidated Statements of Operations for the Nine Months Ended September 30,
    1997 and 1996 (unaudited)...................................................   F-24

Consolidated Statements of Shareholders' Equity for the Nine Months Ended
    September 30, 1997 (unaudited)..............................................   F-25

Consolidated Statements of Cash Flows for the Nine Months Ended September 30,
    1997 and 1996 (unaudited)...................................................   F-26

Notes to Consolidated Interim Financial Statements..............................   F-27

                       [Potter & Company, LLP Letterhead]


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
  and Shareholders
CellCall, Inc.
Lexington, Kentucky

We have audited the accompanying consolidated balance sheets of CellCall, Inc. (a Delaware corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CellCall, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

The accompanying financial statements were prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company's recurring losses from operations and cash used in operating activities raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 12. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ POTTER & COMPANY, LLP

POTTER & COMPANY, LLP
Lexington, Kentucky
December 31, 1997

                         CELLCALL, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

                                  A S S E T S
                                  -----------

                                                            1996               1995
                                                        ------------       ------------
Current assets:
   Cash and cash equivalents                            $    373,427       $    697,217
   Accounts receivable, net of allowance for
    doubtful accounts of $64,785 and $81,546
    in 1996 and 1995, respectively                           606,592            380,644
   Inventories                                               352,127            388,451
   Prepaid expenses                                           41,759             41,395
                                                        ------------       ------------
      Total current assets                                 1,373,905          1,507,707
                                                        ------------       ------------

Property and equipment:
   Mobile communications network equipment                 6,175,480          6,064,151
   Leased subscriber equipment                             1,374,440          1,360,885
   Office furniture and equipment                            360,002            287,102
   Leasehold improvements                                     32,554             26,828
   Vehicles                                                   59,383             59,936
                                                        ------------       ------------
                                                           8,001,859          7,798,902
   Less accumulated depreciation                           5,433,813          4,052,053
                                                        ------------       ------------
      Net property and equipment                           2,568,046          3,746,849
                                                        ------------       ------------

Intangible assets:
   FCC licenses and contracts                             12,348,815         11,990,521
   Customer lists                                            579,303            579,305
   Non-compete agreements                                    397,338            397,338
   Goodwill                                                  202,583            202,583
   Deferred financing costs                                   62,150             62,150
                                                        ------------       ------------
                                                          13,590,189         13,231,897
   Less accumulated amortization                           2,644,683          1,800,535
                                                        ------------       ------------
      Net intangible assets                               10,945,506         11,431,362
                                                        ------------       ------------

Other assets:
   Option payments for acquisitions in progress                    0            136,000
   Other assets                                               15,966             17,040
                                                        ------------       ------------
      Total other assets                                      15,966            153,040
                                                        ------------       ------------

      Total assets                                      $ 14,903,423       $ 16,838,958
                                                        ============       ============



See accompanying notes.

                             L I A B I L I T I E S
                             ---------------------
                                                                 1996              1995
                                                             ------------     ------------
Current liabilities:
   Accounts payable                                          $    202,192     $    272,679
   Accrued expenses                                               267,633          158,024
   Purchase agreements payable                                  2,287,250        2,063,901
   Deferred revenue                                                68,411           71,009
   Short-term borrowings, related parties                               0       10,730,962
   Notes payable                                                1,494,856           27,773
   Obligations under capital leases                                 6,470           10,879
                                                             ------------     ------------
      Total current liabilities                                 4,326,812       13,335,227
                                                             ------------     ------------

Long-term liabilities:
   Notes payable                                                   37,151        1,426,035
   Obligations under capital leases                                 3,905                0
                                                             ------------     ------------
      Total long-term liabilities                                  41,056        1,426,035
                                                             ------------     ------------
      Total liabilities                                         4,367,868       14,761,262
                                                             ------------     ------------
Commitments and contingencies


                      S H A R E H O L D E R S' E Q U I T Y
                      ------------------------------------

Preferred stock, $.10 par value, 60,000 shares
 authorized:
   Series A, stated at liquidation preference                   1,668,920        1,668,920
   Series B, stated at liquidation preference                  23,779,452       12,260,990
Common stock, $.01 par value, 40,000 shares
 authorized, 910 shares issued and outstanding                          9                9
Additional paid-in capital - common stock                         231,091          231,091
Additional paid-in capital - common stock warrants                166,686          166,686
Accumulated deficit                                           (15,310,603)     (12,250,000)
                                                             ------------     ------------
      Total shareholders' equity                               10,535,555        2,077,696
                                                             ------------     ------------
      Total liabilities and shareholders' equity             $ 14,903,423     $ 16,838,958
                                                             ============     ============

                         CELLCALL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1996, 1995 and 1994

                                                 1996             1995             1994
                                             ------------     ------------     ------------
Revenues:
    Radio service revenue                    $  2,862,625     $  2,635,786     $  2,311,437
    Equipment sales and maintenance             3,170,257        2,771,639        1,980,683
                                             ------------     ------------     ------------
         Total revenue                          6,032,882        5,407,425        4,292,120
                                             ------------     ------------     ------------

Cost of sales:
    Cost of radio service revenue               1,036,781          953,758          776,801
    Cost of equipment sales
      and maintenance                           1,622,483        1,486,218        1,068,976
                                             ------------     ------------     ------------
         Total cost of sales                    2,659,264        2,439,976        1,845,777
                                             ------------     ------------     ------------

         Gross profit                           3,373,618        2,967,449        2,446,343
                                             ------------     ------------     ------------

Operating expenses:
    Selling                                       499,588          416,731          502,414
    General and administrative                  2,604,362        2,217,534        2,588,729
    Depreciation and amortization               2,337,643        2,333,704        2,198,195
    Loss on expired purchase option                     0                0          410,837
                                             ------------     ------------     ------------
         Total operating expenses               5,441,593        4,967,969        5,700,175
                                             ------------     ------------     ------------

         Loss from operations                  (2,067,975)      (2,000,520)      (3,253,832)
                                             ------------     ------------     ------------

Other income (expense):
    Interest income                                19,542           21,576           76,067
    Interest expense                           (1,012,170)      (1,242,229)      (1,090,657)
    Other, net                                          0           71,592                0
                                             ------------     ------------     ------------
         Total other income (expense)            (992,628)      (1,149,061)      (1,014,590)
                                             ------------     ------------     ------------

         Net loss                            $ (3,060,603)    $ (3,149,581)    $ (4,268,422)
                                             ============     ============     ============



See accompanying notes.

                         CELLCALL, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994

                                            Preferred Stock               Preferred Stock
                                               Series A                      Series B
                                         ----------------------     --------------------------
                                         Shares        Amount          Shares         Amount
                                         -------    -----------     ----------    ------------
Balance, January 1, 1994                 166,892    $ 1,668,920      1,066,173    $ 12,260,990


Year ended December 31, 1994:

Conversion of no par to $.01
  par value common stock

Net loss
                                         -------    -----------     ----------    ------------

Balance, December 31, 1994               166,892      1,668,920      1,066,173      12,260,990


Year ended December 31, 1995:

100-for-1 reverse stock split           (165,223)                   (1,055,511)

Exercise of stock options

Net loss
                                         -------    -----------     ----------    ------------

Balance, December 31, 1995                 1,669      1,668,920         10,662      12,260,990


Year ended December 31, 1996:

Conversion of short-term borrowings
   to equity                                                            10,016      11,518,462

Net loss
                                         -------    -----------     ----------    ------------

Balance, December 31, 1996                 1,669    $ 1,668,920         20,678    $ 23,779,452
                                         =======    ===========     ==========    ============


See accompanying notes.

                                                                                   Additional
                                                                 Additional         Paid-in
                                                                  Paid-in           Capital
                                                                  Capital            Common                            Total Share-
                                                                  Common             Stock            Accumulated        holders'
                                             Common Stock          Stock            Warrants            Deficit           Equity
                                        ---------------------    ----------      -------------    ---------------   ---------------
                                         Shares        Amount
                                        -------     ---------
Balance, January 1, 1994                 90,000     $ 230,000     $      0       $     166,686    $  (4,831,997)    $   9,494,599


Year ended December 31, 1994:

Conversion of no par to $.01
  par value common stock                             (229,100)     229,100                                                      0

Net loss                                                                                             (4,268,422)       (4,268,422)
                                        -------     ---------    ----------      -------------    ---------------   ---------------

Balance, December 31, 1994               90,000           900      229,100             166,686       (9,100,419)        5,226,177


Year ended December 31, 1995:

100-for-1 reverse stock split           (89,100)         (891)         891                                                      0

Exercise of stock options                    10                      1,100                                                  1,100

Net loss                                                                                             (3,149,581)       (3,149,581)
                                        -------     ---------    ----------      -------------    ---------------   ---------------

Balance, December 31, 1995                  910             9      231,091             166,686      (12,250,000)        2,077,696


Year ended December 31, 1996:

Conversion of short-term borrowings
   to equity                                                                                                           11,518,462

Net loss                                                                                             (3,060,603)       (3,060,603)
                                        -------     ---------    ----------      -------------    ---------------   ---------------

Balance, December 31, 1996                  910     $       9     $231,091       $     166,686    $ (15,310,603)    $  10,535,555
                                        =======     =========    ==========      =============    ===============   ===============

                         CELLCALL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994

                                                                                 1996             1995             1994
                                                                            ------------      -----------     ------------
Cash flows from operating activities:
      Net loss                                                              $ (3,060,603)     $(3,149,581)    $ (4,268,422)
      Adjustments to reconcile net loss to net cash
        used in operating activities:
          Depreciation and amortization                                        2,337,643        2,333,704        2,198,195
          Accrued interest added to notes payable and
            amortization of discount on long-term debt                           861,282        1,085,811          940,323
          Provision for bad debts                                                 31,734           29,434           86,867
          Gain on disposal of intangible assets                                        0          (41,011)               0
          Loss on expired purchase option                                              0                0          410,837
      (Increase) decrease in assets:
          Accounts receivable                                                   (257,682)         (78,689)        (302,490)
          Inventories                                                             36,324         (154,783)         (73,365)
          Prepaid expenses                                                          (364)         (22,434)          44,172
          Other assets                                                             1,074           (1,136)             818
      Increase (decrease) in liabilities:
          Accounts payable                                                       (70,487)         (49,959)         202,789
          Accrued expenses                                                       109,609         (671,280)          83,620
          Purchase agreements payable                                                  0         (214,500)               0
          Deferred revenue                                                        (2,598)           6,504           35,356
                                                                            ------------      -----------     ------------
                  Net cash used in operating activities                          (14,068)        (927,920)        (641,300)
                                                                            ------------      -----------     ------------

Cash flows from investing activities:
      Purchase of fixed assets                                                  (310,264)        (245,874)      (1,961,349)
      Additions to FCC licenses and contracts                                          0          (28,064)               0
      Purchase of SMR companies                                                        0                0       (3,441,441)
                                                                            ------------      -----------     ------------
                  Net cash used in investing activities                         (310,264)        (273,938)      (5,402,790)
                                                                            ------------      -----------     ------------

Cash flows from financing activities:
      Proceeds from short-term borrowings                                              0          500,000          750,000
      Proceeds from notes payable                                                 59,914           93,191                0
      Proceeds from issuance of common stock                                           0            1,100                0
      Principal payments on notes payable                                        (47,691)         (17,715)          (6,714)
      Principal payments on obligations under
        capital leases                                                           (11,681)         (38,237)         (79,862)
                                                                            ------------      -----------     ------------
                  Net cash provided by financing activities                          542          538,339          663,424
                                                                            ------------      -----------     ------------

Net decrease in cash                                                            (323,790)        (663,519)      (5,380,666)

Cash and cash equivalents, beginning of year                                     697,217        1,360,736        6,741,402
                                                                            ------------      -----------     ------------

Cash and cash equivalents, end of year                                      $    373,427      $   697,217     $  1,360,736
                                                                            ============      ===========     ============

Supplemental disclosures of cash flow information:
      Cash payments for:
          Interest                                                          $    146,430      $   155,988     $    171,637
                                                                            ============      ===========     ============


See accompanying notes.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of CellCall, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations:

CellCall, Inc. offers mobile telephone and fleet dispatch services via Specialized Mobile Radio (SMR) to markets in Central and Northern Kentucky, Central and Southern Ohio and Indianapolis, Indiana under licenses issued by the Federal Communications Commission (FCC). The Company also engages in sales, service and leasing of mobile radio equipment.

Principles of Consolidation:

The consolidated financial statements include the accounts of CellCall, Inc. and its wholly owned subsidiary, Electro Comm Columbus, Corp., Inc. All material intercompany balances and transactions have been eliminated.

Use of Estimates:

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and reported revenues and expenses. Actual results could differ from those estimates.

Method of Accounting:

The Company's financial information is reported using the accrual basis of accounting. Under this basis, revenues are recognized as earned and expenses are recognized when incurred.

Cash Equivalents:

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments:

The carrying amount of cash, receivables, accounts payable and short-term borrowings approximates their fair value because of their short-term nature. The carrying value of long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar maturities.

Allowance for Doubtful Accounts:

The Company provides an allowance for doubtful accounts receivable based on historical collection experience and a review of the current status of existing receivables.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories:

Inventories include mobile radio equipment and related supplies held for resale and are stated at the lower of cost (first-in, first-out method) or market.

Fixed Assets:

Fixed assets are recorded at cost. Capitalized leased equipment is stated at the lower of the present value of the future minimum lease payments or the fair value of the leased equipment at the inception of the lease. Depreciation is provided using the straight-line method over periods ranging from two to five years, which represents the estimated useful lives of the assets or, for capitalized lease equipment, the lesser of the lease terms or the estimated useful lives of the assets. Depreciation expense totaled $1,490,350, $1,495,403, and $1,401,119, for 1996, 1995 and 1994, respectively.

Intangible Assets:

Intangible assets are stated at cost and are amortized on a straight-line basis. Costs are assigned to FCC issued licenses and contracts primarily as a result of business acquisitions and are being amortized over an estimated life of twenty years. Amortization does not begin until the acquisition is complete or the assets are placed into service.

Non-compete agreements are amortized over the life of the agreements, ranging from two to five years. Costs assigned to customer lists purchased in business combinations are being amortized over an estimated useful life of five years and the excess of cost over fair value of companies acquired (goodwill) is being amortized over twenty years. Deferred financing costs represent costs associated with debt financing and are amortized over the five-year term of the related borrowings.

Long-Lived Assets:

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets to Be Disposed of". Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Management considers assets to be impaired if the carrying values of the long-lived assets exceed the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If impairment is deemed to exist, the assets will be written down to fair value. The Company determined that as of December 31, 1996, there had been no impairment in the carrying value of long-lived assets.

Revenue Recognition:

Revenue is recognized for air-time and other services over the period earned and for sales of equipment when delivered.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for operating losses that are available to offset future taxable income. Deferred taxes are also recognized for differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statements and income tax purposes), intangible assets (use of different amortization lives for financial statement and income tax purposes) and allowance for doubtful receivables (deducted for financial statement purposes but not for income tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are also adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising:

Advertising costs, which are principally included in selling expense, are expensed as incurred. Advertising expense was $38,634, $18,905, and $42,462 for 1996, 1995 and 1994, respectively.

Stock Options Issued to Employees:

The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996 for financial note disclosure purposes and will continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" for financial reporting purposes.

Loss per Share of Common Stock:

Due to the limited number of shares of common stock outstanding during 1996, 1995 and 1994, the loss per share of common stock is not considered meaningful. Accordingly, no amounts have been presented.

Concentration of Credit Risk:

The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with high credit quality institutions. At times such investments may be in excess of the $100,000 FDIC insurance limit. At December 31, 1996 and 1995, the uninsured cash balance totaled $262,235 and $304,567, respectively, at one financial institution.

The Company also grants credit to its customers during the normal course of business. The Company routinely assesses the financial strength of its customers and does not require collateral or other security to support financial instruments subject to credit risk.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Disclosure of Noncash Activities:

During 1996, the Company converted $11,518,462 of short-term subordinated promissory notes payable to equity (See Note 4).

During 1996 and 1994, the Company incurred liabilities for acquired SMR licenses in the amounts of $229,349 and $1,565,401, respectively. Previous option payments of $136,000 and $710,000 were also applied to acquired SMR licenses in 1996 and 1994, respectively.

During 1996, certain property and equipment was acquired through capital leases for $22,056. Other property and equipment, in the amount of $26,484, was transferred from fixed assets to inventory.

During 1994, the Company issued a $500,000 convertible subordinated note, which was discounted to $405,660 (See Note 5), and incurred additional liabilities totaling $600,000 related to the acquisition of the Columbus, Ohio operations (See Note 2).

NOTE 2 - ACQUISITIONS

During 1994, the Company acquired certain assets of SMR companies. The acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations for the acquired companies are included in the Company's statement of operations from the date of acquisition. Summary information regarding the acquisitions is as follows:

         Location of Business                                                  Approximate
            Assets Acquired              Acquisition Date                     Acquisition Costs
     -----------------------------       ----------------                     -----------------
     Cincinnati and Columbus, Ohio       January 1994                          $    450,000
     Lexington, Kentucky                 January 1994                               250,000
     Louisville, Kentucky                January 1994                               165,000
     Louisville, Kentucky                April 1994                                 175,000
     Columbus, Ohio                      May 1994                                 3,405,660
     Indianapolis, Indiana               June 1994                                  375,000
     Other                               Various                                  2,650,480
                                                                               ------------

                                                                               $  7,471,140
                                                                               ============

The costs were allocated based upon the fair value of assets as follows:

     FCC licenses and contracts                                                $  6,934,847
     Customer lists                                                                  36,293
     Covenants not to compete                                                        25,000
     Property and equipment                                                         475,000
                                                                               ------------

                                                                               $  7,471,140
                                                                               ============

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

NOTE 3 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents at December 31, 1996 and 1995, included a bank repurchase agreement invested in U.S. Government securities in the amount of $25,000 and $165,000, respectively.

NOTE 4 - SHORT-TERM BORROWINGS - RELATED PARTIES

At December 31, 1995, the Company had short-term subordinated promissory notes payable to shareholders, bearing interest at 12%, of $10,730,962, which included $1,980,961 of accrued interest. On September 30, 1996, the promissory notes were converted into 10,016 shares of the Company's Series B Preferred Stock. On the date of conversion, the notes payable balance was $11,518,462, which included $2,768,461 of accrued interest. (See Note 8). The weighted average interest rate on short-term borrowings at December 31, 1995 was 12%.

NOTE 5 - NOTES PAYABLE

Notes payable at December 31 consist of the following:

                                                                                          1996             1995
                                                                                     ------------      -----------
     $1,000,000 note payable to a third party, with interest at 12.75% payable monthly, net of unamortized discount of $45,367 and $77,595
        for 1996 and 1995, respectively (A)                                          $    954,633      $   922,405

     $500,000 convertible subordinated note payable, with interest at 4.00%
        payable quarterly, net of unamortized discount of $10,325 and $44,072
         for 1996 and 1995, respectively (B)                                              489,675          455,928

     Notes payable to a bank at prime (prime rate was 8.25% at December 31,
       1996) plus 1.5%, secured by various equipment, due at
       various dates through January 1999                                                  87,699           75,475
                                                                                     ------------      -----------

        Total notes payable                                                             1,532,007        1,453,808

        Current portion                                                                 1,494,856           27,773
                                                                                     ------------      -----------

        Long-term portion                                                            $     37,151      $ 1,426,035
                                                                                     ============      ===========

(A) The note payable to a third party bears interest at an effective rate of approximately 18.5%. Amortization of the discount included in interest expense in 1996, 1995 and 1994 was $32,228, $27,209 and
         $22,971, respectively. The outstanding balance under the note was due November 1997. The Company is in the process of obtaining an extension for this note at an interest rate of 12.75% per annum pending the outcome of the proposed merger discussed in Note 13. The note will be due the earlier of the effective time of the merger or March 1, 1998. In connection with this extension, the third party also exercised detachable stock warrants allowing it to purchase 465.10 shares of the Company's common stock at $1.00 a share (See Note 8). The loan is collateralized by substantially all of the assets of the

                         CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 5 - NOTES PAYABLE (CONTINUED)

     Company and contains restrictive covenants which, among other things, limit the payment of dividends and debt the Company can incur and requires the timely filing of financial information with the lender.

     At December 31, 1996, the Company was not in compliance with certain covenants contained in its loan agreement. Subsequent to year end, the third party has waived compliance with these covenants for 1996.

(B) The convertible subordinated note payable bears interest at an effective rate of 12%. Amortization of the discount included in interest expense in 1996, 1995 and 1994 was $33,747, $50,286 and $49,770, respectively. The outstanding balance under the note was due in May 1997. In August 1997, the lender agreed to extend the due date for this note pending the outcome of the proposed merger discussed in Note 13. The extended note will bear interest at 10% and will be due the earlier of the effective time of the merger or June 1, 1998. At any time on or before the maturity date, the note and all accrued interest due thereon may be converted into fully paid and nonassessable shares of Series D preferred stock (See Note 8) at a conversion factor of $2,200 per share.

Current maturities of notes payable at December 31, 1996 are as follows:

             Year Ending
            December 31,
            ------------
                1997                               $  1,494,856
                1998                                     35,395
                1999                                      1,756
                                                   ------------
                                                   $  1,532,007
                                                   ============


NOTE 6 - LEASES

The Company leases certain facilities, equipment and automobiles under noncancelable capital and operating leases with original lease terms ranging from three to five years. Certain leases contain provisions such as contingent rental payments, renewal options or purchase options.

Future minimum payments under noncancelable operating leases and the present value of future minimum capital lease payments are as follows:

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 6 - LEASES -(CONTINUED)

                      Year Ending                       Capital         Operating
                      December 31,                       Leases           Leases
                      -----------                      ---------       -----------
                         1997                          $   7,540       $   816,368
                         1998                              4,183           572,312
                         1999                                  0           371,864
                         2000                                  0           197,081
                         2001                                  0            71,068
                                                       ---------       -----------
                                                          11,723       $ 2,028,693
        Less amounts representing interest                 1,348       ===========
        Present value of minimum lease payments        ---------
          under capital leases                            10,375
        Current portion                                    6,470
                                                       ---------
        Long-term portion                              $   3,905
                                                       =========

Rent expense, including amounts incurred under short-term leases, totaled $907,822, $874,871 and $673,829 in 1996, 1995 and 1994, respectively.

At December 31, 1996 and 1995, $21,756 and $325,493, respectively, of capitalized leased equipment, net of $2,416 and $292,885, respectively, of accumulated amortization, are included in fixed assets. Depreciation of assets subject to capital leases is included with depreciation expense.

NOTE 7 - INCOME TAXES

The Company's deferred tax assets relate principally to a net operating loss carryforward.

Deferred tax assets, deferred tax liabilities and the deferred tax asset valuation allowances at December 31, 1996 and 1995 are as follows:

                                                                        1996            1995
                                                                    -----------     -----------
     Deferred tax assets:
        Intangibles                                                 $     7,432     $    15,204
        Allowance for bad debts                                          25,914          34,453
        Net operating loss carryforwards                              5,959,266       5,102,401
                                                                    -----------     -----------
                                                                      5,992,612       5,152,058

     Deferred tax liabilities:
        Fixed assets                                                   (180,408)       (335,616)
                                                                    -----------     -----------
        Total net deferred tax assets                                 5,812,204       4,816,442

     Valuation allowance                                             (5,812,204)     (4,816,442)
                                                                    ===========     ===========
        Net deferred tax assets                                     $         0     $         0
                                                                    ===========     ===========

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 7 - INCOME TAXES -(CONTINUED)

The Company has approximately $15,000,000 in net operating loss carryforwards which expire in years through 2011. Due to the net operating loss carryforwards, no provision for income taxes was recorded in 1996, 1995 and 1994. The deferred tax asset valuation allowance increased by $995,762, $1,318,751 and $1,878,038 in 1996, 1995 and 1994, respectively.

NOTE 8 - CAPITAL STOCK

Preferred and Common Stock:

On May 2, 1994, the Company reincorporated in Delaware by means of a merger into a wholly owned subsidiary Delaware corporation. The event was treated as a pooling of interest and there was no ownership change. Under the new Certificate of Incorporation, the Company was authorized to issue 40,000 shares of $.01 par value common stock and 60,000 shares of $.10 par value preferred stock. In April 1997, the new Certificate of Incorporation was amended to increase the authorized shares of $.10 par value preferred stock to 110,000 shares. The amended Certificate of Incorporation also provides for the designation of the following series of preferred stock:

                                                                          Shares
                                                                          ------
        Series A Convertible Preferred Stock                              1,669
        Series B Convertible Preferred Stock                              25,500
        Series C Convertible Preferred Stock                              52,500
        Series D Convertible Preferred Stock                                 256

The holders of Series A, B, and D preferred stock have voting rights. The holder of Series C preferred stock has no voting rights. The holders of all preferred stock are entitled to receive dividends at the discretion of the Board of Directors on a pro rata basis with the holders of the common stock on an as converted basis. In the event of the Company's dissolution or other distribution (excluding dividends paid out of earned surplus) or transfer of substantially all of the Company's assets, the holders of Series A and B preferred stock have the right to receive a preferential distribution before any distribution to the holders of the Series C and D preferred stock or common stock of up to $1,000 and $1,150, respectively, per share (up to a maximum aggregate distribution of $15,000,000 - the senior preference cap). If the senior preference cap is exceeded, the balance of the $1,000 and the $1,150 per share (the junior preference) is payable to the holders of Series A and B preferred stock, respectively, after payment of the preferential payment due to the holder of Series C preferred stock described in the next paragraph.

In the event of a merger with a company whose shares are publicly traded, the holders of Series C preferred stock receive a preferential distribution of one share of the publicly traded stock for each share of Series C preferred stock, subject to specified adjustments, before payment of the junior preference or any distribution to the holders of the Series D preferred stock or common stock.

                         CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 8 - CAPITAL STOCK (CONTINUED)

After payment in full of amounts due to the Series A, B and C preferred stock, the holders of the Series D preferred stock shall receive a preferential distribution from the assets of the Company of cash or property having a value per share equal to the amount per share actually divided into the "conversion amount" upon conversion of the subordinated promissory note of the Company (See
Note 5) in the principal amount of $500,000 ($489,675 discount value at December 31, 1996). Any remaining assets would then be distributed pro rata among the holders of the Series A and B preferred stock, and the common stock. At the option of the respective holders, and at the discretion of the Board of Directors solely with respect to the Series C preferred stock, the Series A, B, C and D preferred stock may be converted to common stock based upon a conversion formula contained in the Company's Certificate of Incorporation.

On September 30, 1996, the Company converted short-term subordinated promissory notes payable to shareholders plus the related accrued interest on the notes in the total amount of $11,518,462 into 10,016.06 shares of the Company's Series B preferred stock (See Note 4).

At December 31, 1996 and 1995, no shares of Series C or D preferred stock had been issued. Subsequent to December 31,1996, 52,500 shares of Series C preferred stock were issued under a stock exchange agreement with a certain shareholder in exchange for 450 shares of the Company's issued and outstanding common stock.

Common Stock Warrants:

During 1992, the Company issued a note payable to a third party containing detachable stock warrants allowing the holder to purchase 132.50 shares of the Company's common stock. Under the note payable agreement, the Company may be required to issue additional warrants to purchase up to 332.60 shares of the common stock, contingent upon the debt remaining outstanding at various dates during the term of the note. During 1996, 1995 and 1993, the Company issued additional warrants to purchase 80.04, 53.36 and 132.50 shares of common stock, respectively. The warrants are exercisable at $1.00 a share. In connection with the extension of the due date for this note, as discussed in Note 5, the third party exercised the detachable stock warrants in October 1997 and purchased
465.10 shares of the Company's common stock for $1.00 a share.

The Company also entered into an agreement with a third party whereby the Company, in exchange for receiving services in obtaining equity financing, issued warrants which would allow the holder to purchase 401.96 shares of the Company's common stock. The warrants are exercisable at $1,150 a share and expire October 2003.

Stock Option Plan:

The Company sponsors a fixed employee stock-based compensation plan (the Plan) whereby, at the discretion of the Board of Directors (the Board), the Company may grant both qualified and nonqualified stock options to certain key employees of the Company. Under the Plan, the Company may grant options for up to 3,500 shares of common stock. The exercise price for the qualified stock option is determined by the Board at the time the option is granted, but in no event is less than the fair market value of the Company's common stock at the date of grant, as

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 8 - CAPITAL STOCK (CONTINUED)

determined by the Board. The exercise price for nonqualified options shall not be less than 85% of the fair market value per share of the common stock on the date of the grant. The options expire ten years from the date of the grant and generally vest over a two to three-year period of service beginning as of the date of grant. No options were granted and no compensation cost was recognized during 1996, 1995 or 1994.

The summary of the options granted and exercisable at December 31, 1996 is as follows:

                               Number        Exercise                              Shares Vested
                                                          ---------------------------------------------------------------
                                 of          Price Per      1991          1992         1993         1994         1995
                                                            ----          ----         ----         ----         ----
                               Options        Share
                               -------       ---------
Options granted:
  1990                            102.50    $    110        30.75        30.75         41.00
  1992                            755.00         110                     18.34        222.67       276.67        237.32
  1993                          1,405.00         110                                  468.33       468.33        468.34
                             -----------                  ---------    ----------   ----------   ----------   -----------

Outstanding
  December 31, 1993
  and 1994 (1,556.84
  exercisable at
  December 31, 1994)            2,262.50         110        30.75        49.09        732.00       745.00        705.66

Exercised,
  December 31, 1995               (10.00)        110                                   (5.00)       (5.00)
                             -----------                  ---------    ----------   ----------   ----------   -----------

Outstanding and
  exercisable
  December 31, 1995             2,252.50         110        30.75        49.09        727.00       740.00        705.66

Expired,
  December 31, 1996               (30.00)        110                                  (10.00)      (10.00)       (10.00)
                             -----------                  ---------    ----------   ----------   ----------   -----------

Outstanding and
  exercisable,
  December 31, 1996             2,222.50         110        30.75         49.09       717.00       730.00        695.66
                                                          =========    ==========   ==========   ==========   ===========

Balance in reserve              1,267.50
                             -----------

                                3,490.00
                             ===========

An additional 1,137.50 of options outstanding and exercisable at December 31, 1996 expired in January and February 1997.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 8 - CAPITAL STOCK (CONTINUED)

Following is a summary of the status of fixed options outstanding at December 31, 1996:

                                                  Outstanding Options                            Exercisable Options
                                  ----------------------------------------------------    ---------------------------------
                                                        Weighted
                                                         Average           Weighted                             Weighted
                   Exercise                             Remaining           Average                             Average
  Options           Price                              Contractual         Exercise                             Exercise
  Granted           Range             Number              Life               Price            Number             Price
  -------          --------         ---------          -----------         --------         ---------           --------
   1990             $ 110             102.50              3.83               $ 110            102.50             $ 110
   1992             $ 110             755.00              5.50               $ 110            755.00             $ 110
   1993             $ 110           1,365.00              6.61               $ 110          1,365.00             $ 110


NOTE 9 - RETIREMENT PLAN

Effective January 1, 1996, the Company adopted a 401(k) deferred compensation plan. All employees are eligible to participate in the plan as long as they are at least 21 years of age and have completed one year of employment, which is defined as at least 1,000 hours of service. Under the provisions of the plan, the Company may elect to make matching contributions up to 10% of the first 6% of compensation deferred and contributed annually by each employee. Company contributions to this plan totaled $3,218 for the year ended December 31, 1996 and were charged to expense.

NOTE 10 - PURCHASE AGREEMENTS PAYABLE

During 1994 and 1993, the Company entered into agreements with several SMR licensees to obtain their licenses. The Company paid a portion of the purchase price upon signing the purchase agreements and the remainder is due at the time the license is transferred into the Company's name. At December 31,1996 and 1995, the Company has a liability of $2,287,250 and $2,063,901, respectively, related to these purchase agreements.

In connection with the proposed merger discussed in Note 13, the Company borrowed $2,086,750 from Nextel Communications, Inc. in November and December 1997 to complete the purchase of these licenses. Payments totaling $1,993,750 were made in November and December 1997.

NOTE 11 - REGULATORY CONTINGENCIES

The construction, operation and transfer of control to SMR systems are regulated by the FCC. The FCC issued a Notice of Proposed Rule Making effecting the rules governing wide-area SMR operators, such as CellCall, on June 6, 1993. On August 9, 1994, the FCC adopted the Third Report and Order mandated by the 1993 Budget Reconciliation Act calling for conforming rules for all commercial wireless carriers -- cellular, Personal Communication Services and SMR -- and auction of wide-area SMR licenses, among other things.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 11 - REGULATORY CONTINGENCIES-(CONTINUED)

 A Further Notice of Proposed Rule Making (FNPRM) was issued on October 4, 1994 requesting comments on the structure of wide-area SMR license auctions and the effect on existing SMR licensees. The FCC commented, in the notice, that incumbent licensees should be protected in existing service areas and allowed to negotiate with the wide-area SMR licensee to swap frequencies, merge, sell or to develop other arrangements on a voluntary basis. On December 15, 1995, the FCC adopted a rulemaking clarifying some of the FNPRM issues and, concurrently therewith, issued a Second FNPRM requesting comments on the remaining issues.

The new rules provide for the auction of geographic-area based SMR licenses on an Economic Area basis in an auction which the FCC conducted in late 1997. Management believes that the ultimate outcome of the FCC's rules will not have a material impact on the carrying value of the Company's intangible assets.

The FCC has allocated a specific number of frequencies in the 800/900 MHZ radio spectrum bands for use by SMR systems, and issues licenses to the extent there are available frequencies. The Company is party to various finder's preference requests filed with the FCC involving approximately six percent of the channels licensed to the Company. The finder's preference requests are at various stages in the FCC's administrative process. Management cannot predict the final disposition of these proceedings, but believes that the outcome of these matters will not have a material impact upon the Company's financial position or results of operations. Accordingly, the accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 12 - GOING CONCERN

As shown in the accompanying financial statements, in 1996, 1995 and 1994, respectively, the Company incurred net losses of $3,060,603, $3,149,581 and $4,268,422 and used cash in operating activities of $14,068, $927,920 and $641,300. These conditions create an uncertainty about the Company's ability to continue as a going concern.

During 1996, the Company took the following actions to reduce costs and improve results of operations. First, the Company reviewed and reduced certain general and administrative costs. Second, the Company converted certain short-term borrowings to equity (See Note 4). These steps combined with the current year growth in revenues succeeded in reducing the cash used in operating activities from $927,920 in 1995 to $14,068 in 1996.

The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis or to obtain additional financing or refinancing as may be required to ultimately attain successful operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                          CELLCALL, INC. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


NOTE 13 - SUBSEQUENT EVENT

On April 22, 1997, the Company entered into an agreement of merger and plan of reorganization with Nextel Communications, Inc. (Nextel) whereby the Company would become a wholly owned subsidiary of Nextel. The merger is subject to regulatory and shareholder approval.

Under the terms of the proposed merger, all CellCall preferred and common stock will be exchanged for up to 1,750,000 shares of Nextel common stock in accordance with a specified conversion formula. Outstanding options and warrants to purchase shares of CellCall common stock will be assumed by Nextel and converted into rights to purchase shares of Nextel common stock in accordance with the specified conversion formula.

In connection with the above agreement of merger, the CellCall shareholders have entered into a stock purchase option agreement to grant Nextel an option to acquire all of the issued and outstanding capital stock of CellCall should the Company fail to comply with certain terms of the merger agreement or the stockholders fail to approve the merger agreement. The option may be exercised for any sixty-six percent of the outstanding CellCall shares. The exercise price shall be paid in cash and be equal to the market price of the Nextel acquisition shares, as defined in the merger agreement, into which the CellCall shares would have been converted had the merger been consummated.

In connection with this proposed merger, the Company obtained a commitment from Nextel in November 1997 to borrow up to $2,357,250 to complete the purchase of the licenses discussed in Note 10. Under the terms of this agreement, Nextel advanced $2,086,750 to the Company in November and December 1997. The note bears interest at the rate of 10% per annum. In the event of termination of the merger agreement, the outstanding principal and interest will be due in one payment within ten, thirty or ninety days depending upon the circumstances of termination. Failure by CellCall to make any payment due to Nextel will give Nextel the option to purchase any or all of the licenses purchased by CellCall with the above proceeds.

                         CELLCALL, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                    September 30, 1997 and December 31, 1996

                                                     September 30,       December 31,
                                                         1997                1996
                                                         ----                ----
                                                      (Unaudited)

                                  A S S E T S
                                  -----------
Current Assets:
    Cash and cash equivalents                     $        442,925    $       373,427
    Accounts receivable, net of allowance for
     doubtful accounts of $44,466 at September
     30, 1997 and $64,785 at December 31, 1996             276,882            606,592
    Inventories                                            391,173            352,127
    Prepaid expenses                                        40,175             41,759
                                                  ----------------    ---------------
        Total current assets                             1,151,155          1,373,905
                                                  ----------------    ---------------
Property and equipment:
    Mobile communications network equipment              6,187,346          6,175,480
    Leased subscriber equipment                          1,352,997          1,374,440
    Office furniture and equipment                         361,698            360,002
    Leasehold improvements                                  32,554             32,554
    Vehicles                                                70,039             59,383
                                                  ----------------    ---------------
                                                         8,004,634          8,001,859
    Less accumulated depreciation                        6,404,109          5,433,813
                                                  ----------------    ---------------
        Net property and equipment                       1,600,525          2,568,046
                                                  ----------------    ---------------

Intangible assets:
    FCC licenses and contracts                          12,418,815         12,348,815
    Customer Lists                                         579,303            579,303
    Non-compete agreements                                 397,338            397,338
    Goodwill                                               202,583            202,583
    Deferred financing costs                                62,150             62,150
                                                  ----------------    ---------------
                                                        13,660,189         13,590,189
    Less accumulated amortization                        3,207,812          2,644,683
                                                  ----------------    ---------------
        Net intangible assets                           10,452,377         10,945,506
                                                  ----------------    ---------------

Other assets:
    Option payments for acquisitions in process                  0                  0
    Other Assets                                            15,966             15,966
                                                  ----------------    ---------------
        Total other assets                                  15,966             15,966
                                                  ----------------    ---------------
        Total assets                              $     13,220,023    $    14,903,423
                                                  ================    ===============

See accompanying notes.

                                                       September 30,       December 31,
                                                           1997                1996
                                                           ----                ----
                                                        (Unaudited)

                              L I A B L I T I E S
                              -------------------

Current Liabilities:
    Accounts Payable                                 $        106,015    $       202,192
    Accrued Expenses                                          291,328            267,633
    Purchase agreements payable                             2,312,250          2,287,250
    Deferred revenues                                          64,000             68,411
    Short-term borrowings, related parties                          0                  0
    Notes payable                                           1,524,966          1,494,856
    Obligations under capital leases                            5,053              6,470
                                                     ----------------    ---------------
        Total current liabilities                           4,303,612          4,326,812
                                                     ----------------    ---------------

Long-term liabilities:
    Notes payable                                               8,461             37,151
    Obligations under capital leases                                0              3,905
                                                     ----------------    ---------------
        Total long-term liabilities                             8,461             41,056
                                                     ----------------    ---------------
        Total liabilities                                   4,312,073          4,367,868
                                                     ----------------    ---------------
Commitments and contingencies

                      S H A R E H O L D E R S' E Q U I T Y
                     --------------------------------------

Preferred stock, $.10 par value, 60,000 shares
  authorized, 22,347 shares issued and outstanding:
    Series A, stated at liquidation preference              1,668,920          1,668,920
    Series B, stated at liquidation preference             23,779,452         23,779,452
    Series C, stated at liquidation preference                      0                  0
Common stock, $.01 par value, 40,000
  shares authorized; 460 shares issued and
  outstanding at September 30, 1997, 910 shares
  issued and outstanding at December 31, 1996                       5                  9
Additional paid-in-capital - common stock                     231,095            231,091
Additional paid-in-capital - common stock warrants            166,686            166,686
Accumulated deficit                                       (16,938,208)       (15,310,603)
                                                     ----------------    ---------------
        Total shareholders' equity                          8,907,950         10,535,555
                                                     ----------------    ---------------
        Total liabilities and shareholders' equity   $     13,220,023    $    14,903,423
                                                     ================    ===============

                          CELLCALL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS For the Nine Months
              Ended September 30, 1997 and 1996
                                   (Unaudited)

                                                             Nine Months Ended
                                                               September 30,
                                                     --------------------------------
                                                        1997                  1996
                                                        ----                  ----

Revenues:
     Radio service revenue                           $ 2,124,874          $ 2,130,336
     Equipment sales and maintenance                   1,802,079            2,243,857
                                                     -----------          -----------
         Total revenue                                 3,926,953            4,374,193
                                                     -----------          -----------

Cost of sales:
     Cost of radio service revenue                       741,061              681,803
     Cost of equipment sales and maintenance             895,902            1,132,586
                                                     -----------          -----------
         Total cost of sales                           1,636,963            1,814,389
                                                     -----------          -----------

         Gross profit                                  2,289,990            2,559,804
                                                     -----------          -----------

Operating expenses:
     Selling                                             332,410              358,141
     General and administrative                        1,857,993            2,029,130
     Depreciation and amortization                     1,576,235            1,623,215
                                                     -----------          -----------
         Total operating expenses                      3,766,638            4,010,486
                                                     -----------          -----------

         Loss from operations                         (1,476,648)          (1,450,682)

Other income (expense):
     Interest income                                       9,961               15,675
     Interest expense                                   (168,740)            (952,871)
     Other, net                                            7,822                  511
                                                     -----------          -----------
         Total other income (expense)                   (150,957)            (936,685)
                                                     -----------          -----------

         Net loss                                    $(1,627,605)         $(2,387,367)
                                                     ===========          ===========












See accompanying notes.

                          CELLCALL, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                  For the Nine Months Ended September 30, 1997
                                   (Unaudited)

                                                          Preferred Stock      Preferred Stock    Preferred Stock
                                                             Series A             Series B           Series C        Common Stock
                                                         -----------------   -------------------  ---------------  -----------------
                                                         Shares   Amount     Shares    Amount     Shares  Amount   Shares   Amount
                                                         ------  ---------   ------  -----------  ------  -------  ------  ---------
Balance, January 1, 1997                                 1,669   $1,668,920  20,678  $23,779,452       0  $     0     910  $     9

Period ended September 30, 1997:

  Conversion of $.01 par value common
    stock to preferred stock series C                                                             52,500             (450)      (4)

Net loss for the nine months ended September 30, 1997
                                                        ------   ----------  ------  -----------  ------  -------  ---------------

Balance, September 30, 1997                              1,669   $1,668,920  20,678  $23,779,452  52,500  $     0     460  $     5
                                                        ======   ==========  ======  ===========  ======  =======  ======  =======

                                                                        Additional
                                                          Additional     Paid-in
                                                           Paid-in       Capital                     Total Share-
                                                           Capital       Common                        holders'
                                                           Common         Stock      Accumulated       Equity
                                                            Stock       Warrants       Deficit        (Deficit)
                                                          ----------    ----------   -----------     ------------
Balance, January 1, 1997                                  $  231,091    $ 166,686    $(15,310,603)   $ 10,535,555

Period ended September 30, 1997:

  Conversion of $.01 par value common
    stock to preferred stock series C                              4                                            0

Net loss for the nine months ended September 30, 1997                                  (1,627,605)     (1,627,605)
                                                          ----------    ----------   ------------    ------------
Balance, September 30, 1997                               $  231,095    $  166,686   $(16,938,208)   $  8,907,950
                                                          ==========    ==========   ============    ============


See accompanying notes.

                                 CELLCALL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Nine Months Ended September 30, 1997 and 1996
                                   (Unaudited)

                                                                                  1997                 1996
                                                                                  ----                 ----
Cash flows from operating activities:
     Net loss                                                                 $(1,627,605)         $(2,387,367)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
     Depreciation and amortization                                              1,576,235            1,623,215
     Accrued interest added to notes payable and
       amortization of discount on long-term debt                                  38,342              833,651
     Provision for bad debts                                                        6,744               18,500
     (Increase) decrease in:
          Accounts receivable                                                     336,454             (158,978)
         Inventories                                                              (39,046)             (44,704)
         Prepaid expenses                                                           1,584               (3,758)
         Other assets                                                               1,526
     Increase (decrease) in:
         Accounts payable                                                         (96,177)             (30,500)
         Accrued expenses                                                          23,695              124,129
         Deferred revenue                                                          (4,411)               5,380
                                                                              -----------          -----------
            Net cash provided by (used in)
              operating activities                                                215,815              (18,906)
                                                                              -----------          -----------

Cash flows from investing activities:
     Purchase of fixed assets                                                     (58,954)            (282,534)
     Additions to FCC licenses and contracts                                      (45,000)
                                                                              -----------          -----------
            Net cash used in investing activities                                (103,954)            (282,534)
                                                                              -----------          -----------

Cash flows from financing activities:
     Proceeds from notes payable                                                   59,914
     Principal payments on notes payable                                          (37,958)             (36,342)
     Principal payments on obligations under
       capital leases                                                              (4,405)              (7,395)
                                                                              -----------          -----------
            Net cash provided by (used in)
              financing activities                                                (42,363)              16,177
                                                                              -----------          -----------

Net increase (decrease) in cash                                                    69,498             (285,263)

Cash and cash equivalents, beginning of period                                    373,427              697,217
                                                                              -----------          -----------

Cash and cash equivalents, end of period                                      $   442,925          $   411,954
                                                                              ===========          ===========

Supplemental disclosures of cash flow information: Cash payments for:
         Interest                                                             $   130,398          $   119,220
                                                                              ===========          ===========


See accompanying notes.

                          CELLCALL, INC. AND SUBSIDIARY
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - UNAUDITED
                           SEPTEMBER 30, 1997 AND 1996




NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements include the accounts of CellCall, Inc. (the "Company") and its wholly owned subsidiary, Electro Comm Columbus, Corp., Inc. All material intercompany balances and transactions have been eliminated.

The unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments necessary for fair statement of the results of the Company's operations for the interim periods presented. These include only normal recurring adjustments.

These financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 1996. Accordingly, disclosures that would substantially duplicate the disclosure contained in the audited financial statements for December 31, 1996, have been omitted.


NOTE 2 - DISCLOSURE OF NONCASH ACTIVITIES

During 1997, the Company incurred a liability of $30,000 to acquire SMR licenses.

                                   APPENDIX A

                              AGREEMENT OF MERGER

                                                                [EXECUTION COPY]











                               AGREEMENT OF MERGER
                           AND PLAN OF REORGANIZATION



                                  by and among



                          NEXTEL COMMUNICATIONS, INC.,

                             NEXTEL FINANCE COMPANY,

                           BLUEGRASS ACQUISITION CORP.

                                       and

                                 CELLCALL, INC.







                                   dated as of

                                 April 22, 1997

                               AGREEMENT OF MERGER
                           AND PLAN OF REORGANIZATION


                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----

PLAN OF REORGANIZATION.........................................................................................    1

AGREEMENT  ....................................................................................................    1

ARTICLE I.             CONVERSION OF CELLCALL STOCK INTO NEXTEL COMMON
                       STOCK; TREATMENT OF OPTIONS AND WARRANTS................................................    1
           1.1         Conversion of Shares....................................................................    1
           1.2         Adjustment for Channels Not Delivered...................................................    5
           1.3         Adjustment for Negative Cash Flow.......................................................    7
           1.4         Adjustment for Negative Working Capital.................................................    7
           1.5         Adjustment for Option/Warrant Exercise..................................................    8
           1.6         Adjustment for Transaction Costs and Severance
                       Costs...................................................................................    8
           1.7         Nextel Share Price......................................................................    8
           1.8         Other Adjustments.......................................................................    8
           1.9         Terms of the Merger.....................................................................    9
           1.10        Effective Time; Effects of the Merger...................................................    9
           1.11        Certificate of Incorporation and Bylaws.................................................   10
           1.12        Directors and Officers..................................................................   10
           1.13        Exchange Agent..........................................................................   10
           1.14        Surrender of Certificates and Delivery of
                       Merger Consideration....................................................................   10
           1.15        No Fractional Shares....................................................................   12
           1.16        Rights of Holders of Certificates.......................................................   12
           1.17        Assumption of Stock Options.............................................................   13
           1.18        Warrants................................................................................   15

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF CELLCALL........................................................   15
           2.1         Corporate Organization..................................................................   15
           2.2         Subsidiaries and Other Entities.........................................................   16
           2.3         Corporate Authorization.................................................................   16
           2.4         Capital Stock...........................................................................   17
           2.5         Options and Warrants....................................................................   17
           2.6         Compliance with Laws....................................................................   18
           2.7         No Conflict.............................................................................   19
           2.8         Litigation..............................................................................   19
           2.9         Insurance...............................................................................   20
           2.10        Intellectual Property...................................................................   20
           2.11        Assets..................................................................................   20
           2.12        Financial Statements....................................................................   21
           2.13        Liabilities.............................................................................   21
           2.14        Transactions Not in the Ordinary Course.................................................   22

                                                                                                                Page
                                                                                                                ----


           2.15        Capital Projects........................................................................   22
           2.16        Taxes...................................................................................   22
           2.17        Bank Accounts; Employees................................................................   23
           2.18        Real Estate.............................................................................   23
           2.19        Title to Properties.....................................................................   24
           2.20        Contracts...............................................................................   24
           2.21        Brokers.................................................................................   25
           2.22        Special Liabilities; Warranties.........................................................   25
           2.23        Employee Benefit Matters................................................................   25
           2.24        Materially Correct......................................................................   27
           2.25        Information.............................................................................   28
           2.26        Regulatory Matters......................................................................   28
           2.27        Customers...............................................................................   31

ARTICLE III.  REPRESENTATIONS AND WARRANTIES
                                            OF NEXTEL AND MERGER SUB...........................................   32
           3.1         Corporate Organization; Authorization...................................................   32
           3.2         Capital Stock...........................................................................   32
           3.3         Common Stock............................................................................   33
           3.4         No Conflict.............................................................................   33
           3.5         Information.............................................................................   33
           3.6         Information in Registration Statement...................................................   34

ARTICLE IV.  COVENANTS OF CELLCALL.............................................................................   34
           4.1         Conduct of Business.....................................................................   34
           4.2         Preservation of Business................................................................   35
           4.3         Inspection..............................................................................   35
           4.4         Antitrust Filing........................................................................   35
           4.5         Commercially Reasonable Efforts.........................................................   35
           4.6         Affiliates..............................................................................   36
           4.7         Update Information......................................................................   36
           4.8         Participation in Auctions...............................................................   36
           4.9         SEC Registration........................................................................   38
           4.10        Stockholder Approval....................................................................   39

ARTICLE V.  COVENANTS OF NEXTEL................................................................................   40
           5.1         Antitrust Filing........................................................................   40
           5.2         Registration Statement..................................................................   40
           5.3         Current Public Information..............................................................   41
           5.4         Employee Matters........................................................................   41

ARTICLE VI.  JOINT COVENANTS...................................................................................   41
           6.1         Confidentiality.........................................................................   41
           6.2         Standstill Agreement....................................................................   42
           6.3         Trading Prohibitions....................................................................   42
           6.4         Substitute of Subsidiary................................................................   42
           6.5         Support of Transactions.................................................................   43
           6.6         Cooperation Concerning Extended Implementation
                       Channels................................................................................   43

                                                                                                                Page
                                                                                                                ----


           6.7         Tax Treatment of Merger................................................................    43

ARTICLE VII.  CLOSING.........................................................................................    43
           7.1         Filing.................................................................................    43
           7.2         Closing................................................................................    43

ARTICLE VIII.  CONDITIONS TO OBLIGATIONS......................................................................    44
           8.1         Conditions to Obligations of Nextel and,
                       CellCall...............................................................................    44
           8.2         Conditions to Obligations of Nextel....................................................    45
           8.3         Conditions to the Obligations of CellCall..............................................    47

ARTICLE IX.  TERMINATION/EFFECTIVENESS........................................................................    48
           9.1         Termination............................................................................    48
           9.2         Effect.................................................................................    49

ARTICLE X.  MISCELLANEOUS.....................................................................................    49
           10.1        Waiver.................................................................................    49
           10.2        Notices................................................................................    50
           10.3        Assignment.............................................................................    51
           10.4        Rights of Third Parties................................................................    51
           10.5        Reliance...............................................................................    51
           10.6        Expenses...............................................................................    51
           10.7        Construction...........................................................................    51
           10.8        Captions; Counterparts.................................................................    52
           10.9        Entire Agreement.......................................................................    52
           10.10       Amendments.............................................................................    52
           10.11       Publicity..............................................................................    52

                                   DEFINITIONS

                                                                                                                Page
                                                                                                                ----

Adjusted EBITDA Earnings......................................................................................     7
Affiliate.....................................................................................................    23
Affiliates....................................................................................................    41
Aggregate Series A Preference.................................................................................     2
Aggregate Series B Preference.................................................................................     2
Aggregate Series C Preference.................................................................................     2
Agreement.....................................................................................................     1
Asset List....................................................................................................    20
Awarded License...............................................................................................    37
By-Laws.......................................................................................................    10
CellCall......................................................................................................    26
CellCall......................................................................................................     1
CellCall/CellCall Subs........................................................................................    22
CellCall Cure Period..........................................................................................    48
CellCall Management Agreement.................................................................................    28
CellCall Option Plans.........................................................................................    13
CellCall Stock Options........................................................................................    13
CERCLA........................................................................................................    19
Certificate of Incorporation..................................................................................    10
Certificate of Merger.........................................................................................     9
Certificates..................................................................................................    10
Channel.......................................................................................................     6
Closing.......................................................................................................    44
Code..........................................................................................................     1
Communications Act............................................................................................    31
Constituent Corporations......................................................................................    10
Contaminants..................................................................................................    19
Current Payables..............................................................................................    21
Defined Benefit Plan..........................................................................................    25
Defined Contribution Plan.....................................................................................    25
Delivered.....................................................................................................     6
EA............................................................................................................    36
EA Auction....................................................................................................    36
Effective Time................................................................................................     9
Effective Time................................................................................................     1
Employee Plan.................................................................................................    26
ERISA.........................................................................................................    25
ESMR..........................................................................................................    30
Excess Parachute Payments.....................................................................................    27
Exchange Agent................................................................................................    10
FCC...........................................................................................................    28
FCC License...................................................................................................    28
Fiduciaries...................................................................................................    26
Final Order...................................................................................................    44
GAAP..........................................................................................................     8
GCL...........................................................................................................     9
Hazardous Substances..........................................................................................    19

                                                                                                                  Page
                                                                                                                  ----


HSR Act.......................................................................................................    35
Incentive Shares..............................................................................................     1
Market Adjustment.............................................................................................     5
Market Price..................................................................................................     2
Market Value..................................................................................................     2
Material......................................................................................................    33
Merger........................................................................................................     1
Merger Consideration..........................................................................................    11
Merger Sub....................................................................................................     1
MSA...........................................................................................................     5
Multiemployer Plan............................................................................................    25
Multiple Employer Plan........................................................................................    25
Nextel........................................................................................................     1
Nextel Cure Period............................................................................................    49
Nextel Plan...................................................................................................    14
Nextel Reports................................................................................................    33
Nextel Share Price............................................................................................     8
NFC...........................................................................................................     1
Non-core Market Channel.......................................................................................     5
Option Channels...............................................................................................     6
Overlap EAs...................................................................................................    36
Permitted Liabilities.........................................................................................    22
Permitted Liens...............................................................................................    24
Pollutants....................................................................................................    19
Potentially Responsible Party.................................................................................    19
Residual Amount...............................................................................................     2
Securities Act................................................................................................    14
Senior Preference.............................................................................................     2
Series A Preference...........................................................................................     2
Series A Preferred............................................................................................     2
Series B Preference...........................................................................................     2
Series B Preferred............................................................................................     2
Series C Preference...........................................................................................     2
Series C Preferred............................................................................................     2
Shortfall Market..............................................................................................     5
SMR...........................................................................................................     6
SMR License...................................................................................................    28
SMR System....................................................................................................    28
SMR Units.....................................................................................................    28
STA...........................................................................................................    29
States........................................................................................................    21
Subsidiaries..................................................................................................    15
Surviving Corporation.........................................................................................     9
Terminating CellCall Breach...................................................................................    48
Terminating Nextel Breach.....................................................................................    49
Third-Party Management Agreement..............................................................................    29
Voting Stock..................................................................................................    33
Warrants......................................................................................................    15
Welfare Benefit Fund..........................................................................................    26

                                     ANNEXES


Annex A               -    Form of Rule 145 Letter

Annex B               -    Form of Release

Annex C               -    Form of Indemnification Agreement

Annex D               -    Form of J. P. Harris Non-Competition Agreement

                               AGREEMENT OF MERGER
                           AND PLAN OF REORGANIZATION

         This Agreement of Merger and Plan of Reorganization (this "Agreement"), dated as of April 22, 1997, is among NEXTEL COMMUNICATIONS, INC., a Delaware corporation ("Nextel"), NEXTEL FINANCE COMPANY, a Delaware corporation and a wholly owned subsidiary of Nextel ("NFC"), BLUEGRASS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of NFC ("Merger Sub"), and CELLCALL, INC., a Delaware corporation ("CellCall").

                             PLAN OF REORGANIZATION

         Nextel, through NFC and Merger Sub, and CellCall intend to enter into a tax-free plan of reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

         The plan of reorganization will consist of the merger of Merger Sub with and into CellCall, with CellCall being the surviving corporation. This merger (the "Merger") will be consummated in accordance with the terms and conditions hereof and will be consummated at the "Effective Time" as defined herein.

         Nextel has caused NFC to form Merger Sub solely for the purpose of consummating the Merger.

         Concurrently with, and as a condition to, the execution of this Agreement, NFC and the stockholders of CellCall are entering into a Stock Purchase Option Agreement, which provides, among other things, that NFC may, under certain circumstances set forth therein, purchase 66% of the outstanding capital stock of CellCall.

                                    AGREEMENT

         In order to consummate the plan of reorganization, and in consideration of the mutual agreements hereinafter contained, Nextel, NFC, Merger Sub and CellCall agree as follows:


         ARTICLE I. CONVERSION OF CELLCALL STOCK INTO NEXTEL COMMON STOCK; TREATMENT OF OPTIONS AND WARRANTS

         1.1          Conversion of Shares.

                      (a) For purposes of this Section, the following terms shall have the following indicated meanings:

                              (i) "Incentive Shares" shall mean the shares of
Series C Preferred designated as such by the Board of Directors of CellCall, in accordance with Article IV, Section III(A)(2) of the Certificate of Amendment to the Certificate of Incorporation of CellCall attached hereto as Schedule 1.1.

                              (ii)"Market Price" shall mean the closing price of
one share of Nextel Common Stock as reported on the NASDAQ National Market on the last trading day preceding the Effective Time.

                              (iii) "Market Value" shall mean the aggregate
Market Price of any given number of shares of Nextel Common Stock.

                              (iv)"Residual Amount" shall mean the number of
shares of Nextel Common Stock obtained by dividing (x) Acquisition Shares, less both (1) that number of shares of Nextel Common Stock having a Market Value equal to the sum of the Aggregate Series A Preference and the Aggregate Series B Preference, and (2) that number of shares of Nextel Common Stock used to satisfy the Series C Preference, by (y) the Actual CellCall Common Equivalents, less the number of shares of Series C Preferred.

                              (v)"Senior Preference" shall mean the Market Value
of the shares of Nextel Common Stock into which the shares of Series A Preferred and Series B Preferred shall be converted at the Effective Time, pursuant to
Section 1.1(d)(i).

                              (vi)"Series A Preferred", "Series B Preferred" and
"Series C Preferred" shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, of CellCall, outstanding immediately prior to the Effective Time.

                              (vii) "Series A Preference" shall mean the sum of
One Thousand Dollars ($1,000) and the "Aggregate Series A Preference" shall mean the product obtained by multiplying the Series A Preference by the number of shares of Series A Preferred.

                              (viii) "Series B Preference" shall mean the sum of
One Thousand One Hundred and Fifty Dollars ($1,150) and the "Aggregate Series B Preference" shall mean the product obtained by multiplying the Series B Preference by the number of shares of Series B Preferred.

                              (ix) "Series C Preference" shall mean the number
of shares of Nextel Common Stock into which each share of Series C Preferred would be converted at the Effective Time, pursuant to Section 1.1(c)(iii), and the "Aggregate Series C Preference" shall mean the product obtained by multiplying the Series C Preference by the number of shares of Series C Preferred.

                              (b) Each share of common stock, par value $.01 per
share, and preferred stock, par value $.10 per share, of CellCall (the "CellCall Common Stock" and the "CellCall Preferred Stock" respectively, and together, the "CellCall Stock"), outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive shares of Nextel Common Stock, in accordance with this Article I. On the date hereof, (i) the total number of shares of outstanding CellCall Stock are set forth in Section 2.4 of the Agreement (the "Benchmark Shares"), and (ii) the total number of shares of CellCall Stock issuable upon exercise of warrants or options, or upon exchange or conversion of convertible instruments (excluding shares issuable upon conversion of the CellCall Preferred Stock) (regardless of whether they are on the date hereof "in the money") are set forth on Schedule
2.5 (the "Benchmark Derivatives" and collectively with the Benchmark shares, the "CellCall Share Base"). The CellCall Share Base does not include (A) any treasury shares, or (B) any other shares, rights to acquire shares or other issuance commitments for shares of CellCall Stock that are not set forth in
Section 2.4 or Schedule 2.5, as the case may be. The maximum number of shares of Nextel Common Stock to be issued hereunder at the Effective Time with respect to
(A) the CellCall Share Base (without adjustment of or to any instrument that may have expired without exercise, exchange or conversion into CellCall Stock), and
(B) any CellCall Stock, or options, warrants, convertible or exchangeable instruments or other commitments to issue CellCall Stock outstanding at the Effective Time that are not Benchmark Shares or Benchmark Derivatives (such additional CellCall Stock or issuance commitments, the "Dilutive CellCall Common Equivalents" and together with the CellCall Share Base (without adjustment for any instrument that may have expired without exercise, exchange or conversion into CellCall Stock), the "Actual CellCall Common Equivalents")) shall be 1,750,000 (the "Nextel Share Base"), subject to increase only in accordance with
Section 1.1(d)(iv) or in the event of changes to the capitalization of Nextel in accordance with Section 1.8, and to decrease only as set forth in Sections 1.2, 1.3, 1.4, 1.5, 1.6 or 1.8 (as so adjusted at the Effective Time, the "Acquisition Shares").

                              (c) If the Acquisition Shares have a Market Value
that is at least equal to the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference and include an additional number of shares of Nextel Common Stock sufficient to satisfy the Aggregate Series C Preference, then, at the Effective Time:

                              (i) each share of Series A Preferred shall be
converted into (x) that number of shares of Nextel Common Stock having a Market Value equal to the Series A Preference, plus (y) the Residual Amount, if any;

                              (ii) each share of Series B Preferred shall be
converted into (x) that number of shares of Nextel Common Stock having a Market Value equal to the Series B Preference, plus (y) the Residual Amount, if any;

                              (iii) each share of Series C Preferred shall be
converted into that number of shares of Nextel Common Stock equal to a fraction, the numerator of which is 35,000 plus the number of Incentive Shares (not to exceed 17,500) determined as of the Closing, and the denominator of which is 52,500; and

                              (iv) each share of CellCall Common Stock shall be
converted into the Residual Amount, if any, subject to Section 1.1(d)(iv), if applicable.

                           (d) If the Acquisition Shares have a Market Value
that is not both at least equal to the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference and include an additional number of shares of Nextel Common Stock, sufficient to satisfy the Aggregate Series C Preference, then, at the Effective Time:

                              (i) (x) each share of Series A Preferred shall be
converted into that number of shares of Nextel Common Stock having a Market Value determined by multiplying the Series A Preference by a fraction, the numerator of which is the lesser of $15,000,000 and the Market Value of the Acquisition Shares and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference, and (y) each share of Series B Preferred shall be converted into that number of shares of Nextel Common Stock having a Market Value determined by multiplying the Series B Preference by a fraction, the numerator of which is the lesser of $15,000,000 and the Market Value of the Acquisition Shares and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference.

                              (ii) If the Market Value of the Acquisition Shares
exceeds $15,000,000 (i.e., fewer than all of the Acquisition Shares are needed to be issued in satisfaction of the Senior Preference), then each share of Series C Preferred shall be converted into that number of shares of Nextel Common Stock equal to the Series C Preference multiplied by a fraction, the numerator of which is the lesser of 52,500 and that number of Acquisition

Shares remaining after payment of the Senior Preference and the denominator of which is 52,500.

                              (iii) If the Acquisition Shares both have a
Market Value which exceeds $15,000,000 and include an additional number of shares of Nextel Common Stock sufficient to satisfy the full amount of the Aggregate Series C Preference, then, in addition to the Senior Preference, (x) each share of Series A Preferred shall be converted into that number of additional shares of Nextel Common Stock having a Market Value determined by multiplying the Series A Preference by a fraction, the numerator of which is the Market Value of the Acquisition Shares which remain after payment of the Senior Preference and conversion of the Series C Preferred, and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference; and (y) each share of Series B Preferred shall be converted into that number of additional shares of Nextel Common Stock having a Market Value determined by multiplying the Series B Preference by a fraction, the numerator of which is the Market Value of the Acquisition Shares which remain after payment of the Senior Preference and conversion of the Series C Preferred, and the denominator of which is the sum of the Aggregate Series A Preference plus the Aggregate Series B Preference.

                              (iv) If the Residual Amount is zero, each share of
CellCall Common Stock shall be converted into a right to receive shares of Nextel Common Stock at an exchange ratio of 100 to 1 (100 shares of CellCall Common Stock for 1 share of Nextel Common Stock) (the "Exchange Ratio"), provided that in lieu of fractional share interests to persons otherwise entitled to receive such fractional share interests pursuant to this Section 1.1(d)(iv), Nextel shall deliver to such persons a number of whole shares, determined by rounding up to the nearest whole share, and thereupon shall be relieved of any obligation under Section 1.15 hereof to make cash payments to such persons in lieu of any fractional share interests.

         1.2          Adjustment for Channels Not Delivered.

                      (a) If at the time of the Closing (as defined herein) the number of Channels Delivered by CellCall is (i) less than 95% of the number of Channels set forth on Schedule 1.2 in any metropolitan statistical area ("MSA") identified on Schedule 1.2 (each such MSA, a "Shortfall Market"), or (ii) fewer than 228 Channels in all market areas not listed on Schedule 1.2 (each such Channel, a "Non-core Market Channel"), then (A) for each Shortfall Market the Channel value set forth on Schedule 1.2 for that Shortfall Market shall be multiplied by the difference between 95% of the number of Channels set forth on
Schedule 1.2 for that Shortfall Market minus the number of Channels Delivered in that

Shortfall Market and (B) for the Non-core Market Channels, the shortfall, if any, between 228 and the number of Non-core Market Channels Delivered shall be multiplied by $3,000 (the product of each calculation, a "Market Adjustment"). The number of shares of Nextel Common Stock equal to (i) the sum of all such Market Adjustments, if any, divided by (ii) the Nextel Share Price, shall be subtracted from the Nextel Share Base.

                      (b) If the FCC (as defined herein) responds to CellCall's filings for rejustification of its extended implementation authority by granting CellCall a deadline for construction of any Channel that had extended implementation authority before June 30, 1998 (an "Unfavorable FCC Response") then, although each extended implementation channel identified on Schedule 2.26 ("Extended Implementation Channel") that received an Unfavorable FCC Response will be deemed constructed as required by clause 1.2(d)(iii) for purposes of determining whether such Extended Implementation Channels are Delivered and will be counted toward the Channel targets set forth on Schedule 1.2(a), that number of shares of Nextel Common Stock equal to (i) the product of $6,000 multiplied by the number of Extended Implementation Channels receiving an Unfavorable FCC Response, divided by (ii) the Nextel Share Price, will be subtracted from the Nextel Share Base.

                      (c) If the FCC responds to CellCall's filings for rejustification of its extended implementation authority by granting CellCall a deadline for construction of any Extended Implementation Channel on or after June 30, 1998, that Extended Implementation Channel will be deemed constructed as required by clause 1.2(d)(iii) for purposes of determining whether such Extended Implementation Channel is Delivered regardless of when the date of the Closing occurs, so long as any postponements of the date of the Closing are not caused by the action or inaction of CellCall.

                      (d) A "Channel" shall be "Delivered" by CellCall if at the Effective Time: (i) the FCC license for such channel has been granted to CellCall or a CellCall Subsidiary by a Final Order (as defined herein); (ii) except for Option Channels (as defined herein), there is a Final Order approving a transfer of control of that license to Nextel; (iii) for those Channels that are not Extended Implementation Channels, if unconstructed or deconstructed, there are at least 180 days remaining before the construction or reconstruction deadline applicable to that channel; (iv) in the case of a channel counted towards or applicable to an MSA market target, such channel is located within 25 miles of the core of the applicable MSA (except for those Channels set forth on Schedule 1.2(d) to which the 25-mile limit shall not apply); (v) in the case of a channel counted towards or applicable to an MSA market target, there is no co-channel license located within 55 miles of the channel, except for co-channel licenses that are CellCall, CellCall Subsidiaries, or licenses controlled by Nextel; (vi) the channel is a land mobile 800 MHz frequency, being one of the 430 frequencies allocated for specialized mobile radio ("SMR"), (vii) the channel is granted pursuant to a primary license; (viii) in the case of a channel counted towards or applicable to an MSA market target, such channel is a discrete frequency within the applicable market and not subject to any cross border frequency sharing or channel coordination or similar arrangement, taking into account all frequencies deemed Delivered pursuant to this Agreement in that market; (ix) the license for or including the channel is not subject to (A) any agreement to be sold to a third party, or (B) any option or right of first refusal in favor of any third party; (x) there is no contract right of any third party or FCC order otherwise encumbering or limiting the use of the license; (xi) except for Option Channels, no consideration is due to any person in connection with the channel; and (xii) the channel is not subject to any finders' preference action (other than the pending appeal of a favorable FCC Ruling) or otherwise included within any proceeding commenced or assessed by a third party (other than Nextel) or any regulatory agency, including, without limitation, the FCC, that could result in a take-back, termination, cancellation or nonrenewal of the relevant licenses.

                      (e) Schedule 1.2(e) sets forth the SMR Channels subject to option agreements pursuant to which CellCall has the option to purchase such channels ("Option Channels"). Such Option Channels shall be deemed Delivered provided (i) such channels meet all the conditions of the foregoing Section 1.2(d), and (ii) applications for transfer of any such Option Channels from the option holder to CellCall and from CellCall to Nextel are on file with the FCC at Closing. The number of shares of Nextel Common Stock equal to (i) the sum of all amounts paid or payable to any third party upon exercise of any option to acquire any Option Channel (including any management payments owed which have not previously been paid), if any, plus any amounts paid to third parties by CellCall as contemplated by Section 4.1(iii) of this Agreement, divided by (ii) the Nextel Share Price, shall be subtracted from the Nextel Share Base. Schedule 1.2(e) also identifies those options that CellCall will not exercise at any time and for which no adjustments for amounts payable thereunder will be effected.

         1.3 Adjustment for Negative Cash Flow. If Adjusted EBITDA Earnings for the six-month period immediately preceding the Effective Time is negative, that amount shall be annualized (i.e. doubled) to equal the loss that CellCall would have experienced in a 12-month period at that rate of loss, and the number of shares of Nextel Common Stock equal to (i) such annualized amount, divided by (ii) the Nextel Share Price, shall be subtracted from the Nextel Share Base. "Adjusted EBITDA Earnings" means CellCall's earnings from continuing operations as shown on the unaudited consolidated financial statements that are prepared by CellCall in the ordinary course of business consistent with past practice, (a) before interest expense, taxes, depreciation, amortization, other income and expense, all determined in accordance with past practices, to the extent consistent with GAAP (as herein defined), (b) without reduction for Severance Costs (as herein defined) and (c) without reduction for Transaction Costs (as herein defined).

         1.4          Adjustment for Negative Working Capital.

                      (a) Based on the unaudited consolidated balance sheet of CellCall as of the month-end preceding the Effective Time prepared by CellCall in the ordinary course of business, consistent with past practices, if the working capital (as herein defined) of CellCall is negative, the number of shares of Nextel Common Stock equal to (i) the negative amount of such working capital, divided by (ii) the Nextel Share Price, shall be subtracted from the Nextel Share Base.

                      (b) For the purposes of this Section, working capital shall mean the result obtained by subtracting current liabilities from current assets; provided that, (i) the long term portion of the long term debt of CellCall shall be included in the current liabilities and the calculation of the Sirrom (as hereafter defined) contra account will be excluded from current liabilities (thus increasing current liabilities); (ii) discounts on notes payable shall be excluded from the current liabilities (thus increasing current liabilities); (iii) reasonable accounting, legal, filing, printing and financial advisory fees and expenses associated with the Agreement and the transactions contemplated hereby that (A) were paid on or before the period reflected on the First Quarter Balance Sheet (as herein defined), and (B) have not been paid on or before the period reflected on the First Quarter Balance Sheet (regardless whether GAAP would reflect them as current liabilities as of that date) (collectively, the "Transaction Costs") shall be excluded from the current liabilities; (iv) all amounts paid or to be paid or other value given to CellCall executives as severance whether pursuant to existing commitments or otherwise as a result of the Merger and change of control effected thereby (regardless whether GAAP would reflect them as current liabilities as of that date) (the "Severance Costs") shall be excluded from the current liabilities;
(v) any cash received upon the exercise of any Benchmark Derivatives (as those instruments were in effect on the date hereof) prior to the Effective Time will be excluded from current assets; and (vi) any amounts paid or payable upon exercise of any options for which a deduction from the Nextel Share Base is effected pursuant to Section 1.2(e) shall be excluded from the current liabilities; and (vii) any amounts relating to the Sirrom (as hereafter defined) contra account will be excluded from current liabilities (thus increasing current liabilities). The terms used in this Section shall have the meaning given to those terms in current use in the accounting profession in the United States under Generally Accepted Accounting Principles ("GAAP").

         1.5 Adjustment for Option/Warrant Exercise. If at the Effective Time, CellCall (on a consolidated basis) does not have cash in an amount equal to the aggregate exercise price or other consideration due upon exercise, exchange or conversion under the terms of the Benchmark Derivatives (as those instruments were in effect on the date hereof) exercised prior to the Effective Time, or has issued any shares of CellCall Stock in respect of any Benchmark Derivatives in any cashless exercise transaction, the Nextel Share Base shall be reduced by that number of shares of Nextel Common Stock equal to (i) the difference between the amount of cash that should have been received upon such exercise and the actual amount of cash received upon such exercise and held at the Effective Time, divided by (ii) the Nextel Share Price.

         1.6 Adjustment for Transaction Costs and Severance Costs. To the extent the amount of (i) the Transaction Costs exceed $300,000 or (ii) the Severance Costs exceed $265,000, then that number of shares of Nextel Common Stock equal to (X) the combined amount of such excess Transaction Costs and such excess Severance Costs divided by (Y) the Nextel Share Price, shall be subtracted from the Nextel Share Base.

         1.7 Nextel Share Price. As used in this Agreement, the "Nextel Share Price" shall be $16.00.

         1.8 Other Adjustments. Nextel and CellCall agree that in the event of any change in the terms of the authorized capital stock of Nextel (other than a change solely in the number of shares), or the declaration or payment of any share dividend or share distribution by Nextel to its stockholders, or any distribution of cash, property or securities by Nextel to its stockholders (other than regular quarterly cash dividends payable out of earnings), or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of Nextel, then appropriate adjustments shall be made to the number of shares of Nextel Common Stock issuable in the Merger, as set forth in Section 1.1, to place each of Nextel, NFC, and Merger Sub, CellCall and the holders of CellCall Stock in the same posture as if the Effective Time had occurred immediately prior to the occurrence of the event giving rise to such adjustment. Further, Nextel and CellCall agree that in the event of any change in the terms of the authorized capital stock of CellCall, or any distribution of securities by CellCall to its stockholders, or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of CellCall, appropriate adjustments shall be made to place each of Nextel, Merger Sub, CellCall and the holders of CellCall Stock in the same posture as if the Effective Time had occurred immediately prior to the occurrence of the event giving rise to such adjustment. No adjustment shall be made pursuant to the preceding sentence for redemptions, repurchases or other cancellation or retirement of outstanding shares of CellCall Stock or rights to acquire shares of CellCall Stock.

         1.9 Terms of the Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation Law of the State of Delaware ("GCL"), as soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII, Merger Sub and CellCall shall cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the GCL. The Certificate of Merger shall provide that Merger Sub shall be merged with and into CellCall. Following the Merger, CellCall shall continue as the surviving corporation (the "Surviving Corporation").

         1.10 Effective Time; Effects of the Merger. The Merger shall become effective when both (a) this Agreement shall be adopted and approved by the stockholders of CellCall in accordance with the applicable provisions of the GCL and (b) the Certificate of Merger, executed in accordance with the relevant provisions of the GCL, is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Merger Sub shall cease; the Surviving Corporation shall possess all assets and property of every description, and all interests therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of Merger Sub and CellCall (the "Constituent Corporations"); all obligations belonging to or due each of the Constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for all


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

of the obligations of each of the Constituent Corporations; and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

         1.11 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub as in effect immediately preceding the Effective Time shall constitute the Certificate of Incorporation of the Surviving Corporation (the "Certificate of Incorporation") within the meaning of GCL
Section 104. The By-Laws of Merger Sub as in effect immediately preceding the Effective Time shall constitute the By-Laws of the Surviving Corporation (the "By-Laws") until amended in accordance with applicable law and the Certificate of Incorporation.

         1.12 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

         1.13 Exchange Agent. Prior to the Effective Time, Nextel shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Prior to the Effective Time, Nextel shall contribute to NFC the shares of Nextel Common Stock necessary to make payment for each share of the capital stock of CellCall being converted by reason of the Merger. Immediately thereafter, NFC shall contribute such shares of Nextel Common Stock to Merger Sub and Merger Sub will immediately prior to or at the Effective Time deliver to the Exchange Agent such shares of Nextel Common Stock to be used as consideration in the Merger.

         1.14 Surrender of Certificates and Delivery of Merger Consideration.

              (a) Promptly after the Effective Time, Nextel shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CellCall Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in form approved by CellCall, Nextel and the Exchange Agent) and (ii) instructions for use in effecting the surrender of the

Certificates in exchange for certificates representing shares of Nextel Common Stock and cash for fractional shares, if any, in accordance with Section 1.15. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a letter of transmittal duly executed (in the approved form), and such other documents as the Surviving Corporation or the Exchange Agent may reasonably request, a holder of a Certificate shall be entitled to receive in exchange therefor a portion of Nextel Common Stock as set forth in Section 1.1, as adjusted pursuant to this Article I (the "Merger Consideration").

                      (b) The stock transfer books of CellCall shall be closed at the Effective Time and no transfer of capital stock of CellCall outstanding prior to the Effective Time shall be registered on the stock transfer books of the Surviving Corporation. If Nextel Common Stock is to be issued to a person other than the person in whose name the Certificates are registered, it shall be a condition of issuance that the Certificates surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay all transfer and other taxes required by reason of the receipt by a person other than the registered holder of the Certificates surrendered, or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable.

                      (c) At any time following ninety days after the Effective Time, Nextel shall be entitled to require the Exchange Agent to deliver to Nextel any Nextel Common Stock which had been made available to the Exchange Agent by or on behalf of Nextel or the Surviving Corporation and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Nextel (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Nextel Common Stock payable upon due surrender of their Certificates. Notwithstanding the foregoing, Nextel shall not be liable to a holder of Certificates for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Nextel shall pay all charges and expenses, including fees and expenses of the Exchange Agent, incurred by any party in connection with the exchange of shares hereunder.

                      (d) If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable


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

law, become the property of Nextel, free and clear of all claims of interest of any person previously entitled thereto.

                      (e) Certificates, if and when presented to the Exchange Agent or the Surviving Corporation after the Effective Time, shall be cancelled and exchanged for the consideration provided for, and in accordance with, the procedures set forth in this Section.

         1.15 No Fractional Shares. Notwithstanding any other provision of this Agreement (but subject to Section 1.1(d)(iv) and the final sentence of this Section 1.15), no fractional share of Nextel Common Stock or certificates or scrip therefor shall be issued as a result of the conversion of issued and outstanding capital stock of CellCall into Nextel Common Stock, but in lieu of each fractional interest there shall be made a payment in cash therefor, without interest, at a pro rata price based on the Market Price. The Surviving Corporation shall provide (or shall cause one or more of its Affiliates to provide) the Exchange Agent with sufficient cash to make such payments, and, thereafter, the Surviving Corporation shall cause the Exchange Agent to make such payments to the holders of Certificates in cash, without interest, on the surrender of their Certificates. Wherever in this Agreement it is contemplated that, in connection with the Merger, cash payment shall be made in lieu of fractional share interests to persons otherwise entitled to receive such fractional share interests, Nextel may (in its sole and absolute discretion) deliver to such persons a number of whole shares, determined by rounding up to the nearest whole share, and thereupon shall be relieved of any obligation hereunder to make cash payments to such persons in lieu of any fractional share interests.

         1.16 Rights of Holders of Certificates.

              (a) At the Effective Time, the holders of Certificates for shares of capital stock of CellCall (other than certificates representing shares held in CellCall's treasury, which shall be automatically cancelled pursuant to the Merger) shall cease to have any rights as stockholders of CellCall, and their sole rights shall pertain to the shares of Nextel Common Stock into which their shares of CellCall capital stock shall have been converted by the Merger. After the Effective Time, each holder of outstanding Certificates for shares of capital stock of CellCall shall be entitled upon surrender of the same duly transmitted to the Exchange Agent to receive in exchange therefor certificates representing the number of whole shares of Nextel Common Stock into which such holder's shares of capital stock of CellCall shall have been converted by the Merger, plus (if applicable) cash in lieu of fractional shares.

              (b) Pending surrender and exchange under this Agreement, a holder's Certificates for capital stock of CellCall shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the number of whole shares of Nextel Common Stock into which such shares have been converted by the Merger and, subject to the last sentence of Section 1.15, the right to receive cash for any fractional interests resulting therefrom. Subject to Section 1.1(d)(iv) and Section 1.14(d), unless and until any outstanding Certificates for shares of CellCall capital stock are surrendered, no dividend (stock or cash) payable to holders of record of Nextel Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of any such Certificate, but upon such surrender of such Certificates there shall be paid to the record holder of the certificate for Nextel Common Stock issued in exchange therefor, the amount of dividends but without interest, that have theretofore become payable subsequent to the Effective Time with respect to the number of whole shares of Nextel Common Stock represented by the certificate issued upon such surrender and exchange.

         1.17  Assumption of Stock Options.

              (a) Schedule 2.5 sets forth a list of each stock option outstanding on the date of this Agreement, whether or not fully exercisable (collectively, the "CellCall Stock Options"), to purchase CellCall Common Stock heretofore granted or assumed by CellCall pursuant to any stock option, stock purchase or similar plan adopted, assumed or maintained at any time by CellCall, any of its controlled Affiliates or any of their respective predecessors in interest, including but not limited to the CellCall 1993 Stock Plan, each as in effect on the date of this Agreement (collectively the "CellCall Option Plans").
Schedule 2.5 also sets forth with respect to each CellCall Stock Option the option exercise price, the number of shares subject to the option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option. All rights under the CellCall Stock Options shall be treated as provided in this Section 1.17, and to the extent the terms of the CellCall Option Plans and/or of any related agreements are inconsistent with the treatment to be accorded to the CellCall Stock Options pursuant to this Section 1.17, then CellCall shall cause the CellCall Option Plans and/or any related agreements with affected participants to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

                      (b) Each CellCall Stock Option outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an issued and outstanding option of Nextel so that from and after the Effective Time, each such CellCall Stock Option may be exercised only for shares of Nextel Common Stock as follows: (i) if the Residual Amount is greater than zero, each CellCall Stock Option shall at the Effective Time become an option to purchase a number of shares of Nextel Common Stock equal to the amount arrived at by multiplying the number of shares of CellCall Stock subject to such option immediately prior to the Effective Time, by the Residual Amount, and the exercise price per share of Nextel Common Stock at which each such CellCall Stock Option is exercisable shall be the amount (rounded up to the next whole cent) arrived at by dividing the exercise price per share of CellCall Common Stock at which such CellCall Stock Option is exercisable immediately prior to the Effective Time by the Residual Amount; or, (ii) if the Residual Amount is zero, each such CellCall Stock Option shall at the Effective Time become an option to purchase a number of shares of Nextel Common Stock equal to the amount arrived at by multiplying the number of shares of CellCall Stock subject to such option immediately prior to the Effective Time, by the Exchange Ratio and the exercise price per share of Nextel Common Stock at which each such CellCall Stock Option is exercisable shall be the amount (rounded up to the next whole cent) arrived at by dividing the exercise price per share of CellCall Common Stock at which such CellCall Stock Option is exercisable immediately prior to the Effective Time by the Exchange Ratio. Notwithstanding the foregoing, Nextel shall not issue or pay for any fractional share otherwise issuable upon any exercise by any holder of CellCall Stock Options that are so converted, and provided, however, that in the case of each CellCall Stock Option which is an incentive stock option, the Residual Amount shall be adjusted for such option, if necessary, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code. All CellCall Stock Options converted into issued and outstanding options of Nextel pursuant to the preceding sentence, except those CellCall Stock Options held by directors who are not also employees or consultants of CellCall or any of its subsidiaries, shall be so converted into issued and outstanding options under Nextel's Amended and Restated Incentive Equity Plan, as amended May 13, 1996 (the "Nextel Plan").

                      (c) The Board of Directors of CellCall and/or of the Surviving Corporation, as appropriate, shall take such action as may be required under the CellCall Option Plans and the Compensation Committee of the Board of Directors of Nextel shall take such action as may be required under the Nextel Plan to effectuate the foregoing. Prior to the Effective Time, Nextel shall reserve for issuance the number of shares of Nextel Common


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

Stock necessary to satisfy the obligations of Nextel under this Section 1.17 and within five (5) business days after the Effective Time, Nextel shall register such shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). Prior to the Effective Time, CellCall, and thereafter the Surviving Corporation, as may be appropriate, shall take such actions as are necessary to effect the provisions of this Section 1.17 and to preserve for the holders of CellCall Stock Options the benefits to be provided pursuant to this Section 1.17. Notwithstanding anything in this Section 1.17(c), neither CellCall nor Nextel shall have any liability for failing to take (or to cause to be taken) actions in respect of any stock option plan or related agreement that would violate (in any material respect) the terms thereof or would be prohibited by applicable law.

         1.18 Warrants. Schedule 2.5 sets forth a list of CellCall's outstanding warrants (the "Warrants") to purchase shares of CellCall Stock, which Warrants shall be assumed by Nextel. Each Warrant shall thereafter evidence a warrant to purchase the number of shares of Nextel Common Stock into which the number of shares of CellCall Common Stock issuable pursuant to such Warrant would have been converted in the Merger (under either Section 1.1(c)(iv) or Section 1.1(d)(iv)), as the case may be, at an exercise price equal to the amount per share (rounded up to the next whole cent) arrived at by dividing the aggregate exercise price under such Warrant by the number of shares of Nextel Common Stock purchasable thereunder.

             ARTICLE II. REPRESENTATIONS AND WARRANTIES OF CELLCALL

             CellCall represents and warrants to Nextel that:

             2.1  Corporate Organization.

                  (a) CellCall has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Certificate of Incorporation of CellCall and the Certificate of Amendment thereto attached to this Agreement as Schedule 1.1, certified by the Secretary of the State of Delaware, and its By-Laws, certified by the Secretary of CellCall, previously delivered by CellCall to Nextel, are true, correct and complete.

                  (b) The subsidiaries of CellCall are listed on the Schedules with reference to this Section (collectively, the "Subsidiaries"). Each of the Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, as set forth on the Schedules with reference to this Section and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Certificate of Incorporation (or equivalent) of each Subsidiary, certified by the Secretary of State of the state of its incorporation, and its By-Laws, certified by such Subsidiary's Secretary, previously delivered by CellCall to Nextel, are true, correct and complete.

                      (c) CellCall and each Subsidiary are duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions identified on the Schedules with reference to this Section and such jurisdictions are the only ones in which their ownership of property or the character of their activities is such as to require them to be so licensed or qualified and in which the failure to be so licensed or qualified would have a material adverse effect on the business or properties of CellCall or any of its Subsidiaries.

         2.2          Subsidiaries and Other Entities.

                      (a) All the outstanding capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable. CellCall owns all the issued and outstanding capital stock of each Subsidiary. Except as set forth on Schedule 2.2, CellCall holds all the issued and outstanding capital stock of each Subsidiary free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind. As of the Closing, CellCall shall hold all the issued and outstanding capital stock of each Subsidiary free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

                      (b) There are no warrants, options, subscriptions, other convertible instruments, and no commitments, obligations, or agreement (whether firm or conditional) pursuant to which CellCall or any Subsidiary is or may be obligated to issue, transfer, deliver or sell shares of capital stock of any Subsidiary or other securities of any Subsidiary.

                      (c) Except for the Subsidiaries, none of CellCall or the Subsidiaries has any direct or indirect subsidiaries, nor do any of them own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

                      (d) CellCall has not had and currently does not have any claims against the Magold Parties (as herein defined) or any affiliates thereof, under any indemnification provision or otherwise, arising out of or relating to the Share Purchase Agreement among Raymond J. Magold, Phyllis B. Magold and Raymond J. Magold as Custodian for Jacqueline R. Magold and Darlene M. Magold, respectively, (collectively, the "Magold Parties") and CellCall, dated as of May 2, 1994.

         2.3          Corporate Authorization.

                      (a) The Board of Directors of CellCall, by unanimous vote of all directors at a meeting duly called and held, has determined that the Merger is fair to and in the best interests of the stockholders of CellCall.

                      (b) CellCall has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by CellCall has been duly authorized by CellCall, and, upon the execution and delivery hereof by, respectively, Nextel, NFC and Merger Sub, this Agreement will constitute the valid and legally binding obligation of CellCall, enforceable against CellCall in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally, by equitable principles of general applicability with respect to the availability of equitable remedies, or by public policies applicable to securities laws.

         2.4 Capital Stock. The entire authorized capital stock of CellCall consists solely of 40,000 shares of CellCall Common Stock, par value $.01 per share, of which 910 shares are issued and outstanding, and 110,000 shares of Preferred Stock, $.10 par value per share, of which 1,669 shares of Series A Preferred Stock, par value $0.10 per share, are known and designated, 1,668.92 of which are issued and outstanding, 25,500 shares of Series B Preferred Stock, $.10 par value per share, are known and designated, of which 20,677.79 shares are issued and outstanding, 52,500 shares of Series C Preferred Stock, $.10 par value, are known and designated, all of which are issued and outstanding and 256 shares of Series D Preferred Stock, $.10 par value, are known and designated, none of which are issued and outstanding, all as set forth (including the ownership thereof) on Schedule 2.4. All of the outstanding shares of CellCall Stock (and any shares issuable pursuant to presently outstanding options and warrants, if exercised and purchased at the applicable exercise price) were duly authorized and will be, when issued and the option price paid (if applicable), validly issued, fully paid and nonassessable. Except as set forth in Schedule
2.4 (all of which restrictions shall be terminated prior to Closing), none of the capital stock or other securities of CellCall is entitled or subject to preemptive rights or registration rights. The authorization or consent of no person is required in order to consummate the transactions contemplated herein by virtue of any such person having an equitable or beneficial interest in the CellCall Stock. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which CellCall is a party or is bound with respect to the voting of CellCall Stock, except for that certain Amended and Restated Stockholders Agreement, dated as of March 9, 1993, which shall be terminated at the Closing. All outstanding shares of CellCall Stock were offered, sold and issued in compliance with all applicable laws and regulations, including, without limitations federal and state securities laws. Except as set forth in the Schedules with reference to this Section, since December 31, 1996, no stockholder of CellCall has entered into any transaction (or agreement relating to any transaction) with CellCall or any other stockholder of CellCall relating in any manner to any of the transactions contemplated in this Agreement.

         2.5 Options and Warrants. CellCall has set forth on the Schedules with reference to this Section all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which CellCall was obligated as of the date hereof to issue, transfer, deliver or sell shares of CellCall Stock and the exercise or purchase price of each such warrant, option, subscription, convertible instrument or agreement. Except as set forth in the Schedules with reference to this Section, as of the date hereof, no options or warrants to purchase shares of CellCall Stock have ever been granted, except for employee options that have been exercised or have terminated without exercise prior to the date hereof, pursuant to the terms of the respective CellCall Option Plans. Except as set forth in the Schedules with reference to this Section, as of the date hereof, there were no commitments or obligations of CellCall, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of CellCall Common Stock or other securities of CellCall.

         2.6 Compliance with Laws. Except as set forth in the Schedules with reference to this Section, (i) neither CellCall nor any Subsidiary is currently in violation (nor is any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of their presently or formerly owned properties or to the conduct of their current or past businesses; (ii) none of the processes followed, results obtained, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), or by any managers with respect to SMR Licenses (as defined herein) held by any of CellCall or its Subsidiaries (pursuant to Third Party Management Agreements (as defined herein) or otherwise) or by CellCall or its Subsidiaries in the management or operation of SMR Licenses managed by any of them (pursuant to CellCall Management Agreements or otherwise), violate any statute, law or regulation applicable thereto; (iii) none of (a) the businesses of CellCall or any Subsidiary, (b) the processes, results, services or products performed, sold or otherwise made available by CellCall or any Subsidiary, (c) the processes, results, services or products performed, sold or otherwise made available by any manager with respect to SMR Licenses held by CellCall or any Subsidiary (pursuant to Third Party Management Agreements or otherwise) or (d) the processes, results, services or products performed, sold or otherwise made available by CellCall or any Subsidiary in the management or operation of SMR Licenses managed by any of them (pursuant to CellCall Management Agreements or otherwise) violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances; (iv) CellCall, its Subsidiaries, each of the managers with respect to SMR Licenses held by CellCall or a Subsidiary, and CellCall and its Subsidiaries in their capacities as managers under CellCall Management Agreements, has each timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations; (v) neither CellCall, its Subsidiaries nor any other person has stored, dumped or otherwise disposed of any chemical substances, including any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on, beneath or about any of the properties of CellCall or its Subsidiaries; (vi) none of CellCall, its Subsidiaries or any of their respective managers (with respect to SMR Licenses held by CellCall or a Subsidiary) has received written notice that it is a "potentially responsible party" under any environmental law or of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its or their businesses, or to any of the processes followed, results obtained, services provided or products made, modified or installed (in the ordinary course of its or their businesses or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1970, as amended, nor are CellCall and any Subsidiary aware of any such violation. CellCall has listed in the Schedules with reference to this Section all environmental reports known to CellCall or its Subsidiaries relating to any owned or leased real property of CellCall or its Subsidiaries and has previously delivered to Nextel a true, correct and complete copy of each report so listed.

         2.7 No Conflict. Except as set forth in the Schedules with reference to this Section, the execution and delivery of this Agreement by CellCall and the consummation by CellCall of the transactions contemplated hereby do not, and will not constitute an event which, after notice or lapse of time or both would
(a) violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by: (i) the terms of, any applicable law, rule or regulation of any governmental body, (ii) the Certificate of Incorporation or By-Laws of CellCall or any Subsidiary; (iii) any indenture, material agreement, or other material instrument to which CellCall or any Subsidiary is a party or by which CellCall or any Subsidiary may be bound; or (iv) any order, judgment or decree applicable to any of them, or (b) terminate or result in the termination of any indenture, material agreement or other material instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of CellCall or any Subsidiary under any agreement to which any of them is a party.

         2.8 Litigation. Except as set forth in the Schedules with reference to this Section, there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of CellCall and its Subsidiaries, threatened against or specifically affecting CellCall or any Subsidiary or involving any of their properties or assets, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body. Except as set forth in such Schedule, neither CellCall nor any Subsidiary is subject to or is in default under, any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

         2.9 Insurance. Set forth in the Schedules with reference to this
Section is a list of (a) all insurance policies held by CellCall or any Subsidiary (indicating the insurer, type, amount and term of coverage, deductible, description of vehicles, latest property insurable values by location (100% replacement value), workers' compensation payroll (separately for clerical, sales and technical employees), and additional named insureds with respect to each such policy); and (b) all claims pending under any of such insurance policies. Except as set forth in such Schedule, all of


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

these policies are in full force and effect and all premiums due thereon have been paid or accrued and there are no retroactive experience-based premium adjustment features in any policy.

         2.10 Intellectual Property. Except for the name of CellCall and except as set forth in the Schedules with reference to this Section, there are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing marks or names; copyrights or copyright registrations; or any licenses, other than software licenses acquired solely through the purchase of the underlying software, to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to CellCall's or the Subsidiaries' business as now conducted or as presently proposed to be conducted. Except as set forth in the Schedules with reference to this Section, (i) neither of CellCall nor any Subsidiary has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties; (ii) CellCall is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of CellCall's or the Subsidiaries' business as now conducted or as presently proposed to be conducted; and (iii) neither CellCall nor any Subsidiary has received any notices of any infringement or misappropriation from any third party.

         2.11 Assets. CellCall has delivered to Nextel a Schedule (which makes reference to this Section) that lists all fixed capital assets owned by CellCall (including, without limitation, all repeater and ancillary equipment necessary for the operation of the business of CellCall, all assets located at each site, all office equipment and furniture owned by CellCall and all other material tangible assets owned by CellCall) including, without limitation, all such assets that are included under the heading Plant, Property and Equipment on the First Quarter Balance Sheet (as hereafter defined) (the "Asset List"). The assets on the Asset List include substantially all of the tangible assets presently used by CellCall in the conduct of its business in Alabama, Indiana, Kentucky, Ohio, Pennsylvania and Tennessee (collectively, the "States").

         2.12 Financial Statements. Attached hereto as Schedule 2.12 are the following financial statements (including any notes thereto) of CellCall, all of which have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of CellCall and its Subsidiaries, at the dates stated in such financial statements and the results of their operations for the periods stated therein (subject in the


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

case of the financial statements referenced in paragraph (b) to the absence of notes and to normal year-end adjustments):

                      (a) a Consolidated Balance Sheet at December 31, 1996, and a Consolidated Statement of Operations, Statement of Stockholders' Equity and Consolidated Statement of Cash Flows for the year ended December 31, 1996; and

                      (b) a Consolidated Balance Sheet at March 31, 1997 (the "First Quarter Balance Sheet") and a Consolidated Statement of Operations, and a Consolidated Statement of Cash Flows for the three months ended March 31, 1997.

         2.13 Liabilities. CellCall and its Subsidiaries do not have any liability or obligation, secured or unsecured (whether accrued, absolute, contingent or otherwise), except:

                              (i) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practices for which the stated due date has not passed
         ("Current Payables");

                              (ii) those liabilities or obligations (for which the stated due date has not passed) relating to operating contracts or leases entered into in the ordinary course of business consistent with past practice;

                              (iii) liabilities and obligations of the type shown on the First Quarter Balance Sheet and any increase in the amount of such liabilities after March 31, 1997 was either (1) consented to in writing by Nextel, or (2) incurred by CellCall or any Subsidiary in the ordinary course of business after such date; and

                              (iv) other liabilities or obligations that do not exceed $10,000 individually and do not exceed $50,000 in the aggregate or that are set forth in the Schedules with reference to this Section specifically identified and agreed to by Nextel as Permitted Liabilities for purposes of this Agreement (and, to the extent reasonably ascertainable, have been identified by type, source and dollar amount) (the liabilities and obligations described in this clause and clauses (i) through (iv) above, collectively, the "Permitted Liabilities").

         2.14 Transactions Not in the Ordinary Course. Except as set forth on the Schedules with reference to this Section, during the period commencing March 31, 1997 and ending on the date of this Agreement, neither CellCall nor any Subsidiary has (a) incurred any liability or obligation not in the ordinary course of business or entered into any transaction other than in the ordinary course of business, the value of which did not exceed $10,000 individually and $50,000 in the aggregate; (b) declared or made any payment or distribution to stockholders or other holders of equity or other similar ownership or participation interests, including stock splits, stock dividends and profit distributions, or purchased or redeemed any shares or other equity or other similar ownership or participation interests except as provided for in this Agreement; (c) mortgaged, pledged or subjected to lien, charge or any other encumbrance, any of its assets, tangible or intangible; (d) sold or transferred, or agreed to sell or transfer, or acquired or agreed to acquire any SMR Licenses; (e) sold or transferred any of its other assets, tangible or intangible, except in the ordinary course of business, the value of which did not exceed $10,000 individually and $50,000 in the aggregate; (f) cancelled any debts or claims except in each case in the ordinary course of business; (g) increased the rate of compensation of any officer or of any employee receiving (giving effect to such increase) more than $50,000.00 per annum or paid or declared any bonus (excluding fixed-formula compensation incentive payments such as may be paid to certain sales employees from time to time); (h) agreed to or amended or instituted any employment contract, bonus plan, stock option plan, profit sharing plan, pension plan, retirement plan or other similar arrangement or plan.

         2.15 Capital Projects. Set forth in the Schedules with reference to this Section is a description of all capital projects currently committed for or authorized by CellCall for (i) SMR Systems (as defined herein) and (ii) all other capital projects involving the expenditure of more than $10,000 in any single case or more than $50,000 in the aggregate.

         2.16 Taxes. Except as set forth in the Schedules with reference to this Section, the Subsidiaries have been included in a consolidated Federal income tax return filed by CellCall. Except as set forth in the Schedules with reference to this Section, (i) CellCall, on behalf of itself and its Subsidiaries (collectively, "CellCall/CellCall Subs"), has accurately prepared and has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies, all tax returns and reports required to be filed by it; (ii) such returns accurately reflect all payments and distributions made by any Subsidiary to CellCall or any of CellCall's affiliates and required to be reflected on such returns; (iii) all taxes owed or withheld, or which may be claimed to be owed or required to be withheld, to or for the benefit of any governmental agency for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending at or before the Closing, and all interest, penalties, assessments and


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

deficiencies connected therewith, have been or will be timely paid in full or provided for in full; (iv) CellCall/CellCall Subs has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes; (v) CellCall/CellCall Subs is not a party to any pending audit, inquiry, action or proceeding, nor has CellCall/CellCall Subs been notified of the inception of any such audit, inquiry, action or proceeding by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes; (vi) no deficiency or assessment notices or reports or statements of tax due have been received by CellCall/CellCall Subs in respect of any of its tax returns; and (vii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have no material effect upon the tax treatment of any previously consummated transaction in which CellCall acquired all or any part of the assets or capital stock of another entity.

         2.17 Bank Accounts; Employees. Set forth in the Schedules with reference to this Section is a complete list of (a) all banks in which CellCall or any Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the current fixed annual rate of compensation (plus total cash compensation broken down between fixed and bonus components for fiscal year 1996) as of the date of such list for each of the five (5) then highest paid employees of CellCall and each Subsidiary for the current fiscal year and a summary of the basis on which each such person is compensated if such basis is other than exclusively a fixed salary rate; (c) the names of all persons holding powers of attorney from CellCall and each Subsidiary and a summary statement of the terms thereof; and (d) the name of each person who is an "affiliate" of CellCall for purposes of Rule 145 under the Securities Act.

         2.18 Real Estate. The Schedules with reference to this Section list all real estate, real estate options and leaseholds owned or held by CellCall or any Subsidiary. Except as set forth on the Schedules with reference to this Section, there are no title defects, issues of validity or enforceability, deficiencies in rights of possession or use or similar matters relating to or affecting any real estate owned or leased, or which is subject to an option to buy, sell or lease, of or by CellCall or any Subsidiary. Except for Permitted Liens (as defined herein), CellCall or a Subsidiary, as the case may be, has good and marketable title in fee simple to all real estate owned by it and good leasehold interests in all of its leaseholds, none of which interests will be materially and adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of CellCall and


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

its Subsidiaries, enforceable against the lessor thereunder and CellCall or its Subsidiary, as the case may be, enjoys quiet possession of all leaseholds.

         2.19 Title to Properties. Each of CellCall and its Subsidiaries has good title to all of its personal properties and assets, tangible and intangible (including, without limitation, those on the Asset List). Except for liens or encumbrances set forth in the Schedules with reference to this Section (which identifies those that will be removed prior to the Closing), none of such properties or assets is subject to any lien or encumbrance other than (a) any liens securing Current Payables, (b) any liens or encumbrances connected with operating leases entered into in the ordinary course of business consistent with past practice, (c) such other encumbrances that do not secure indebtedness and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business, financial condition, results of operations or operations of CellCall and its Subsidiaries, taken as a whole, or (d) as otherwise disclosed to and approved by Nextel in writing (collectively, "Permitted Liens").

         2.20 Contracts. Except as set forth in the Schedules with reference to this Section, neither CellCall nor any Subsidiary (nor any of their properties) is a party to or bound by any (a) agreement or other arrangement not made in the ordinary course of business, involving payments or receipts in excess of $10,000 individually or more than $50,000 in the aggregate; (b) employment or consulting contract; (c) contract with any labor union; (d) employee bonus, pension, profit-sharing, retirement, stock purchase or other benefit or welfare plan or agreement; (e) lease or management agreement relating to the use or operation of an SMR Channel; (f) other lease with respect to real property or, with respect to personal property, involving lease payments in excess of $20,000 per annum or $50,000 in the aggregate, whether as lessor or lessee; (g) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $10,000 per annum or $50,000 in the aggregate; (h) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, CellCall or any Subsidiary; (i) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; (j) any loan to officers, directors or employees of CellCall or any Subsidiary (all of which loans will be repaid in full by the Closing); or (k) any agreement relating to any direct or indirect acquisition of SMR Licenses in the case of any of the foregoing, whether written or oral (and, in


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

the case of oral commitments, with CellCall providing an accurate written summary of all material terms to Nextel). Except as set forth in such Schedule, to the knowledge of CellCall, neither CellCall nor any Subsidiary, nor any other party thereto, is in default under the terms of any commitments described in Subsections (a) through (k) of this Section.

         2.21 Brokers. Neither CellCall nor any Subsidiary has directly or indirectly dealt with anyone acting in the capacity of a finder or broker and none of them has incurred nor will they incur any obligation for any finder's or broker's fee or commission in connection with this Agreement or the Merger.

         2.22 Special Liabilities; Warranties. Except as set forth on the Schedules with reference to this Section, (i) neither CellCall nor any Subsidiary has any liability under any contracts under which the consideration to be paid or received by CellCall or a Subsidiary is determined in whole or in part based on profits or operating results, nor are there any contingent payments owing to any person in connection with the acquisition of any business, entity, frequency or channel by CellCall or a Subsidiary; (ii) neither CellCall nor any Subsidiary has extended any warranties to their respective customers, except those that each of them is authorized to extend on behalf of product manufacturers; (iii) neither CellCall nor any Subsidiary is now subject to any outstanding, pending or, to the knowledge of CellCall, threatened claims based on warranty coverage; and (iv) there are no pending or threatened claims by any manufacturer or vendor of equipment to disallow or invalidate manufacturers' warranty coverage.

         2.23 Employee Benefit Matters. Except as set forth on the Schedules with reference to any particular subsection of this Section, to the knowledge of
CellCall:

                      (a) CellCall does not have and never has had any obligation to contribute to any "multiemployer plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any "multiple employer plan" described in Section 210(a) of ERISA or Section 413(c) of the Code. CellCall does not maintain, contribute to, or have any liability under or with respect to any plan or arrangement, whether or not terminated, which provides or provided medical, health, life insurance of other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law). CellCall does not maintain, contribute to or have any liability under or with respect to any employee plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated. CellCall does not maintain, contribute to or have any liability under or with respect to any employee plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

                      (b) CellCall does not maintain, contribute to or have any liability under or with respect to any plan or arrangement providing benefits to current or former employees or directors, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated (any such plan or arrangement, an "Employee Plan"). For purposes of this Section 2.23, "CellCall" includes all organizations that now are or that have been, within the past six years, under common control with CellCall pursuant to Section 414(b) or (c) of the Code. CellCall previously has delivered to Nextel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by Nextel.

                      (c) All Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance with all applicable laws.

                      (d) No Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

                      (e) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Plan that could result in CellCall or any Subsidiary becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.

                      (f) There are no actions or claims pending or, to the knowledge of CellCall or any Subsidiary, threatened, with respect to any Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any Employee Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of CellCall and its Subsidiaries that has not been fully discharged.

                      (g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid. With respect to any insurance policy providing funding for benefits under any Employee Plan, (x) there is no liability of CellCall and its Subsidiaries, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (y) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of CellCall and its Subsidiaries, no such proceedings with respect to any insurer are imminent.

                      (h) Each Employee Plan that is a group health plan subject to Section 4980B of the Code (or which was subject to Section 162(k) of the Code) has been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA.

                      (i) Each Employee Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payer requirements of Section 1862(b)(1) of such Act.

                      (j) The execution, delivery and performance of this Agreement will not, solely in and of itself, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from CellCall or any Subsidiary to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of CellCall or any Subsidiary.

                      (k) Neither CellCall nor any Subsidiary has agreed or committed to make any amendments to any of the Employee Plans not already embodied in the documents comprising any such Employee Plan, other than any amendments required by law.

                      (l) All contributions, transfers, and payments by CellCall or any Subsidiary in respect of any Employee Plan have been or are fully deductible under the Code.

                      (m) CellCall's financial statements at and for the three months ended March 31, 1997 contain and, at and for the period ending on the Closing, will contain adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of such dates and (ii) incurred or continuing but unpaid claims under Employee Plans not funded by insurance.


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

                      (n) No Employee Plan provides benefits to any individual who is not a current or former employee of CellCall or a Subsidiary, or the dependents or other beneficiaries of any such individual.

                      (o) No "excess parachute payments" within the meaning of
Section 280G of the Code will be made in connection with or as a result of the Merger (without regard to whether any such payment might be reasonable compensation for personal services performed or to be performed in the future).

         2.24 Materially Correct. Article II of this Agreement together with the Schedules referenced herein does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the disclosures contained therein in the light of the circumstances under which they are made, not misleading.

         2.25 Information. CellCall has delivered to Nextel on or prior to the date hereof all private placement, confidential offering or similar memoranda and other offering or solicitation materials used at any time by CellCall or anyone acting on its behalf in connection with any offer or sale of securities of CellCall.

         2.26 Regulatory Matters.

                      (a) Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:

                          "FCC" shall mean the Federal Communications Commission
or any successor thereto.

                          "FCC License" shall mean any paging, mobile telephone,
SMR or other license, permit, consent, certificate of compliance, franchise, approval or authorization of any type granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System (as defined herein), radio paging system or other radio communications system.

                          "CellCall Management Agreement" shall mean any
management or other agreement (other than a loading agreement) pursuant to which CellCall or a Subsidiary agrees to manage or to perform other services (other than loading) with respect to SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses or the right to purchase such SMR Licenses or any loading agreement pursuant to which such Subsidiary is loading SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses or the right to purchase such SMR Licenses.

                          "SMR License" shall mean an FCC License authorizing
the construction, ownership and operation of an SMR system in the 800 or 900 MHz band issued pursuant to 47 CFR Part 90 of the Rules and Regulations of the FCC.

                          "SMR System" shall mean an SMR system licensed under
47 CFR Part 90 of the Rules and Regulations of the FCC.

                          "SMR Units" shall mean the number of mobile and
control stations (within the meaning of 47 CFR Part 90 of the Rules and Regulations of the FCC) subscribing to SMR Systems licensed to or managed by CellCall or a Subsidiary excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.

                          "Third-Party Management Agreement" shall mean any
management or other agreement (other than a loading agreement) pursuant to which a person (other than CellCall or a Subsidiary) is managing SMR Licenses held by CellCall or a Subsidiary or any loading agreement pursuant to which a person (other than CellCall or a Subsidiary) is loading SMR Licenses held by CellCall or a Subsidiary in exchange for the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses.

                      (b) License Information. Schedule 2.26 sets forth a true and complete list of the following information for each FCC License issued to or operated by CellCall or its Subsidiaries (including all FCC Licenses subject to a CellCall Management Agreement):

                          (i) for all FCC Licenses (including all SMR Licenses), the name of the licensee, the name of the seller(s), the call sign, the transmitter location (by site coordinates and city), the category or type of service (e.g., paging, SMR, etc.), the frequency or frequencies authorized, and operating entity;

                          (ii) in the case of SMR Licenses, the number of channels authorized, the number of channels constructed, whether the license is for a conventional or trunked SMR System, the applicable loading date, whether the SMR License is subject to a Finders Preference, whether the SMR License is operating under Special Temporary Operating Authority ("STA") and the applicable STA expiration date, and whether


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

         the SMR License is managed by CellCall pursuant to a CellCall Management Agreement or by any other persons pursuant to a Third-Party Management Agreement;

                          (iii) each holder of any such FCC License that is neither wholly owned by CellCall nor owned entirely by unaffiliated persons and managed by CellCall; and

                          (iv) for all FCC Licenses (including SMR Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the date hereof, including, without limitation, entitlements to acquire additional ownership interests, which may affect the ownership interests of CellCall.

                      (c) Condition of Systems. All of the properties, equipment and systems owned and/or operated by CellCall and related to the FCC licenses set forth on Schedule 2.26 are, and, to the knowledge of CellCall, any such properties, equipment and systems added in connection with any contemplated system expansion or construction prior to the Closing will be, in compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC, the Federal Aviation Administration and (if applicable), any public utilities commission or other state or local governments or instrumentalities) applicable to CellCall or its operation of the properties, equipment and systems or as imposed under any agreements with customers. All of the systems, and to CellCall's knowledge, all of the equipment owned and/or operated by CellCall, are in good repair and working order, ordinary wear and tear excepted.

                      (d) Fees; License Compliance. CellCall has paid all franchise, license or other fees and charges which have become due in respect of its business and has made appropriate provision as is required by generally accepted accounting principles, consistently applied, for any such fees and charges which have accrued. Except as set forth in Schedule 2.26, CellCall has duly secured all necessary permits, licenses, consents and authorizations from, and has filed all required registrations, applications, reports and other documents with, the FCC and, if applicable, any public utilities commission and other entity exercising jurisdiction over the SMR businesses, radio paging businesses and other radio communications businesses of CellCall or the construction of delivery systems therefor, as such businesses are currently conducted. CellCall or a Subsidiary holds or has the contractual right to obtain the FCC Licenses specified on Schedule 2.26 and, except as indicated in such Schedule, all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are stated on the FCC License or as are generally applicable to holders of similarly situated FCC Licenses. CellCall has filed with the FCC prior to any applicable deadline a complete and accurate application for rejustification of any unconstructed or deconstructed FCC License related to previously granted or requested wide area Enhanced Specialized Mobile Radio ("ESMR") licenses. Except as set forth on
Schedule 2.26, with regard to FCC Licenses related to wide area ESMR frequencies, neither CellCall nor any of its Subsidiaries is subject to a short space agreement or any other agreement, FCC waiver or otherwise applicable regulations encumbering or limiting the use of such FCC License. Except as set forth on Schedule 2.26, all applicable loading requirements with respect to any SMR Licenses listed on such Schedule have been met and CellCall has taken every reasonable action to cause the same to be loaded in compliance with FCC regulations. Except as set forth on Schedule 2.26, to the knowledge of CellCall no event has occurred and is continuing which could (i) result in the revocation, termination or adverse modification of any FCC License listed on such Schedule or (ii) materially and adversely affect any rights of CellCall thereunder. Except as indicated on Schedule 2.26, CellCall has no reason to believe and no knowledge that all of the FCC Licenses specified on Schedule 2.26 will not be renewed in the ordinary course. Except with regard to any planned enhanced SMR Systems of CellCall and except as shown on Schedule 2.26, CellCall has sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all the SMR Systems, radio paging and other radio communications systems associated with the FCC Licenses listed on Schedule 2.26 in compliance with all applicable technical standards and construction requirements and deadlines. Except as set forth on Schedule 2.26, the current ownership and operation by CellCall of such SMR Systems, radio paging and other radio communications systems comply with the Communications Act of 1934, as amended (the "Communications Act"), and all applicable rules, regulations and policies of the FCC.

                      (e) Management Agreements. Set forth on Schedule 2.26(e) is a complete and correct list of all CellCall Management Agreements (and associated option agreements, if any) and Third-Party Management Agreements to which CellCall or any Subsidiary is a party that correctly identifies the manager under each such agreement and the holder of the SMR Licenses which are the subject of such agreements, the transmitter locations (by address), and number of channels covered by such SMR Licenses, the term of such agreements, any options or calls (and the respective option or call prices as well as the time period in which any option or call must be exercised or made) in favor of any party to such agreements to purchase or sell any interest in such SMR

Licenses and the respective fees or revenues payable or receivable under any such agreements. Except as set forth on Schedule 2.26(e), the terms of all such CellCall Management Agreements and Third-Party Management Agreements and the operation of each SMR System pursuant thereto comply with the Communications Act and all applicable rules, regulations and policies of the FCC. Except as set forth on Schedule 2.26(e), none of the channels licensed to CellCall or its Subsidiaries are subject to a Third Party Management Agreement. Each CellCall Management Agreement includes an option allowing CellCall or a Subsidiary to purchase the channels that are subject to that agreement and no such option will be adversely affected by the Merger.

                      (f) Discrete Frequency Application. CellCall has delivered to Nextel a true and correct copy of each Request for Rule Waiver and related digital mobile system application and each general cover letter related to an ESMR application, as filed with the FCC, and any correspondence relating to any frequency sent to the FCC and all supplemental or related materials filed or sent in connection therewith by or on behalf of CellCall, all materials submitted to the FCC and/or to CellCall in connection therewith by any third party, and any written communication issued by the FCC or any FCC staff member in response to, or otherwise in connection with, any of the foregoing.

         2.27 Customers. The customer list previously provided to Nextel by CellCall on computer disk is a true and complete list of the names of the current customers of CellCall as of the date indicated therein and except as indicated therein, to the best of CellCall's knowledge, no such customer is simultaneously being claimed as a customer for radio services of any reseller or agent of CellCall.


                   ARTICLE III. REPRESENTATIONS AND WARRANTIES
                            OF NEXTEL AND MERGER SUB

         Nextel and Merger Sub, jointly and severally, represent and warrant to CellCall that:

         3.1          Corporate Organization; Authorization.

                      (a) Each of Nextel, NFC and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Nextel, NFC and the Merger Sub are duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which their ownership of property or the character of their


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

activities is such as to require them to be so licensed or qualified and in which the failure to be so licensed or qualified would have a material adverse effect on the business or properties of Nextel, NFC or the Merger Sub.

                      (b) Each of Nextel, NFC and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Nextel, NFC and Merger Sub have been duly authorized by Nextel, NFC and Merger Sub, respectively, and upon the execution and delivery hereof by Nextel and Merger Sub, this Agreement will constitute the valid and legally binding obligations of Nextel and Merger Sub, enforceable against each of them in accordance with its terms.

         3.2 Capital Stock. The entire authorized capital stock of Nextel consists solely of (a) 515,000,000 shares of Nextel Common Stock, of which 211,374,665 shares were issued and outstanding as of December 31, 1996, (b) 35,000,000 shares of Class B Non-Voting Common Stock, par value $.001 per share, of which 17,830,000 shares were issued and outstanding as of December 31, 1996,
(c) 10,000,000 shares of preferred stock, par value $.01 per share, of which (i) 8,163,265 Class A shares, (ii) 82 Class B shares and (iii) no other preferred shares of any other Class were issued and outstanding as of December 31, 1996. At the Effective Time, the shares of Nextel Common Stock issued by reason of the Merger will be duly authorized, validly issued, fully paid and nonassessable, and their issuance in connection with the Merger will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws and such shares of Nextel Common Stock will be listed on the Nasdaq NM. At the Effective Time, Nextel will have a sufficient number of authorized but unissued shares of Nextel Common Stock reserved under the Nextel Plan for issuance upon conversion and exercise of the CellCall Stock Options and the Warrants.

         3.3 Common Stock. At the Closing, the shares of Nextel Common Stock issued by reason of the Merger will be duly authorized, validly issued, fully paid and nonassessable, will be registered under the Securities Act, and will be "voting stock" within the meaning of Section 368(a)(1)(B) of the Code.

         3.4 No Conflict. The execution and delivery of this Agreement by Nextel, NFC and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Amended and Restated Certificate of Incorporation or the


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

Amended and Restated By-Laws of Nextel, or the Certificate of Incorporation or the By-Laws of each of NFC and Merger Sub or any agreement, indenture or other instrument to which Nextel, NFC, or Merger Sub is a party or by which Nextel, NFC, or Merger Sub may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Nextel, NFC, or Merger Sub under any agreement to which either of them is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, charge or encumbrance, except where any such violation, breach, acceleration, termination or creation would not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of Nextel and its subsidiaries, taken as a whole, or would not impair Nextel's, NFC's or Merger Sub's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which Nextel, NFC or Merger Sub is a party in connection with the transactions contemplated herein.

         3.5 Information. Nextel has delivered to CellCall each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC from January 1, 1997 to the date of this Agreement, including, without limitation, Nextel's Annual Report on Form 10-K for the year ended December 31, 1996 (collectively, the "Nextel Reports"). As of the date of this Agreement, the Nextel Reports, taken as a whole and taken together with any other information previously furnished by Nextel to CellCall (except for any forecasts or projections or forward-looking estimates or similar predictive information contained therein), did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the business, financial condition, results of operations, liabilities or assets of Nextel and its subsidiaries, taken as a whole. The representation made in this Section shall also be deemed to be made by Nextel to CellCall immediately prior to the Closing, but with reference to all information furnished by Nextel to CellCall prior to the Closing.

         3.6 Information in Registration Statement. The information included in the Registration Statement referred to in Section 5.2 of this Agreement, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the


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

statements therein, in light of the circumstances under which they were made, not misleading.


                        ARTICLE IV. COVENANTS OF CELLCALL

         4.1 Conduct of Business. From the date of this Agreement until the earlier of Effective Time or the termination or expiration of this Agreement, CellCall shall conduct its business, and shall cause each Subsidiary to conduct such Subsidiary's business, only in the ordinary course and shall use its commercially reasonable efforts to preserve intact the business organization of CellCall and its Subsidiaries, to keep available the services of the present officers and employees of CellCall and its Subsidiaries (except for retirements, dismissals and other terminations in the ordinary course of business) and to preserve the present relationships of CellCall and its Subsidiaries with customers, suppliers and other persons or entities having significant business relations therewith. Without limiting the generality of the foregoing, neither CellCall nor any Subsidiary shall, without the written consent of Nextel: (i) dispose or contract to dispose of any SMR Channels or FCC Licenses, or any option to acquire any SMR Channel or FCC Licenses, except as may occur as a result of an FCC enforcement action or otherwise required under law; (ii) except as set forth on a Schedule that refers to this Section, dispose of or contract to dispose of any other assets, tangible or intangible, except in the ordinary course of business, consistent with past practice and, with respect to capital assets, in connection with the replacement of the asset being disposed of; (iii) acquire or contract to acquire any SMR Channels or FCC Licenses or any rights to acquire any SMR Channels or FCC Licenses or acquire or contract to acquire, directly or indirectly, any interest in an entity that has any interest in SMR Channels or FCC Licenses, except that CellCall may expend up to $10,000 on average per SMR Channel to resolve any finders preference, short space or other conflicts relating to any such SMR Channel in order to comply with the delivery requirements of Section 1.2(d), with any such amounts so expended to be deducted from the Nextel Share Base as contemplated by Section 1.2(e); (iv) voluntarily incur any absolute or contingent debt obligation except in the ordinary course of business under currently existing lines of credit; (v) enter into any lease or contract for the purchase or sale of real estate or of any interest therein;
(vi) encumber any property or other asset except for encumbrances constituting Permitted Liens or encumbrances of which Nextel is promptly notified in writing and which will be removed prior to the Closing; (vii) declare or pay any dividend or purchase or redeem any of its shares, notes or other securities or make any other distribution to shareholders; (viii) other than in accordance with normal compensation adjustment policies (all of which, including year-end bonuses, are included in the Schedules), increase the rate of remuneration to any of its directors, officers, employees or other representatives, or agree to do so or fail to pay any year-end bonuses then owed included on such Schedule prior to the Effective Time; (ix) adopt any new or amend any existing employee benefit plan or any employment agreement or amend any CellCall Stock Option once implemented except as set forth in Section 1.17(a); (x) form or cause to be formed any subsidiary; (xi) issue, sell, distribute or dispose of any shares, notes or other securities of CellCall or commit itself to do so; (xii) make any commitments for capital improvements;
(xiii) fail to keep its properties insured substantially to the same extent as they are currently insured; or (xiv) enter into any pricing arrangement with any customer that differs materially from CellCall's standard pricing arrangements.

         4.2 Preservation of Business. From the date of this Agreement until the earlier of the Effective Time or the termination or expiration of this Agreement, CellCall shall, and shall cause each Subsidiary to, use all commercially reasonable efforts to preserve intact its business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.

         4.3 Inspection. From the date of this Agreement until the earlier of the Effective Time or the termination or expiration of this Agreement, CellCall shall, and shall cause each Subsidiary to, permit representatives of Nextel, during normal business hours, to examine CellCall's and each Subsidiary's properties, books, contracts, tax returns and other records, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request.

         4.4 Antitrust Filing. In connection with the transactions contemplated by this Agreement, CellCall (and, to the extent required, its affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by CellCall pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.

         4.5 Commercially Reasonable Efforts. CellCall shall, and shall cause each Subsidiary to, use its commercially reasonable efforts (i) to obtain prior to Closing all of the SMR licenses or applications being sought by CellCall and/or a Subsidiary that are on file with and pending approval from the FCC prior to Closing, including all frequencies or applications pending as of the date hereof for wide area ESMR filings and all finder's preference applications, and (ii) to obtain as promptly as practicable and in any event prior to Closing all FCC approvals or consents necessary to permit the consummation of the transactions contemplated by this Agreement.

         4.6 Affiliates. CellCall shall use its commercially reasonable efforts to cause each person who is an "affiliate" of CellCall for purposes of Rule 145 under the Securities Act to deliver to Nextel prior to the date the stockholders of CellCall approve the Merger, an agreement substantially in the form attached hereto as Annex A.

         4.7 Update Information. Not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, CellCall shall correct and supplement in writing any information furnished on Schedules that, to the knowledge of CellCall, is incorrect or incomplete (or otherwise expressly contemplated by Article II of this Agreement), and shall promptly furnish such corrected and supplemented information to Nextel, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, to the Closing, CellCall shall notify Nextel in writing of any changes or supplements to the updated information needed, to the knowledge of CellCall, to make such information correct and complete at all times to the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by CellCall of any provision of this Agreement.

         4.8          Participation in Auctions.

                      (a) Definitions. For purposes of this Section, the following terms shall have the following indicated meanings:

                          (i) "EA" means Bureau of Economic Analysis Economic
Area, the defined market-based service areas in which blocks of SMR spectrum are proposed to be assigned pursuant to the EA Auction.

                          (ii) "EA Auction" means the 800 MHz SMR block license
auction established by the FCC in the First Report and Order, PR Docket No. 93-144, released December 15, 1995.

                          (iii) "Overlap EAs" means the following EAs:
Cincinnati (49), Columbus (50), Dayton (51), Indianapolis (67), Lexington (47) and Louisville (70).

                      (b) Formation of Consortium. In the event that, pursuant to FCC rules, the filing deadline for eligibility to participate in the EA Auction occurs prior to the earlier of the Effective Time or the expiration or termination of this Agreement, CellCall and Nextel or a designated subsidiary (hereinafter referred to as "Nextel") shall form a consortium to participate in bidding in the EA Auction for block licenses in the Overlap EAs. Nextel shall determine and control all aspects of the consortium's bidding strategy and participation (including, without limitation, determining the amount of the joint bids to be submitted by the consortium, the EAs in which to bid, and whether to top competing bids) and shall be responsible for funding 100% of the consortium's bids. Neither party shall bid for block licenses in the Overlap EAs except via the consortium and CellCall shall not bid for block licenses in EAs outside of the Overlap EAs. Nextel shall be free to bid for block licenses outside of the Overlap EAs individually or in consortia formed with other parties, and without reference to the consortium procedures set forth herein.

                      (c) Awarded Channels. Nextel shall be entitled to retain the right to all channels included in block licenses in the consortium awarded pursuant to the EA Auction, if any (each, an "Awarded License") subject to the CellCall purchase option hereinafter described. In the event of the termination or expiration of this Agreement prior to the Effective Time but after the formation of the consortium, CellCall shall have the right to purchase an aggregate of twenty (20) channels in each Overlap EA in which an Awarded License is granted (but no more than twenty (20) channels in any Overlap EA), exercisable by written notice to Nextel within thirty (30) days after the later of (i) such expiration or termination, and (ii) the grant of the Awarded License to the consortium; provided that (A) the consortium is granted Awarded License(s) including more than twenty (20) channels in the Overlap EA with respect to which CellCall wishes to exercise its purchase option; and (B) disaggregation of channels included in licenses granted pursuant to the EA Auction is permitted under FCC rules. The purchase price payable to Nextel upon the exercise of such option shall be an amount in cash equal to the auction bid price paid by the consortium for such channels. The channels sold to CellCall upon an exercise of the purchase option shall be chosen by Nextel and shall be contiguous channels included in an Awarded License. The parties shall use all reasonable efforts to effect the assignment to CellCall of any channels with respect to which the purchase option is exercised (including, without limitation, cooperation in the submission of applications for the assignment or transfer of control of subject channels required under applicable FCC rules) promptly following such exercise. Such purchase option is applicable only to the rights to use of spectrum in the Overlap EAs which may be obtained by the consortium in the EA Auction (if any), and shall not apply to existing channel holdings of Nextel or its subsidiaries or channel holdings that Nextel or its subsidiaries may acquire other than as an Awarded License in the EA Auction.

                      (d) Further Assurances; Regulatory Compliance. The provisions of this Agreement reflect the intention of the parties with respect to their participation in the EA Auction, but such provisions are based on certain assumptions regarding the procedures and rules adopted by the FCC pursuant to which the EA Auction will be conducting (including, without limitation, the permissibility of parties bidding jointly via a consortium for block licenses in specified EAs, but individually and without reference to the consortium in other EAs). If, however, such procedures and rules vary from those assumed by the parties hereto, such that the provisions of this Agreement are inapposite or otherwise unworkable, the parties agree to negotiate in good faith to amend this Agreement in order to provide an alternate manner of cooperating in their participation in the EA Auction or in the Overlap EAs to carry out the intent of the parties set forth herein. Notwithstanding the foregoing, if any provision herein does not comport with regulations adopted by the FCC, such provisions will be null and void. The parties will extend all reasonable good faith efforts to act in conformance with the intent of this Agreement but under no circumstances will this Agreement be interpreted as requiring either party to take any action prohibited, or fail to take any action required, by FCC regulations.

         4.9 SEC Registration. (a) CellCall shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each Subsidiary to, furnish to Nextel such information about CellCall and each Subsidiary (including their respective affiliates) as may be necessary to enable Nextel to prepare and file with the Securities and Exchange Commission (the "SEC") a post-effective amendment to its Registration Statement on Form S-4 under the Securities Act, in respect of the Nextel Common Shares to be issued by reason of the Merger (such registration statement and post-effective amendment thereto and, the prospectus included therein, in each case together with any further amendments or supplements thereto, the "Registration Statement"). CellCall shall use its reasonable best efforts so that the CellCall Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the prospectus is first mailed to CellCall's stockholders, or at the time the stockholders of CellCall approve the Merger, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit any material fact necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of CellCall with respect to the CellCall

Information which is required to be set forth in an amendment or supplement to the Registration Statement, CellCall will immediately notify Nextel and shall assist Nextel in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 5.2. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act (as hereinafter defined) that is incorporated by reference into the Registration Statement. The Registration Statement insofar as it relates to information concerning CellCall, its Subsidiaries, or any of their respective businesses, assets, directors, officers or shareholders that is supplied by CellCall for inclusion in the Registration Statement, including incorporation by reference to SEC filings (the "CellCall Information"), will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; except that CellCall shall have no liability or obligation for any information other than the CellCall Information.

                      (b) CellCall shall instruct its accountants to deliver and shall use its reasonable best efforts to cause its accountants, Potter & Company LLP, to deliver to Nextel letters dated at the time the Registration Statement becomes effective and as of the Closing, addressed to Nextel, each containing such matters as are customarily contained in auditors' letters regarding information about CellCall and its Subsidiaries expressly for inclusion in the Registration Statement, and in a form and substance reasonably satisfactory to Nextel.

         4.10 Stockholder Approval. After the Registration Statement has become effective, CellCall shall use its reasonable best efforts to promptly furnish a copy of the prospectus to each stockholder of CellCall and to obtain promptly any approvals of the stockholders of CellCall required in connection with the transactions contemplated by this Agreement.

         4.11 Restraint on Solicitations. From the date of this Agreement until the Effective Time, neither CellCall nor any of its directors, officers, employees, representatives or agents, shall directly or indirectly, encourage, solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any corporation, partnership, person or other entity or group concerning any transaction involving the sale of the business or assets of CellCall, the sale of any securities of CellCall, the merger or consolidation of CellCall, or any other similar transaction involving CellCall or its businesses. Promptly upon receiving any, or any information about any, inquiry, request or proposal from or contact by any person with respect to any sale, merger, consolidation or other similar transaction, CellCall shall advise Nextel of such inquiry,


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

request, proposal or contact and provide Nextel all relevant information thereabout.

         4.12 Delivery of Audited Financial Statements. CellCall shall use its commercially reasonable efforts to provide Nextel as soon as practicable after the date hereof a Consolidated Balance Sheet at December 31, 1996, and a Consolidated Statement of Operations, Statement of Stockholders' Equity and Consolidated Statement of Cash Flows for the year ended December 31, 1996 audited by and accompanied by the report of Potter & Company LLP (the "Audited Financial Statements").


                         ARTICLE V. COVENANTS OF NEXTEL

         5.1 Antitrust Filing. In connection with the transactions contemplated by this Agreement, Nextel shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by Nextel pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.

         5.2 Registration Statement. (a) Nextel shall use its reasonable best efforts to maintain the effectiveness of its Registration Statement on Form S-4 under the Securities Act and use its reasonable best efforts to cause the post-effective amendment thereto to become effective as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Nextel Common Stock in the Merger; except that such covenant of Nextel is made, as to those portions of the Registration Statement containing or required to contain CellCall Information, assuming and relying on timely and full compliance with Section 4.9.

             (b) Nextel shall use its reasonable best efforts so that the information included in the Registration Statement, including SEC filings incorporated by reference therein, shall not, at the time the post-effective amendment to the Registration Statement is declared effective, at the time the prospectus contained therein is first mailed to CellCall's stockholders or at the time the stockholders of CellCall approve the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; except that such covenant of Nextel is made, as to those portions of the Registration Statement containing or required to contain CellCall Information, assuming and relying on timely and full compliance with Section 4.9 hereof. If at any time prior to the Effective Time, any event or circumstance should come to the attention of Nextel which is required to be set forth in an amendment or supplement to the Registration Statement, Nextel will use its reasonable best efforts to appropriately amend or supplement the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

                      (c) The Registration Statement and all other documents required to be filed by Nextel with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; except that Nextel shall have no liability or obligation for any CellCall Information.

         5.3 Current Public Information. Nextel shall use commercially reasonable efforts to file all reports required to be filed by it under the Securities Act or the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder (the "Exchange Act") and shall use all reasonable efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied such as to enable any "affiliates" of CellCall (for purposes of Rule 145 under the Securities Act) to offer or sell the shares of Nextel Common Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

         5.4 Employee Matters. Schedule 5.4 sets forth the name, title and salary of each employee of CellCall and its Subsidiaries and identifies any bonus or other performance-based compensation to which any such employee is entitled during the current fiscal year or received during the prior fiscal year. Any individual who is employed by CellCall at the Effective Time whose employment with the Surviving Corporation (and all affiliates of the Surviving Corporation) is involuntarily terminated by the Surviving Corporation or an affiliate without cause (as defined below) during the six-month period immediately after the Effective Time (y) shall receive a severance payment, subject to applicable withholding and other taxes, in an amount equal to (i) three (3) times such employee's monthly salary, plus (ii) an additional week's salary for each twelve-month period that such employee had been employed by CellCall. For purposes of this Section, termination without cause shall mean the termination of any employee's employment with the Surviving Corporation and all affiliates of the Surviving Corporation other than a termination for one or more of the following reasons: (i) willful, knowing and intentional violation of an express direction or rule or regulation of general application; (ii) theft, misappropriation or embezzlement of the employer's funds; (iii) conviction of a felony; or (iv) repeated and consistent failure to be present at work during regular hours without a valid reason therefor.


                           ARTICLE VI. JOINT COVENANTS

         6.1          Confidentiality.

                      (a) Except (i) for the use of information as required in connection with Nextel's Registration Statement, (ii) for any other governmental filing required in order to complete the transactions contemplated herein, and
(iii) as Nextel and CellCall may agree or consent in writing, all information received by CellCall and Nextel and their respective representatives pursuant to the terms of this Agreement shall be kept in strictest confidence by the receiving party and its representatives. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement) until the second anniversary of the date of this Agreement.

                      (b) The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by Nextel of any information disclosed by CellCall, so long as such disclosure occurs after the Closing.

         6.2 Standstill Agreement. From the date hereof until the Effective Time, neither CellCall, nor any representatives of CellCall, acting on its behalf or in concert with it, will directly or indirectly (i) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Nextel Common Stock, or (ii) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of, any Nextel Common Stock.

         6.3 Trading Prohibitions. CellCall hereby acknowledges that as a result of disclosures by Nextel contemplated under this Agreement, CellCall and its affiliates may, from time to time, have material, non-public information concerning Nextel and other companies. CellCall confirms that it and its affiliates are aware and CellCall has advised its representatives that (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

         6.4 Substitute of Subsidiary. Nextel has the option to substitute any wholly-owned direct or indirect subsidiary of Nextel either for NFC or Merger Sub in connection with the Merger, provided that such substitution does not adversely affect the interests of CellCall or its stockholders. If Nextel makes such an election, each reference to NFC or Merger Sub, as applicable, herein shall be deemed to refer to the new subsidiary.

         6.5 Support of Transactions. Nextel, CellCall and their respective controlled affiliates shall each (i) use his or its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under Article VIII, (ii) exert his or its reasonable best efforts to obtain all material consents and approvals of third parties that either of Nextel, CellCall or their respective affiliates are responsible to obtain in order to consummate the Merger, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement, and (iv) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

         6.6 Cooperation Concerning Extended Implementation Channels. Nextel, CellCall and their respective controlled affiliates agree to cooperate and to use their respective best efforts to achieve the maximum amount of time from the FCC for construction of the Extended Implementation Channels. Accordingly, CellCall agrees to present reasonably in advance of any proposed filing with the FCC a draft for review by Nextel and either (i) to make such changes as are proposed by Nextel or (ii) to discuss any changes proposed by Nextel that will not be made in the filing. Further, Nextel, CellCall and their respective controlled affiliates shall cooperate with regard to any design, engineering, zoning, equipment selection or construction efforts to achieve construction of such Extended Implementation Channels as economically as possible and in full compliance with all applicable rules and regulations of the FCC.

         6.7 Tax Treatment of Merger. Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under Section 368(b) of the Code, except where, in the opinion of tax counsel to such party, there is not "substantial authority," as defined in Section 6662 of the Code, to support such a position.


                              ARTICLE VII. CLOSING

         7.1 Filing. As soon as all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived, the Boards of Directors of Nextel, NFC, Merger Sub and CellCall hereby direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

         7.2 Closing. The Closing shall, unless another date or place is agreed to in writing by the parties hereto, take place at a location and time mutually agreed upon by Nextel and CellCall at the earliest practicable date, and such date, time and location shall be confirmed in writing by such parties not less than ten (10) days prior to the scheduled date of the Closing. The term "Closing," when used in this Agreement, means the Effective Time.


                     ARTICLE VIII. CONDITIONS TO OBLIGATIONS

         8.1 Conditions to Obligations of Nextel and, CellCall. The obligations of Nextel, NFC, Merger Sub, and CellCall to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

                      (a) All waiting periods under the HSR Act and the regulations promulgated thereunder applicable to the Merger shall have expired or been terminated.

                      (b) All necessary approvals, clearances and consents of governmental and regulatory authorities required to be procured by Nextel and CellCall in connection with the Merger (including all required FCC approvals and consents, which shall be deemed to be obtained for purposes of this Agreement only when they have become Final Orders), and all material approvals and consents of third parties that are required to be obtained in connection with the transactions contemplated by this Agreement or the Merger Agreement, shall have been procured. Any consent or approval granted or an order entered by the FCC shall be a "Final Order" when a sufficient number of days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by any party or third party or by the FCC (on its own motion) with respect to such consent, approval or order, or any aspect or portion thereof, or any resubmissions of any applications or requests for any of such consents, approvals or orders, or, if challenged, that such consent, approval or order (or affected aspects or portions thereof) shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

                      (c) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger, and neither Nextel nor NFC nor Merger Sub nor CellCall nor any of its Subsidiaries shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in the Merger.

                      (d) Nextel's Registration Statement on Form S-4 relating to the Nextel Common Shares to be issued by reason of the Merger and the post-effective amendment thereto, shall be effective under the Securities Act, and no stop order suspending such effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

                      (e) The shares of Nextel Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq NM.

         8.2 Conditions to Obligations of Nextel. The obligation of Nextel to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Nextel:

                      (a) Each of the representations and warranties of CellCall contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of CellCall and its Subsidiaries to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

                      (b) CellCall shall have delivered to Nextel a certificate signed by its President, dated the Closing, certifying, in form reasonably satisfactory to Nextel and to its counsel that, to the best of the knowledge and belief of such officer, the conditions specified in Section 8.1 as they relate to CellCall and in subsections 8.2(a), (c), (e), (f), (h) and (i) have been fulfilled.

                      (c) The stockholders of CellCall shall have taken all necessary action to authorize, approve and adopt the Merger and all other transactions referred to in this Agreement.

                      (d) Nextel shall have received opinions, dated the Closing, from Paul, Hastings, Janofsky & Walker and from Hill & Barlow, a Professional Corporation, each reasonably satisfactory in form and substance to Nextel.

                      (e) The FCC shall have acted on CellCall's filing(s) for rejustification of its extended implementation authority.

                      (f) CellCall shall have no liabilities or obligations except Permitted Liabilities.

                      (g) Nextel shall have received from each "affiliate" of CellCall (as defined in Rule 145 under the Securities Act) a Rule 145 letter in the form of Annex A.

                      (h) No stockholder of CellCall shall be entitled to exercise dissenter's or appraisal rights under the GCL.

                      (i) CellCall shall be the sole owner of each entity listed on Schedule 2.2.

                      (j) Nextel shall have received an executed release as set forth in the form of Annex B to this Agreement from each of the stockholders of CellCall together with agreements in form and substance to Nextel's reasonable satisfaction, terminating each of the Registration Rights Agreement, dated as of March 9, 1993, as amended July 17, 1993, the Amended and Restated Stockholders Agreement dated as of March 9, 1993 and any other registration right or preemptive right set forth on Schedule 2.4 hereof.

                      (k) Nextel shall have received executed indemnification agreements in the form of Annex C to this Agreement from stockholders of CellCall holding (on a fully diluted basis) 90% of the CellCall Stock.

                      (l) Nextel shall have received a Non-Competition Agreement in substantially the form of Annex D from J.P. Harris.

                      (m) Nextel shall have received an agreement, in form and substance reasonably satisfactory to Nextel, from Sirrom Capital L.P., a Tennessee limited partnership ("Sirrom"), providing, among other things, for (i) the release by Sirrom of all claims Sirrom may have against CellCall, (ii) Sirrom's consent to (A) the Merger, (B) the assumption of that certain Secured Promissory Note, dated as of November 4, 1994, in the aggregate amount of $1,000,000 (the "Secured Note"), by Nextel and (C) the issuance of an amended warrant for shares of CellCall Common Stock replacing its existing Warrant,
(iii) the termination of each of the Security Agreement and the Loan Agreement, dated as of November 4, 1994, all as between Sirrom and CellCall, and (iv) an acknowledgment from Sirrom that Nextel may prepay the Secured Note without restriction or penalty and that, upon such prepayment, all liens associated with the above-referenced Loan Agreement and Security Agreement shall be released.

                      (n) Nextel shall have received an agreement, in form and substance reasonably satisfactory to Nextel, from the Magold Parties, providing, among other things, for (i) the release by the Magold Parties of any claims the Magold Parties may have against CellCall, (ii) the Magold Parties' consent to the assumption by Nextel of that certain Convertible Subordinated Note, dated as of May 2, 1994 in the principal amount of $500,000 (the "Magold Note") and an acknowledgment from the Magold Parties that Nextel may prepay the Magold Note without restriction or penalty, and (iii) representations and covenants from the Magold Parties that the Magold Parties have not exercised and will not exercise their right to convert the Magold Note into shares of Series D Preferred Stock, par value $.10, of CellCall.

                      (o) Nextel shall have received an agreement, in form and substance satisfactory to Nextel, that Raymond James and Associates, Inc., a Florida corporation, consents to the issuance of an amended warrant for shares of CellCall Common Stock replacing its existing Warrant.

                      (p) Nextel shall have received an agreement, in form and substance satisfactory to Nextel, that Brenner Securities Corporation, a Delaware corporation, consents to the issuance of an amended warrant for shares of CellCall Common Stock replacing its existing Warrant.

                      (q) Nextel shall have received letters from Potter & Company LLP, dated as of the date the post-effective amendment to the Registration Statement becomes effective and as of the Closing, addressed to Nextel, containing such matters as are customarily contained in auditors' letters regarding information about CellCall and its Subsidiaries expressly for inclusion in the Registration Statement, in form and substance reasonably satisfactory to Nextel.

                      (r) At the time the post-effective amendment to the Registration Statement becomes effective, and also at the Closing, CellCall and its Subsidiaries shall have furnished to Nextel certificates, dated as of said times and signed by its President, to the effect that to the best of the knowledge and belief of such person the material contained in the Registration Statement which relates to CellCall and its Subsidiaries, contains, as of the date of each of such certificates, no material misstatement

                      (s) Nextel shall have received the Audited Financial Statements.

                      (t) Nextel shall have received an agreement, in form and substance reasonably satisfactory to Nextel, from Vine Street Trust Company ("Vine"), providing, among other things, for (i) the release by Vine of all claims Vine may have against CellCall, (ii) Vine's consent to (A) the Merger and
(B) the assumption of any indebtedness owed by CellCall to Vine (the "Line of Credit") by Nextel, (iii) the termination of each of the Security Agreement and the Loan Agreement, dated as of March 10, 1995, between Vine and CellCall, and
(iv) an acknowledgment from Vine that Nextel may prepay the Line of Credit without restriction or penalty and that, upon such prepayment, all liens associated with the above-referenced Loan Agreement and Security Agreement shall be released; or, CellCall shall have paid off the Line of Credit in full and shall have caused the termination of all agreements with, and liens in favor of, Vine.

                      (u) Nextel shall have received a certificate of CellCall, signed by its Treasurer and dated the Closing Date, certifying as to the number of shares of Series C Preferred Stock which are Incentive Shares as of such date.

         8.3 Conditions to the Obligations of CellCall. The obligation of CellCall to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CellCall:

                      (a) Each of the representations and warranties of Nextel contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Nextel to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

                      (b) Nextel shall have delivered to CellCall a certificate signed by an officer of Nextel, dated the Closing, certifying, in form reasonably satisfactory to CellCall and its counsel, to the effect that to the best of the knowledge and belief of such officer, the conditions specified in
Section 8.1 as they relate to Nextel and in Section 8.3(a) have been fulfilled.

                      (c) CellCall shall have received an opinion, dated the Closing, from Jones, Day, Reavis & Pogue reasonably satisfactory in form and substance to CellCall.


                      ARTICLE IX. TERMINATION/EFFECTIVENESS

         9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

                      (a) By mutual written consent of CellCall and Nextel authorized by their respective Boards of Directors, at any time prior to the Closing.

                      (b) Prior to the Closing, by written notice to CellCall from Nextel authorized by the Board of Directors of Nextel, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of CellCall or any Subsidiary set forth in this Agreement, or if a representation or warranty of CellCall shall be untrue in any material respect, in either case such that the condition specified in Sections 8.8(a) or 8.8(b) would not be satisfied at Closing (a "Terminating CellCall Breach"), except that, if such Terminating CellCall Breach is curable by CellCall through the exercise of its reasonable best efforts, then, for up to thirty (30) days, but only as long as CellCall continues to exercise such reasonable best efforts, Nextel may not terminate this Agreement under this Section 9.1(b)(i) (the number of days elapsed prior to any such cure, the "CellCall Cure Period"), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

                      (c) Prior to the Closing, by written notice to Nextel from CellCall authorized by its Board of Directors, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel set forth in this Agreement, or if a representation or warranty of Nextel shall be untrue in any material respect, in either case such that the condition specified in Sections 8.3(a) or 8.3(b) would not be satisfied at Closing (a "Terminating Nextel Breach"), except that, if such Terminating Nextel Breach is curable by Nextel through the exercise of its reasonable best efforts then for up to 30 days, but only as long as Nextel continues to exercise such reasonable best efforts, CellCall may not terminate this Agreement under this Section 9.1(c)(i) (the number of days elapsed prior to any such cure, the "Nextel Cure Period"),
(ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

                      (d) By either Nextel or CellCall if the Merger shall not have been consummated on or before the first anniversary of this Agreement (provided the terminating party is not otherwise in material breach of any of its representations, warranties, covenants or agreements continued in this Agreement).

         9.2 Effect. Any termination of this Agreement, however effected, shall not release either Nextel or CellCall from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties (including, without limitation, Section 6.1 and, to the extent provided therein, in Section 10.6) and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

                            ARTICLE X. MISCELLANEOUS

         10.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

         10.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy, and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

                  (a)      If to Nextel, NFC or the Merger Sub, to:

                           Nextel Communications, Inc.
                           1505 Farm Credit Drive
                           Suite 100
                           McLean, Virginia  22102
                           Attention:  John Willmoth
                           Telephone No.:   (703) 394-3000
                           Telecopier No.:  (703) 394-3001

                           with a copy (which shall
                           not constitute notice) to:

                           Nextel Communications, Inc.
                           1505 Farm Credit Drive
                           Suite 100
                           McLean, Virginia  22102
                           Attention:  General Counsel
                           Telephone No.:   (703) 394-3000
                           Telecopier No.:  (703) 394-3001

                  (b)      If to CellCall, to:

                           CellCall, Inc.
                           1720 Fortune Court
                           Suite 106
                           Lexington, Kentucky  40509
                           Attention:  J. P. Harris
                           Telephone No.:   (606) 299-1444
                           Telecopier No.:  (606) 299-0404
                           with a copy (which shall
                           not constitute notice) to:

                           Hill & Barlow, a Professional Corporation
                           One International Place
                           Boston, Massachusetts  02110
                           Attention:  Thomas C. Chase, Esq.
                           Telephone No.:   (617) 428-3000
                           Telecopier No.:  (617) 428-3500

or to such other address or addresses as the parties may from time to time designate in writing.

         10.3 Assignment. Except as provided in Section 6.4, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         10.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, or any subsidiary of Nextel joining this Agreement under the circumstances described in Section 6.4, any right or remedies under or by reason of this Agreement.

         10.5 Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

         10.6 Expenses. Nextel shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel and accountants. CellCall, its Subsidiaries and each stockholder of CellCall shall bear their own legal, financial advisory and accounting fees and expenses incurred in connection with this Agreement and the transactions herein contemplated if such transactions shall be consummated. In no event will the expenses borne by CellCall and the Subsidiaries include expenses incurred by any CellCall stockholders or the officers and directors of CellCall and its Subsidiaries in connection with the transactions herein contemplated.

         10.7 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Unless otherwise stated, references to Sections, Articles or

Annexes refer to the Sections, Articles and Annexes to this Agreement.

         10.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9 Entire Agreement. This Agreement (together with the Schedules to this Agreement), constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among Nextel or its subsidiaries and CellCall or its Subsidiaries or by any Director or Directors or officer or officers of such parties relating to the transactions contemplated hereby, or incident hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

         10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

         10.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Nextel and CellCall which approval shall not be unreasonably withheld by any party; provided, however, that, subject to compliance with Section 6.1, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

                      IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                                     NEXTEL COMMUNICATIONS, INC.


                                                     By: /s/ John H. Willmoth
                                                        ________________________
                                                     Name: John H. Willmoth
                                                     Title: Vice President


                                                     NEXTEL FINANCE COMPANY


                                                     By: /s/ John H. Willmoth
                                                        ________________________
                                                     Name: John H. Willmoth
                                                     Title: Vice President


                                                     BLUEGRASS ACQUISITION CORP.


                                                     By: /s/ John H. Willmoth
                                                        ________________________
                                                     Name: John H. Willmoth
                                                     Title: Vice President


                                                     CELLCALL, INC.


                                                     By: /s/ J.P. Harris
                                                        ________________________
                                                     Name: J.P. Harris
                                                     Title: Chairman/CEO

                                   APPENDIX B

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262.   Appraisal rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock of the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section , or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 CELLCALL, INC.

                                 Proxy Card for
                         Special Meeting of Stockholders
                                 March 17, 1998

                          Record Date: February 3, 1998

                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF CELLCALL, INC.



         The undersigned stockholder of CellCall, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints J.P. Harris and Valerie L. Andrews as attorneys and proxies of the undersigned, with power of substitution to each attorney and substitute appointed with such power, for and in the name of the undersigned to vote and act, as directed below and with discretionary authority as to any other matters which may properly come before the meeting, at a Special Meeting of Stockholders of the Company to be held at the offices of Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110 at 10:00 a.m. on March 17, 1998, and at any postponement or adjournment thereof, upon and in respect of all shares of stock in the Company held by the undersigned, with all power the undersigned would possess if personally present at the meeting. The Special Meeting has been called for the purpose of voting on an Agreement of Merger and Plan of Reorganization dated April 22, 1997 (the "Merger Agreement") among the Company, Nextel Communications, Inc., Nextel Finance Company, Inc. and Bluegrass Acquisition Corp., in accordance with and as more fully described in the Prospectus Supplement dated February 9, 1998, which, together with the Prospectus dated January 12, 1998, is being mailed on February 11, 1998 to all stockholders of record on February 3, 1998, receipt of which is acknowledged. If fewer than all of said attorneys or substitutes shall be present and acting at any session of said meeting, then the one or more present shall have and may exercise all the powers granted herein to said attorneys. All proxies heretofore made by the undersigned in favor of others than the attorneys and proxies above named are hereby revoked. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
MERGER AGREEMENT.

/X/      PLEASE MARK VOTE
         AS IN THIS SAMPLE

To approve the Merger Agreement among the Company, Nextel Communications, Inc., NFC Finance Company, Inc. and Bluegrass Acquisition Corp. dated April 22, 1997.


           For           Against                          Abstain
           / /             / /                              / /

/ /      MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW


Please sign exactly as your name(s) is printed hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give title.


Date___________________________


_______________________________        _________________________________________
Printed Name                           Signature

Number of shares:                      Please sign exactly as your name appears
Class/Series:                          to the left.